   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1997
                                                     REGISTRATION NO. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    FORM S-1 REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                              ICON HOLDINGS CORP.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                           7359                            04-3314510
(State or Other Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification No.)
 Incorporation or Organization)     Classification Code Number)

                             600 MAMARONECK AVENUE
                         HARRISON, NEW YORK 10528-1632
                                  914/698-0600

    (Address, Including Zip Code, and Telephone Number, Including Area Code
                  of Registrant's Principal Executive Offices)

                             BEAUFORT J. B. CLARKE
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ICON HOLDINGS CORP.
                             600 MAMARONECK AVENUE

                             ---------------------

                         HARRISON, NEW YORK 10528-1632
                                  914/698-0600

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             Of Agent for Service)
                                   Copies To:

   ADOLFO R. GARCIA, ESQ.                 JOHN L. LEE, ESQ.              MICHAEL T. EDSALL, ESQ.
   DAVID A. CIFRINO, ESQ.      SENIOR VICE PRESIDENT & GENERAL COUNSEL     LANCE C. BALK, ESQ.
   MCDERMOTT, WILL & EMERY               ICON HOLDINGS CORP.                 KIRKLAND & ELLIS
       75 STATE STREET               31 MILK STREET, SUITE 1111         655 FIFTEENTH STREET, N.W.
 BOSTON, MASSACHUSETTS 02109         BOSTON, MASSACHUSETTS 02109         WASHINGTON, D.C.  20005
        617/345-5000                          617/338-4292                     202/879-5000

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================

          TITLE OF EACH CLASS OF            AMOUNT TO BE       PROPOSED MAXIMUM             PROPOSED MAXIMUM           AMOUNT OF
       SECURITIES TO BE REGISTERED           REGISTERED   OFFERING PRICE PER SHARE(2)  AGGREGATE OFFERING PRICE(2)  REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK, $.01 PAR VALUE                 14,375,000           $10.00                       $143,750,000             $43,560.61
(TO BE SOLD BY THE COMPANY)                    SHARES(1)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK, $.01 PAR VALUE                    924,314           $10.00                       $  9,243,140             $ 2,800.95
(TO BE SOLD BY THE SELLING SECURITY              SHARES
 HOLDERS)
------------------------------------------------------------------------------------------------------------------------------------

          TOTAL......................................................................................................   $46,361.55
====================================================================================================================================

(1) Includes 1,875,000 shares subject to an over-allotment option granted to the Underwriters by the Registrant. See "Underwriting."
(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(a) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: (i) one to be used in connection with an offering by the Company of newly issued shares of its Common Stock (the "Company Prospectus") and (ii) one to be used in connection with the secondary sale from time to time of up to 924,314 shares of Common Stock by Friedman, Billings, Ramsey & Co., Inc., the Representative of the Underwriters, which shares the Representative may acquire upon exercise of warrants to be granted by the Company to the Representative upon the consummation of the Offering (the "Selling Security Holders' Prospectus"). The Company Prospectus and the Selling Security Holders' Prospectus will be identical in all respects except for the alternate pages for the Selling Security Holders' Prospectus which are included herein after the final page of the Company Prospectus and are labelled "Alternate Page for Selling Security Holders' Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

                 SUBJECT TO COMPLETION, DATED OCTOBER 24, 1997
PROSPECTUS

********************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
********************************************************************************


                               12,500,000 SHARES

                              ICON HOLDINGS CORP.

                                  COMMON STOCK
                                   __________

     All of the shares of common stock, $.01 par value per share (the "Common Stock"), being offered hereby (the "Offering") are being sold by ICON Holdings Corp. (together with its subsidiaries, the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be
between $     and $    .  See "Underwriting" for a discussion of the factors
considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on The Nasdaq National Market under the symbol "ICOH."

                                  __________

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT
   SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.
                                  __________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                        UNDERWRITING
                   PRICE TO             DISCOUNTS AND          PROCEEDS TO
                    PUBLIC              COMMISSIONS(1)         COMPANY(2)
--------------------------------------------------------------------------------
Per Share       $                     $                       $
--------------------------------------------------------------------------------
Total (3)       $                     $                       $
================================================================================

(1) Does not reflect additional compensation payable by the Company in the form of warrants entitling Friedman, Billings, Ramsey & Co., Inc., the representative of the Underwriters (the "Representative"), to purchase up to 830,564 shares of Common Stock (924,314 shares if the Underwriters' over-allotment option is exercised in full). The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $750,000.
(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to an aggregate of 1,875,000 additional shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $   ,  $    and $    , respectively.  See "Underwriting."

                                  __________

   The shares of Common Stock offered by this Prospectus are being offered by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to the Underwriters' right to reject orders, in whole or in part, and to certain other conditions. It is expected that delivery of the shares to the Underwriters will be made at the office of the Underwriters on or
about    , 1997 against payment therefor in immediately available funds.

                                  __________

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                The date of this Prospectus is          , 1997

                             ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto, for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

   The Company intends to furnish to its stockholders annual reports containing audited financial statements and an opinion thereon expressed by its independent auditors, and quarterly reports containing unaudited interim financial information for the first three quarters of each year.



CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor should carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated herein, the information in this Prospectus (i) gives effect to a 8,000-for-1 stock split in the form of a dividend of the Company's Common Stock, effective as of the effectiveness of the Offering (the "Stock Split"), (ii) gives effect to the redemption of 4,000,000 shares of Common Stock by the Company simultaneously with the consummation of the Offering, (iii) gives effect to the redemption of 1,000 shares of Class B Common Stock simultaneously with consummation of the Offering by the Company, (iv) gives effect to the conversion of $1,112,760 (as of September 30, 1997) of indebtedness owed to a related party into 111,276 shares of Common Stock at an assumed initial public offering price of $10.00 per share, and (v) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Certain Transactions." The term "fiscal year" as used herein refers to the fiscal year of the Company ending on March 31 of such year.

                                  THE COMPANY

General

     The Company is a specialty finance company engaged in equipment leasing and financing. The Company intends to use the proceeds of the Offering primarily to acquire, for its own benefit, "seasoned" large ticket leases through secondary market transactions, which it will hold for investment. The Company historically has made such acquisitions exclusively on behalf of limited partnerships (the "ICON Partnerships") managed by its ICON Capital subsidiary. Since August 1996, when current management assumed control, the Company has invested, or committed to invest, more than $207 million (as measured by gross purchase price) on behalf of the ICON Partnerships in transactions such as aircraft leased to Airbus Industrie, US Airways, Continental Airlines, and Federal Express; marine vessels leased to Occidental Petroleum and SEACOR-Smit; over-the-road-trailer equipment leased to WalMart, drilling rig equipment leased to Rowan Companies; and networking equipment leased to America Online and Mazda Motors of America. The Company historically has made such acquisitions on behalf of the ICON Partnerships primarily because it lacked the capital to do so for its own benefit.

     Historically, the Company has engaged primarily in acquiring and managing for the benefit of the ICON Partnerships (i) "large ticket" leases (typically, leases of equipment with an original equipment cost in excess of $10 million such as aircraft and marine vessels), and (ii) to a lesser degree, "small ticket" leases (typically, leases of equipment with an original equipment cost less than $150,000 such as computers or store fixtures). From its inception in 1985 to September 30, 1997, ICON Capital has raised funds for seven ICON Partnerships, the proceeds of which have been invested in more than $843 million of equipment (based on gross purchase price) subject to lease. For the same period, net, cumulative chargeoffs for credit loss and write down for residual loss or impairment was 1.49% or $12.5 million on an aggregate gross purchase price of $843.2 million. Following the acquisition of ICON Capital by the Company in 1996, management elected to emphasize the acquisition of large ticket equipment subject to lease, based on its belief that such a strategy would present attractive profit opportunities and was well-suited to the experience of its new management team.

Strategy

     The Company's strategy is to accumulate a portfolio of seasoned large ticket leases acquired in the secondary market seeking highest total returns consistent with prudent risk management.

      Pursue Residual Value Opportunities. Elements of this strategy are as follows. The Company targets residual-value-based profit opportunities, which arise from equipment that has a long useful life and low technological obsolescence, or, to a lesser degree, equipment that is essential to the operations of the user, and therefore, in the opinion of the Company, is unlikely to be replaced or retired. The Company intends to focus on particular types of equipment which have these characteristics and for which a substantial pool of existing leases is believed to exist and which generally are believed to provide the Company with attractive opportunities, including but not limited to commercial aircraft, marine vessels, other transportation equipment and telecommunications equipment.

     Focus on Large Transactions Involving Creditworthy Lessees. A large percentage of the Company's recent acquisitions on behalf of the ICON Partnerships has consisted of the purchase of single, large items of equipment subject to lease with a user which is often investment grade rated or (in the case of closely held users) believed equivalent. Large ticket transactions of this type are expected to represent a large percentage of the Company's future investment activity. In such transactions, the Company acquires all rights, title and interest to the equipment and an existing lease agreement. Historically, such lease agreement would typically have already been in place for up to approximately twelve years (though sometimes longer) and would have a remaining lease term of two to seven years.

     Maximize End-of-Lease Residual Value. The Company intends to pursue all available alternatives in the maximization of its residual value positions, which may include negotiations with lessees as to the possible purchase or renewal of the lease upon expiry thereof, or the sale or re-lease of the equipment to a third party. In many cases, the amount of such realization may depend on the extent to which a leasing company may elect to take full advantage of its rights under the lease. The Company has a staff of professionals engaged in the review, analysis and negotiation of such end-of-lease provisions, with the objective of maximizing return and mitigating risk by enforcing all material aspects of the lease contract or negotiating other advantageous terms. From time to time, the Company will elect to have equipment returned to it and bear the risk that the redeployment of the equipment may take some time beyond the Company's original expectations. At the same time, the Company's positioning of itself as a capable manager of equipment that is willing to hold such off-lease equipment to maximize return is believed to improve the Company's position in end-of-lease negotiations and help insure that it has properly considered all reasonable options for maximization of its total return.

     Network of Contacts. The Company believes that its network of contacts and referral sources enable it to identify leasing and finance opportunities. The Company has an extensive referral network comprised of leasing companies, leasing brokers, investment bankers, attorneys, lenders, and equipment appraisers that refer transaction opportunities. The primary sellers of equipment subject to lease to the Company are commercial banks and other financial institutions, specialized lessors, manufacturing companies and utilities. The Company also possesses extensive knowledge developed over many years which enables the Company to strategically target known equipment lessors and recognize when they may be receptive to the Company's offer to purchase and may become sources of transaction opportunities.

     Target Particular Sellers. The Company will target prospective lease and financing transaction sellers that have certain characteristics, including but not limited to the following: companies which are no longer making lease investments, leasing companies which are publicly traded or which have a publicly traded parent company (and may from time to time seek out accounting gains to contribute to reported earnings), leasing companies which have an inadequate capital base to expand their leasing operations, diversified companies which could benefit from freeing up capital to utilize in their non-leasing business, companies which desire to contain residual value risk from leases held, and large equipment operators which may benefit from the sale and leaseback of used equipment.

     Capitalize on Lack of Efficiency in Secondary Market. No formal market mechanism exists for secondary lease transactions, and the Company believes that it is one of very few participants focusing on secondary market transactions. As a result, the Company has found, and expects to continue to find, that a number of its acquisitions are noncompetitive, which may enhance total return prospects. In particular, because the Company is not burdened with the institutional constraints of many leasing companies, banks or other balance-sheet lenders, to avoid residual value exposure or to provide a tax deferral mechanism for a parent company, it may be in a position to retain a competitive advantage over such potential competition by outbidding any such interested parties or accommodating other seller's objectives through creativity and flexibility, if necessary.

Industry Overview

     The size of the market for seasoned leases is primarily a function of the number of leases completed in the past, adjusted downward for leases that have expired or the number of leases that are not true leases. From 1987 through the end of 1997, ELA estimates that greater than $1.0 trillion in equipment will have been leased in the United States. In the Company's experience, at any time after the inception of a new equipment lease, a lessor thereunder may consider the sale of its ownership interest. In such a secondary market sale, all right, title and interest in the equipment and the lease are conveyed to a purchaser that will typically receive all of the proceeds therefrom after the purchase date. Sellers of secondary market transactions are believed to have one or more of the following objectives in seeking and consummating such a sale:

     . Realization of book profit by selling at a premium to book value because the fair market value of the equipment is above such book value.

     . Removal of the perception of a risk of return of equipment by a user at lease expiry and a possible loss from the sale of equipment at a discounted price to a dealer or at auction.

     . Disposition of investments which are not associated with the seller's core business.

     .    Removal of perceived credit risk from the seller's balance sheet.

     . Repositioning of the seller's tax-motivated investment portfolio resulting from a change in tax law, change in the seller's profit base or outlook, or the seller becoming subject to alternative minimum tax.

     . Freeing up capital for investment in core business activities (which may include making new lease investments in the case of leasing company sellers).

Management

     The senior executives of the Company have extensive experience in equipment lease financing and, the Company believes, a record of success in the acquisition of seasoned leases in the secondary market. Beaufort J. B. Clarke, the Chairman and Chief Executive Officer of the Company, has more than twenty years of senior management experience in the leasing industry, including chief executive at Griffin Equity Partners, Inc. and Gemini Financial Holdings, Inc., both equipment leasing companies engaged in the acquisition of seasoned leases in the secondary market. He was a Vice President and one of the founders of Encore International, Inc., prior to its becoming AT&T Systems Leasing. Paul B. Weiss and Thomas W. Martin, the Executive Vice Presidents of the Company, have approximately 10 and 15 years of experience in the industry, respectively. Each worked with Mr. Clarke at Griffin Equity Partners and Gemini Financial Holdings, in addition to other positions in the industry. These three individuals and the four senior vice presidents of the Company together have more than 130 years of combined experience in the equipment leasing industry.

                              ____________________

          The Company is a Delaware corporation incorporated in May 1996 for the purpose of acquiring ICON Capital Corp., a Connecticut corporation organized in 1985, and an affiliate thereof. The Company's principal executive offices are located at 600 Mamaroneck Avenue, Harrison, New York 10528 and its telephone number at such address is (914) 698-0600.

                                  THE OFFERING

Common Stock offered by
 the Company.......................  12,500,000 Shares

Common Stock to be outstanding
 after the Offering................  16,611,276 Shares (1)(2)(3)

Use of Proceeds....................  To acquire equipment subject to lease and financing transactions, to redeem 4,000,000
                                     shares of Common Stock for $7.2 million and
                                     other consideration, to repay indebtedness
                                     of approximately $4.8 million, and for
                                     general corporate purposes, including, but
                                     not limited to, working capital. See "Use
                                     of Proceeds" and "Certain Transactions."

Proposed Nasdaq National
 Market symbol.....................  ICOH

_______________
(1) Does not include: (i) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan, of which options to purchase approximately 1,200,000 shares of Common Stock are expected to be granted upon the consummation of the Offering at an exercise price per share equal to the initial public offering price issuable under; (ii) 200,000 shares of Common Stock to be reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 30,000 shares of Common Stock are expected to be granted upon the consummation of the Offering at an exercise price per share equal to the initial public offering price; (iii) 498,338 shares of Common Stock issuable under warrants to be granted to a related party upon the consummation of the Offering at an exercise price per share equal to the initial public offering price; and (iv) 830,564 shares of Common Stock subject to warrants to be granted to the Representative of the Underwriters at an exercise price per share equal to the initial public offering price. See "Executive Compensation--1997 Stock Option Plan," "--1997 Non-Employee Directors Plan," "--Employment and Severance Agreements," "Certain Transactions" and "Underwriting."

(2) Does not include 4,000,000 shares of Common Stock to be redeemed by the Company simultaneously with the consummation of the Offering. See "Certain Transactions."

(3) Includes 111,276 shares of Common Stock to be issued to a related party upon conversion of $1,112,760 (as of September 30, 1997) of indebtedness at an assumed initial public offering price of $10.00 per share.

                                  RISK FACTORS

          Certain statements contained herein expressing the beliefs and expectations of the Company regarding its future results or performance are forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ significantly from the results discussed in such forward-looking statements. For a discussion of important factors that could cause or contribute to such differences, see "Risk Factors" beginning on page 8.

            SUMMARY CONSOLIDATED AND COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following summary consolidated and combined financial data should be read in conjunction with the Consolidated and Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The audited consolidated and combined financial data set forth below as of and for the fiscal years ended March 31, 1997, 1996 and 1995 have been derived from the consolidated and combined audited financial statements of the Company. The consolidated and combined financial data as of and for the three and six months ended September 30, 1997 and September 30, 1996 are unaudited, but have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for these periods. Consolidated and combined operating results for the six months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year.

                                                                                (Unaudited)                (Unaudited)
                                                                                Six Months                 Three Months
                                          Year Ended March 31,              Ended September 30,         Ended September 30,
                                    ---------------------------------     -----------------------     ----------------------
                                      1995         1996       1997(1)       1996          1997(1)       1996         1997(1)
                                      ----         ----       ----          ----          ----          ----         ----
Statement of Income Data:
  Revenues:
   Fees - managed
     partnerships                   $ 8,437      $ 9,376      $12,180     $ 5,661        $ 5,315      $ 3,479        $ 3,084
   Rental income from
     operating lease                    661        1,010        1,542       1,028           -             514           -
   Interest income and other
     income                              37           59          120          23            204           15             28
                                    -------      -------      -------     -------        -------      -------        -------
        Total revenues                9,135       10,445       13,842       6,712          5,519        4,008          3,112
                                    -------      -------      -------     -------        -------      -------        -------


  Expenses:
   Selling, general, and
     administrative                   7,190        8,495        8,208       3,962          4,421        1,938          2,215
   Depreciation and
     amortization                     1,030        1,455        2,098       1,162            374          606            146
   Interest expense                     389          361          809         277            354          183            152
   Amortization of goodwill            -            -             574          95            457           95            229
   Other                                225         -            -           -              -            -              -
                                    -------      -------      -------     -------        -------      -------        -------

        Total expenses                8,834       10,311       11,689       5,496          5,606        2,822          2,742
                                    -------      -------      -------     -------        -------      -------        -------

   Income (loss) before
     provision for
     income taxes                       301          134        2,153       1,216            (87)       1,186            370

   Provision for
     income taxes                       138           75        1,128         605             99          605            191
                                    -------      -------      -------     -------        -------      -------        -------

   Net income (loss)                $   163      $    59      $ 1,025     $   611        $  (186)     $   581        $   179
                                    =======      =======      =======     =======        =======      =======        =======

Weighted average number of
  Common Shares outstanding            -            -            -           -        17,940,178         -        17,940,178

Earnings per Common Share
  Outstanding                          -            -            -           -        $    (0.01)        -        $    (0.01)

                                                                                                 (Unaudited)       (Unaudited)
                                                                                                   (Actual)        (As Adjusted)
                                                              March 31,                          September 30,     September 30,
                                                -------------------------------------            -------------     -------------
                                                  1995          1996          1997(1)                 1997             1997
                                                  ----          ----          ----                    ----             ----
Balance Sheet Data:

  Assets:
   Cash                                         $     391     $     185     $     747               $     157        $ 103,547
   Receivables from
    managed partnerships                            1,915         2,023         1,324                   1,360            1,360
   Prepaid and other assets                           552           790           580                   1,104            1,104
   Fixes assets and
    leasehold improvements,
    net                                               952           781           752                     686              686
   Goodwill, net                                      -             -           8,270                   7,813            7,813
   Investment in operating
    lease, net                                      4,913         4,261           -                       -                -
                                                ---------     ---------     ---------               ---------        ---------
       Total assets                             $   8,723     $   8,040     $  11,673               $  11,120        $ 114,510
                                                =========     =========     =========               =========        =========

  Liabilities and Stockholders' Equity:
   Accounts payable and
    accrued expenses                            $     517     $     872     $   1,648               $   1,203        $     513
   Subordinated notes
    payable                                           -             -           2,399                   2,213              -
   Notes payable                                    5,332         4,308         3,538                   3,402              600
   Deferred income
    taxes, net                                        410           484         1,533                   1,632            1,632
   Deferred management
    fees - managed
    partnerships                                      715           668           758                     789              789
                                                ---------     ---------     ---------               ---------        ---------
       Total liabilities                            6,974         6,332         9,876                   9,239            3,534
                                                ---------     ---------     ---------               ---------        ---------

Redeemable Stock                                      -             -             -                       270              -

Stockholders' equity                                1,749         1,708         1,797                   1,611          110,976
                                                ---------     ---------     ---------               ---------        ---------
      Total liabilities
       and stockholders'
       equity                                   $   8,723     $   8,040     $  11,673               $  11,120        $ 114,510
                                                =========     =========     =========               =========        =========

_______________

(1) The Company acquired ICON Capital and ICON Securities in a business combination accounted for as a purchase in August 1996. See Note 2 to the Notes to Consolidated and Combined Financial Statements as of March 31, 1997. As a result of such acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts for the year ended March 31, 1997 and the three and six months ended September 30, 1997 are not comparable to the other periods presented in this table.

                                  RISK FACTORS

   An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby. The risk factors set forth below and elsewhere in this Prospectus should be read as accompanying "forward-looking statements" which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "plans," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The Company's actual results could differ materially from those anticipated in such forward looking statements.

SIGNIFICANT UNALLOCATED USE OF NET PROCEEDS

   The equipment subject to leases and financing transactions to be acquired or entered into by the Company with the proceeds of the Offering have not been determined as of the date of this Prospectus, and the Company's management will have complete discretion in investing the proceeds of the Offering. Investors in the Offering must therefore rely solely on the judgment and ability of the Company's management with respect to the selection of lessees, the purchase of equipment, the incurring of indebtedness, the negotiation of the terms of purchases of equipment subject to leases and financing transactions, and other aspects of the Company's business and affairs. There is no way of reliably anticipating what types of equipment subject to leases and financing transactions will be available on reasonable terms when the Company is ready to invest its funds. In addition, the Company may seek growth through the acquisition of other equipment leasing companies, although it has no current acquisition candidates. If the Company does pursue such acquisitions, its inability to, among other things, assimilate the operations, services, products and personnel of acquired companies, or meet expected revenue and income levels of such acquired companies, could have a material adverse effect on the Company. The Company may vary its portfolio, may invest a substantial portion of the proceeds of the Offering in types of equipment, financing transactions or strategic business acquisitions other than those described below under the caption "Business--Strategy" or may invest in the identified types of equipment or financing transactions to a greater degree than currently anticipated. See "Business."

   The Company intends to invest the proceeds of the Offering in short-term, readily marketable, interest bearing government treasury or equivalent securities until the Company otherwise employs such proceeds in the acquisition of equipment subject to lease or financing transactions. Although the Company believes that it will be able to engage in a number of such transactions expeditiously following the Offering, until such time as the Company does so, the applicable portions of the proceeds of the Offering will be temporarily invested in such interest bearing securities. See "Use of Proceeds."

RESIDUAL EQUIPMENT VALUE RISKS

   The Company intends to utilize a major portion of the proceeds of the Offering to accumulate a portfolio of equipment subject to lease. The Company expects that in many transactions that it may pursue, only a portion of its investment, if any, will be recovered from the contractual obligation of the lessee to pay rent. As a result, the recovery of its investment and realization of a return is expected to depend, at least in part and perhaps entirely, on the Company's success in remarketing its equipment. Numerous factors, many of which are beyond the control of the Company, may have an impact on the Company's ability to remarket a particular asset in a satisfactory manner. Among the factors are general market conditions and economic conditions such as the strength or weakness of the economy, interest rates, and inflation; regulatory changes affecting particular classes of assets; changes in the supply or cost of particular assets, and technological developments; the condition of the equipment and general conditions in the industry utilizing such assets. Consequently, there can be no assurance that the Company's estimated residual value for particular equipment purchased will be realized. The Company's inability to remarket equipment on favorable terms (including with respect to its book value) could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH ACQUISITION OF SEASONED LEASES

   The Company will focus on making acquisitions in the secondary market for "seasoned" leases. Such transactions have more residual value exposure than "primary" market deals for new equipment in which, typically, a greater percentage of a lessor's investment is recovered from rental payments under the lease. Although secondary market leases have the benefit of providing the Company with (i) a historical payment performance record on the part of the lessee and (ii) the opportunity to perform due diligence on the maintenance and utilization of equipment subject to such leases, the acquisition of secondary market leases typically requires that the Company accept all aspects of the existing lease without the ability to modify its terms. The Company may seek indemnification from the selling party for issues that the Company identifies in reviewing a proposed transaction, such as incomplete documentation or damage to equipment, or for risks that the Company is not, due to the "secondary" nature of the transaction, able to fully investigate. The ability of the Company to successfully profit from seasoned lease transactions depends on its capability to analyze such underlying risks and adequately address such risks or, when necessary, to avoid transactions where the risks presented are unacceptable. A failure by the Company to properly evaluate the risks in any one or more seasoned lease transactions could have a material adverse effect on the Company. See "Business--Strategy."

DEPENDENCE ON CREDITWORTHINESS OF LESSEES

   The failure of a lessee to make required rental payments would constitute an event of default which, in a large ticket equipment lease, could have a material adverse effect on the Company. In the case of a default with respect to a leveraged lease, a lender thereto might choose to foreclose on the equipment and dispose of it; or, in the case of a "single investor" lease (a lease not structured as a leveraged lease), the Company could be required to foreclose on the equipment in an effort to recover its investment. If the liquidation proceeds from the sale of repossessed equipment are materially less than its book value, the Company would realize a significant loss. If a lessee were to seek protection under the federal Bankruptcy Code, then either the lessee, as debtor-in possession, or the bankruptcy trustee, would have the option of assuming, rejecting or, subject to certain conditions, assigning to a third party any of the debtor's unexpired lease and financing transactions. If such a lessee were to reject any of such equipment leases, such rejection could have material adverse effect on the Company. See "Business--Selection of Lease Investment Opportunities."

LACK OF EXPERIENCE REMARKETING CERTAIN EQUIPMENT TYPES

   The Company will consider most equipment types (subject to lease) that meet its investment policy and philosophy, including equipment types that the Company has no actual experience in remarketing at lease expiry. In establishing a book residual value expectation for equipment subject to lease that it acquires, the Company will rely on information it gathers from many sources, including estimates of future value from independent appraisers retained by the Company. To the extent that such appraisals are materially incorrect because of market forces, the failure of an appraiser to fully and completely evaluate the equipment or a lack of credentials or experience necessary for the appraiser to render a valuation opinion, the Company could face a partial or total loss of its investment, which could have a material adverse effect on the Company. See "Business--Selection of Lease Investment Opportunities."

RISKS ASSOCIATED WITH USE OF LEVERAGE

   The Company plans to make extensive use of borrowed funds on a recourse or non-recourse basis. As long as the cost of such funds used to defray a portion of the purchase price for equipment subject to lease is less than the risk adjusted yield which the Company expects to achieve from such investment, the expected profit opportunity from such investment would be enhanced by adding leverage. To the extent borrowed funds are used to finance a portion of the acquisition cost, the Company would experience increased sensitivity in the percentage gain or loss on the equity portion of its investment. In the case where the Company incurs recourse indebtedness, a loss could result in a claim against the Company for the amount of any deficiency.

DEPENDENCE ON KEY MANAGEMENT

   The Company's business operations are dependent in substantial part upon the expertise of certain key employees. Loss of the services of such employees, particularly Beaufort J. B. Clarke, the Chairman and Chief Executive Officer of the Company, and Paul B. Weiss, Vice Chairman and Executive Vice President of the Company, could have a material adverse effect on the Company's business. The Company has entered into employment agreements with certain executives including Messrs. Clarke and Weiss. See "Management" and "Executive Compensation--Employment and Severance Agreements."

LIMITED TENURE OF CURRENT MANAGEMENT AT THE COMPANY

   The Company was founded in May 1996 for the purpose of acquiring the established business of ICON Capital Corp. ("ICON Capital"). Although a number of the employees of ICON Capital prior to the acquisition continue to be employed by the Company, the three top executives of the Company were members of the acquisition group, have since made significant changes to the Company's strategies and operations and may further alter and expand the Company's business activities upon completion of the Offering. Although these executives have substantial experience in the equipment leasing industry, investors in the Offering have a limited history of the Company as operated under its current management on which to base an evaluation of the Company and its prospects. See "Business--Strategy" and "Management."

RISK OF CHANGES IN TAX LAWS OR ACCOUNTING PRINCIPLES

   Any change to current tax laws or generally accepted accounting principles that makes operating lease financing of new equipment or purchases or sales in the secondary market of equipment subject to leases less attractive could have a material adverse affect on the Company. Leasing industry activities can be substantially affected by such considerations, and there is no way to reliably anticipate which such changes are likely to occur or the effect of such changes on the Company's markets or ability to adapt to such changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

   The equipment leasing business is very competitive. In the market for large ticket equipment lease transactions, the Company competes with larger, more established companies, some of which may in the future determine that the secondary market for seasoned lease transactions is a market to which they wish to devote increased resources. Many of these companies may have a lower cost of funds than the Company, access to capital markets and other funding sources that may be unavailable to the Company, and extensive experience in identifying attractive investment opportunities in the leasing industry. In addition, this potential for increased competition for seasoned leases could hinder the Company's efforts to differentiate itself and to compete effectively.

   In the small-ticket leasing sector, the Company competes for customers with a number of national, regional and local finance companies, equipment manufacturers that finance the sale or lease of their products themselves, commercial lenders, and other traditional types of financial services companies. Such competitors may have competitive advantages, and such competition may make certain transactions less attractive to the Company and make securitizations more difficult to accomplish. The failure of the Company to compete in the markets in which it participates may have a material adverse effect on the Company. See "Business--Competition."

POTENTIAL CONFLICTS WITH ICON PARTNERSHIPS

   Due to ICON Capital's fiduciary and contractual obligations in its capacity as general partner of public, income-oriented, limited partnerships (the "ICON Partnerships"), which it has sponsored and managed since 1988, ICON Capital is required to invest capital on behalf of the ICON Partnerships in a manner which may compete with the Company's investment objectives and have the effect of reducing the availability of suitable transactions for the Company and increasing the time it will take to fully invest the proceeds of the Offering. Under the agreements establishing the ICON Partnerships, ICON Capital has agreed to refer investment opportunities to the partnerships until such time as all initial capital contributions of the limited partners have been fully invested or committed in certain investments (as defined) and specified reserves (as defined), subject to limitations such as the ICON Partnerships' purchasing capacities, equipment type, structure of lease or creditworthiness of the transaction. See "Business--Current Businesses of the Company--ICON Capital Corp." and "Business--Resolution of Potential Conflicts of Interest."

UNINSURED LOSSES

   The Company's leases and financing transactions generally require lessees and users to arrange, at their own expense, for comprehensive insurance (including fire, liability and extended coverage) and to assume the risk of loss of the equipment or the collateral securing the leases or financing transactions, whether or not insured. When the lessee or user is not required to provide such insurance, the Company will generally arrange for insurance at its own expense. Generally, the Company is required to be named as an additional insured on liability insurance policies carried by lessees, with the Company's lenders normally required to be identified as the payee for loss and damage to the equipment. The Company monitors compliance with the insurance provisions of the leases. From time to time, however, certain types of catastrophic losses (e.g., losses due to war or earthquakes) are either uninsurable or prohibitively costly to insure. Should an uninsured loss occur with respect to equipment or collateral securing the leases and financing transactions, or should the Company experience an uninsured loss or partially insured claim, or have a claim for which third-party indemnification is not available, the Company could suffer a total loss of its investment. Ownership of certain types of capital equipment, such as aircraft or marine vessels, could also entail exposure to product liability claims, in the event that the use of such equipment is alleged to have resulted in bodily injury or property damage. To date, the Company has not experienced any significant uninsured or insured claims and has not experienced any product liability claims related to its equipment. See "Business-- Origination, Evaluation and Completion of Transactions."

INTERNATIONAL RISKS

     The Company intends to increase its leasing and finance activities in foreign markets generally, and in Europe in particular. Such transactions may present greater risks to the Company because certain foreign laws, regulations and judicial procedures may not be as protective of lessor rights as those which apply in the United States. In addition, many foreign countries have currency and exchange laws regulating the international transfer of currencies. When possible, the Company will seek to minimize its currency and exchange risks by negotiating transactions in U.S. dollars and denominate guarantees obtained to support various lease agreements in U.S. dollars. In addition, political instability abroad and changes in international policy may also present risks associated with the possible expropriation of certain of the Company's leased equipment, such as aircraft. Certain countries have no registration or other recording system with which to locally establish the Company's or its lender's interest in equipment, potentially making it more difficult for the Company to prove its interest in collateral in the event that it needs to recover such property located in such a country. See "Business--Strategy."

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

   Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Representative based on the factors described under "Underwriting." The price at which the Common Stock will trade in the public market after the Offering may be less than the initial public offering price. See "Underwriting."

   The market price of the Common Stock after the Offering could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in general market conditions and other events or factors. The volatility of the stock market, in general, could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets.

FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's quarterly results of operations are susceptible to fluctuations for a number of reasons, including, without limitation, any decline in expected residual value realizations related to the equipment the Company leases, the timing of specific transactions and other factors. Also, quarterly results with respect to its small ticket leasing securitization activities may fluctuate due to a number of factors, including, among others, the completion of a securitization transaction in a particular calendar quarter (or the failure to complete such a securitization transaction) and the interest rate on the securities issued in connection with such securitization transactions, variations in the volume of leases funded by the Company, differences between the Company's cost of funds and the average implicit yield to the Company on its leases prior to being securitized, the effectiveness of the Company's hedging strategy, the degree to which the Company encounters competition in its markets and general economic conditions. Quarterly operating results could also fluctuate as a result of the sale by the Company of equipment in its lease portfolio to the lessee or to a third party at the expiration of a lease term or prior to such expiration. Such sales of equipment may have the effect of increasing revenues and net income during the quarter in which the sale occurs, and reducing revenues and net income otherwise expected in subsequent quarters. In the event the Company's revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such a shortfall could have an immediate and significant adverse impact on the market price of the Common Stock. Any such adverse impact could be greater if any such shortfall occurs near the time of any material decrease in any widely followed stock index or in the market price of the stock of one or more public equipment leasing and financing companies or major customers of the Company. Given the possibility of such fluctuations, the Company believes that comparisons of the results of its operations for one quarter should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

INVESTMENT COMPANY ACT CONSIDERATIONS

   The regulatory scope of the Investment Company Act of 1940 (the "Investment Company Act") extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading securities. The Investment Company Act also may apply to a company which does not intend to be characterized as an investment company, but which, nevertheless, engages in activities that bring it within the Investment Company Act's definition of an investment company. The Company believes that its anticipated activities as described in this Prospectus will not subject the Company to registration and regulation under the Investment Company Act. The Company will avail itself of a safe harbor rule that will exempt it from the Investment Company Act for a period of one year, provided certain conditions are met. Thereafter, the Company intends to remain exempt from investment company regulation either by not engaging in investment company activities or by qualifying for the exemption from investment company regulation available to any company that has no more than 45 percent of its total assets invested in, and no more than 45 percent of its income derived from, investment securities, as defined in the Investment Company Act.

   There can be no assurance that the Company will be able to avoid registration and regulation as an investment company. In the event the Company is unable to avail itself of an exemption or safe harbor from the Investment Company Act, the Company may become subject to certain restrictions relating to the its activities, as noted below. The Investment Company Act imposes substantive requirements on registered investment companies, including limitations on capital structure, restrictions on certain investments, prohibitions on transactions with affiliates and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations. Registration as an investment company, should it become necessary, could have a material adverse effect on the Company.

ANTI-TAKEOVER PROVISIONS

   Certain provisions of law, the Company's Certificate of Incorporation as amended and restated upon consummation of the Offering (the "Restated Charter") and its By-laws, could make more difficult the removal of incumbent officers and directors and the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions include authorization of the issuance of up to 10,000,000 shares of Preferred Stock with such characteristics that may render it more difficult or tend to discourage a merger, tender offer or proxy contest. The By-laws also provide that, after the Offering, shareholder action can be taken only at an annual or special meeting of its shareholders and may not be taken by written consent. See "Description of Capital Stock--Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and By-laws."

SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the Offering, the Company will have 16,611,276 shares of Common Stock outstanding. The 12,500,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act; shares held by affiliates will be subject to resale limitations of Rule 144. All of the remaining outstanding shares of Common Stock will be held by affiliates and available, subject to Rule 144 volume as well as other limitations, for resale beginning 180 days after the date of this Prospectus. Also, the Representative will be granted warrants exercisable for 830,564 shares (924,234 shares if the Underwriter's over-allotment is exercised) of Common Stock at the initial public offering price, which shares have been registered by separate prospectus under the Registration Statement of which this

Prospectus is a part, for resale from time to time after a 180-day period following the consummation of the Offering. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Eligible for Future Sale." Each of the Company, its existing stockholders, and its executive officers and directors has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., as the Representative of the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

NO DIVIDENDS

   The Company has not paid any dividends on its Common Stock to date. The payment of any dividends will be within the discretion of the Company's Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

   Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their shares in the amount of $3.79 per share. If the Company issues additional Common Stock in the future, including shares which may be issued pursuant to earn-out arrangements, option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock. See "Dilution."

                                USE OF PROCEEDS

   The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting estimated underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $115.5 million (approximately $132.9 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $10.00 per share. The Company intends to use the net proceeds of the Offering to acquire equipment subject to lease and financing transactions, to redeem 4,000,000 shares of Common Stock for $7.2 million and other consideration, to repay indebtedness (including a premium of approximately $225,000) of approximately $3.4 million currently bearing interest at a fixed annual rate of 11.5% and with a maturity of July 31, 2000 and indebtedness owed to a related party of approximately $1.4 million currently bearing interest at a fixed annual rate of 12.5% and due in 2001, and for general corporate purposes, including, but not limited to, purchases of equipment subject to lease, acquisitions of related businesses and working capital. See "Certain Transactions". Other than the specified purposes set forth above, the Company's management will have complete discretion to apply the proceeds of the Offering towards general corporate purposes. The Company does not have any agreements or understandings with respect to any acquisitions at the present time.

   Pending use of the net proceeds as described above, the Company intends to invest such proceeds in short-term readily marketable, interest-bearing government treasury obligations and equivalent securities.

                                DIVIDEND POLICY

   The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant.

                                 CAPITALIZATION

   The following table sets forth (i) the actual capitalization of the Company at September 30, 1997 and (ii) the capitalization of the Company as adjusted to give effect to the sale of 12,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated and Combined Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                                       AS OF SEPTEMBER 30, 1997
                                                                    -------------------------------
                                                                                     UNAUDITED
                                                                      ACTUAL        AS ADJUSTED
                                                                    ----------  -------------------
Due to stockholder (1)............................................  $  140,000        $          -
Notes payable -- recourse (2).....................................   3,402,249             600,000
Subordinated notes payable -- related party (3)(1)................   2,213,399                   -
Redeemable Stock (4)..............................................     269,576                   -
Stockholder's equity:
  Common Stock:  $.01 par value per share; 50,000,000 shares authorized; 1,000 shares outstanding, actual (5);
        16,611,276 shares outstanding, as adjusted (6)............          10             206,113
  Preferred Stock:  $.01 par value per share; 10,000,000 shares
        authorized; no shares outstanding actual and as adjusted..           -                   -
  Additional paid-in capital......................................     133,990         116,462,753
  Retained earnings...............................................   1,476,818           1,476,818
Less:  Treasury shares (4)                                                   -          (7,169,643)
                                                                    ----------        ------------
        Total stockholder's equity................................   1,610,818         110,976,041
                                                                    ==========        ============
        Total capitalization......................................  $7,636,042        $111,576,041
                                                                    ==========        ============

_______________

(1) Adjusted to give effect to the redemption of 4,000,000 shares of Common Stock from a related party for $7,169,643 and repayment of a portion of the subordinated notes payable (including accrued interest) of $1,290,357 and payment to a stockholder of $140,000 and other consideration. See Note __ of the Notes to Consolidated and Combined Finance Statements of the Company as of September 30, 1997 and "Certain Transactions."
(2) Adjusted to give effect to the repayment of $3,090,334 in indebtedness. See "Use of Proceeds" and "Certain Transactions."
(3) As adjusted to effect the conversion of indebtedness (including accrued interest) of $1,112,760 owed to a related party into 111,276 shares of Common Stock at an assumed initial public offering price of $10.00 per share. See "Certain Transactions."
(4) Adjusted to give effect to the redemption of shares of Class B Common Stock for approximately $349,000. See "Use of Proceeds" and "Certain Transactions."
(5) Does not give effect to the Stock Split of the Common Stock effective upon the effectiveness of the Offering.
(6) Adjusted to give effect to the Stock Split.

                                    DILUTION

   The deficit in net tangible book value of the Company at September 30, 1997 was ($6,202,349) or ($.37) per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Adjusting for the sale by the Company of the 12,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the net tangible book value of the Company, as adjusted, at September 30, 1997 would have been $87,740,767, or $6.21 per share. This amount represents an immediate dilution to new investors of $3.79 per share and an immediate increase in as adjusted net tangible book value per share to existing stockholders of $6.58 per share. The following table illustrates this per share dilution to new investors:

   Assumed initial public offering price per share................                          $ 10.00

     Net tangible book value per share at September 30, 1997......        ($0.37)

     Increase in net tangible book value per share resulting from
      the Offering................................................       $  6.58
                                                                         -------

   Net tangible book value per share after the Offering...........                          $  6.21
                                                                                            -------

   Dilution to new investors......................................                          $  3.79
                                                                                            =======

   If the Underwriters' over-allotment option is exercised in full, the increase in net tangible book value per share attributable to the Offering, net tangible book value per share after the Offering, and dilution to new investors would be $6.86, $6.52 and $3.48, respectively.

   The following table sets forth at September 30, 1997, after giving effect to the sale of the Common Stock offered by the Company in the Offering: (i) the number of shares of Common Stock purchased by existing stockholders from the Company, the total consideration and the average price per share paid to the Company for such shares; (ii) the number of shares of Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and (iii) the percentage of shares purchased from the Company by the existing stockholders and the new investors and the percentages of consideration paid to the Company for such shares by the existing stockholders and new investors.

                               SHARES PURCHASED     TOTAL CONSIDERATION
                             --------------------  ----------------------
                               NUMBER    PERCENT      AMOUNT     PERCENT   PRICE PER SHARE
                             ----------  --------  ------------  --------  ---------------
Existing Stockholders (1)..   4,111,276     24.8%  $  1,179,760      0.9%           $ 0.29
New Investors..............  12,500,000     75.2   $125,000,000     99.1             10.00
                             ----------    -----   ------------    -----
   Total...................  16,611,276    100.0%  $126,179,760    100.0%

_____________
(1) Does not include: (i) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan, of which options to purchase approximately 1,200,000 shares of Common Stock are expected to be granted upon the consummation of the Offering at an exercise price equal to the initial public offering price per share; (ii) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 30,000 shares of Common Stock are expected to be granted upon the consummation of the Offering at an exercise price per share equal to the initial public offering price; (iii) 498,338 shares of Common Stock subject to warrants to be granted to a related party upon the consummation of the Offering at an exercise price per share equal to the initial public offering price; and (iv) 830,564 shares of Common Stock subject to warrants to be granted to the Representative of the Underwriters at an exercise price per share equal to the initial public offering price. See "Management--1997 Stock Option Plan" "--Employment and Severance Agreements," and "--1997 Non-Employee Directors' Stock Plan," "Certain Transactions" and "Underwriting."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The tables on the following pages present (i) selected audited (to the extent described below) and unaudited historical financial data of the Company and its wholly owned subsidiaries, and (ii) selected unaudited pro forma financial data after giving effect to the acquisition by the Company in August 1996 of ICON Capital and its affiliate, ICON Securities Corp. ("ICON Securities"), as if such acquisitions had occurred at the beginning of the fiscal year ended March 31, 1997.

     The Company's historical data for the period from August 21, 1996 to March 31, 1997 is based on the audited historical financial statements of the Company. The Company's historical data for the three- and six-month periods ended September 30, 1997 and for the period from August 21, 1996 (formation of the Company) to September 30, 1996 have been derived from the unaudited financial statements of the Company appearing elsewhere herein, which financial statements have been prepared on the same basis as the Company's audited financial statements and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The Company's results of operations for the three- and six-month periods ended September 30, 1997 are not necessarily indicative of results for the entire year ending March 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

     The ICON Capital and ICON Securities historical data for each of the years in the four-year period ended March 31, 1996 and for the period from April 1, 1996 to August 20, 1996 is based on the audited historical financial statements of ICON Capital and ICON Securities. The ICON Capital and ICON Securities historical data for the period from July 1, 1996 to August 20, 1996 have been derived from the unaudited interim financial statements of ICON Capital and ICON Securities, which financial statements have been prepared on the same basis as ICON Capital's and ICON Securities' audited financial statements and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

     The unaudited pro forma financial information presents the consolidated results of operations of the Company as if the acquisitions of ICON Capital and ICON Securities had occurred at the beginning of the fiscal year ended March 31, 1997, after giving effect to certain adjustments, including the amortization of goodwill (i.e., costs in excess of net assets of businesses acquired), increased interest expense from debt assumed to have been issued to fund the acquisition, elimination of management fees paid to a former parent of ICON Securities, and the income tax effects of the aforementioned. This pro forma financial information does not necessarily reflect the results of operations as they would have been if the Company, ICON Capital and ICON Securities had constituted a single entity during such periods and is not necessarily indicative of results which may be obtained in the future.

     This data should be read in conjunction with the consolidated financial statements of the Company and the combined financial statements of ICON Capital and ICON Securities, and the related notes thereto, included elsewhere herein and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus. See "Pro Forma Condensed Consolidated Financial Statements."

               SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

                                                                                        (Unaudited)            (Unaudited)
                                                                                         Six Months            Three Months
                                             Year Ended March 31,                    Ended September 30,    Ended September 30,
                             -----------------------------------------------------   -------------------    -------------------
                              1993       1994       1995         1996      1997(1)    1996       1997(1)     1996       1997(1)
                              ----       ----       ----         ----      ----       ----       ----        ----       ----
Statement of Income Data:
  Revenues:
   Fees - managed
     partnerships            $ 9,392    $ 8,588    $ 8,437      $ 9,376    $12,180   $ 5,661    $ 5,315     $ 3,479    $ 3,084
   Rental income from
     operating lease             -          198        661        1,010      1,542     1,028        -           514        -
   Interest income and other
     income                      150         48         37           59        120        23        204          15         28
                             -------    -------    -------      -------    -------   -------    -------     -------    -------
        Total revenues         9,542      8,834      9,135       10,445     13,842     6,712      5,519       4,008      3,112
                             -------    -------    -------      -------    -------   -------    -------     -------    -------
  Expenses:
   Selling, general, and
     administrative            8,439      7,399      7,190        8,495      8,208     3,962      4,421       1,938      2,215
   Depreciation and
     amortization                530        768      1,030        1,455      2,098     1,162        374         606        146
   Interest expense               31        173        389          361        809       277        354         183        152
   Amortization of goodwill      -          -          -            -          574        95        457          95        229
   Other                         -          339        225          -          -         -          -           -          -
                             -------    -------    -------      -------    -------   -------    -------     -------    -------

        Total expenses         9,000      8,679      8,834       10,311     11,689     5,496      5,606       2,822      2,742
                             -------    -------    -------      -------    -------   -------    -------     -------    -------
   Income (loss) before
     provision for
     income taxes                542        155        301          134      2,153     1,216        (87)      1,186        370

   Provision for
     income taxes                141         43        138           75      1,128       605         99         605        191
                             -------    -------    -------      -------    -------   -------    -------     -------    -------

   Net income (loss)         $   401    $   112    $   163      $    59    $ 1,025   $   611    $  (186)    $   581    $   179
                             =======    =======    =======      =======    =======   =======    =======     =======    =======
   Weighted average number
     of Common Shares
      outstanding                -          -          -            -          -         -   17,940,178         -   17,940,178
                             -------    -------    -------      -------    -------   ------- ----------     ------- ----------

   Earnings per
     Common Shares
      outstanding                -          -          -            -          -         -   $    (0.01)        -   $     0.01
                             -------    -------    -------      -------    -------   ------- ----------     ------- ----------



                                                                                                                        (Unaudited)
                                                                            March 31,                                   September 30
                                               -------------------------------------------------------------------      ------------

                                                 1993          1994           1995           1996            1997(1)        1997(1)
                                                 ----          ----           ----           ----            ----           ----
Balance Sheet Data:

  Assets:
   Cash                                        $   441        $   557        $   391        $   185        $   747        $   157
   Receivables from
     managed partnerships                          956          1,399          1,915          2,023          1,324          1,360
   Prepaid and other assets                        595            712            552            790            580          1,104
   Fixes assets and
     leasehold improvements,
     net                                         1,182          1,144            952            781            752            686
   Goodwill, net                                  -              -              -              -             8,270          7,813
   Investment in operating
     lease, net                                   -             5,234          4,913          4,261           -              -
                                               -------        -------        -------        -------        -------        -------

        Total assets                           $ 3,174        $ 9,046        $ 8,723        $ 8,040        $11,673        $11,120
                                               =======        =======        =======        =======        =======        =======
  Liabilities and Stockholders' Equity:
   Accounts payable and
     accrued expenses                          $   576        $   764        $   517        $   872        $ 1,648        $ 1,203
   Subordinated notes
     payable                                      -              -              -              -             2,399          2,213
   Notes payable                                 1,028          6,004          5,332          4,308          3,538          3,402
   Deferred income
     taxes, net                                     96            274            410            484          1,533          1,632
   Deferred management
     fees - managed
     partnerships                                 -               418            715            668            758            789
                                               -------        -------        -------        -------        -------        -------

Total liabilities                                1,700          7,460          6,974          6,332          9,876          9,239
                                               -------        -------        -------        -------        -------        -------

Redeemable Stock                                  -              -              -              -              -               270

Stockholders' equity                             1,474          1,586          1,749          1,708          1,797          1,611
                                               -------        -------        -------        -------        -------        -------
        Total liabilities
          and stockholders'
          equity                               $ 3,174        $ 9,046        $ 8,723        $ 8,040        $11,673        $11,120
                                               =======        =======        =======        =======        =======        =======

----------
(1) As discussed in Note 2 of the Notes to the Consolidated and Combined Financial Statements, ICON Capital and ICON Securities were acquired by the Company on August 21, 1996 in a business combination accounted for as a purchase. As a result of such acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts for the year ended March 31, 1997 and the three and six months ended September 30, 1997 are not comparable to the periods presented in this table.

                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                                                                         Pro Forma
                                                                    Total                                  For the
                                                             for the Year Ended      Pro Forma           Year Ended
                                                              March 31, 1997(1)     Adjustments        March 31, 1997
                                                              -----------------     -----------        --------------
     Revenues:

         Fees-managed partnerships                               $12,180,238        $      --           $12,180,238
         Rental income from investment in operating lease          1,541,647               --             1,541,647
         Interest income and other income                            119,891               --               119,891
                                                                 -----------        -----------         -----------

                  Total revenues                                  13,841,776               --            13,841,776
                                                                 -----------        -----------         -----------

     Expenses:

         Selling, general and administrative                       8,208,308           (298,503)(2)       7,909,805
         Amortization of goodwill                                    574,500            339,754 (3)         914,254
         Depreciation and amortization                             2,097,354               --             2,097,354
         Interest expense                                            808,854            263,838 (4)       1,072,692
                                                                 -----------        -----------         -----------

                  Total expenses                                  11,689,016            305,089          11,994,105
                                                                 -----------        -----------         -----------

     Income before provision for
       income taxes                                                2,152,760           (305,089)          1,847,671

     Provision for income taxes                                    1,127,788             13,866           1,141,654
                                                                 -----------        -----------         -----------

                  Net income                                     $ 1,024,972        $  (318,955)        $   706,017
                                                                 ===========        ===========         ===========

(1) As discussed in Note 2 to the Notes to the Consolidated and Combined Financial Statements as of March 31, 1997, ICON Capital and ICON Securities were acquired by the Company on August 21, 1996 in a business combination accounted for as a purchase. As a result of such acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the year ended March 31, 1997 are not comparable to the years ended March 31, 1996 and 1995.

(2) Adjustment relates to management fees paid by ICON Securities to its former parent.

(3) Adjustment relates to amortization of goodwill.

(4) Adjustment relates to interest expense associated with notes payable seller financing.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and the results of operations should be read in conjunction with Selected Consolidated and Combined Financial and Operating Data, the Company's consolidated financial statements and the notes thereto and other financial data included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

GENERAL

     The Company's operating results following the Offering are anticipated to be significantly different from its results prior to the Offering due to the substantial increase in the Company's capital resources, which is expected to result in changes in the nature of the Company's business. In addition, upon completion of the Offering, the Company intends to use a substantial portion of the proceeds to acquire large ticket seasoned leases in the secondary market and, to a lesser extent, to originate and acquire small ticket leases which may be securitized at a later time. The Company will also continue to engage in equipment leasing and financing activities through the ICON Partnerships. As a result, following the Offering, a substantial portion of the Company's revenues are expected to be derived from leasing transactions, while a smaller portion will be derived from fees from the ICON Partnerships.

     Revenues from investments in seasoned large ticket leases will consist of finance income from investments in direct finance and leveraged leases, rental income from operating leases and gains, if any, from equipment sale proceeds that exceed the carrying value of the residual. The Company may from time to time assign all or a portion of its lease portfolio to a lender. Depending on the use of leverage, the timing of the recognition of revenue and the receipt of cash will vary. A portion of the unearned income from direct finance and leveraged leases relates to the residual value that was estimated at inception of the lease and has been accrued over the life of the lease; and, the ultimate realization of that income is dependent upon the receipt of cash at lease expiry. If during the term of a lease, the Company determines that the residual value is impaired, then the Company will write it down to the then-estimated realizable value.

     Historically, revenue consists primarily of fees paid by the ICON Partnerships and rental income from an operating lease. Fees from the ICON Partnerships are earned for the acquisition, management and administration of ICON Partnership lease portfolios, and the organization, offering and related underwriting of each ICON Partnership. In addition, the Company receives distributions from the ICON Partnerships for its one percent general partner interest therein. Acquisition fees are earned based on the purchase price or principal amount of each transaction entered into on behalf of the ICON Partnerships. Management fees are earned for the active management of equipment subject to lease and financing transactions for the ICON Partnerships. This fee is based on a percentage of the gross rental payments for equipment leases held thereby. Organization, offering and underwriting fees are based on investment units sold during offering stage of the ICON Partnerships.

     The Company was formed for the purpose of acquiring ICON Capital and ICON Securities, which, although affiliates, were not part of the same consolidated group at that time. Therefore, the historical financial statements have been prepared on a combined basis through August 20, 1996, and on a consolidated basis for the period from August 21, 1996 to September 30, 1997.

PROSPECTIVE ACCOUNTING AND REVENUE RECOGNITION POLICIES

     The manner in which the acquisition for large ticket seasoned leases and the origination, acquisition and securitization of small ticket leases are characterized and reported for accounting purposes has a significant impact upon the Company's reported revenue, net income and the resulting financial measures. The Company classifies its lease transactions, as required by Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13") as:
(i) direct financing, (ii) leveraged leases, or (iii) operating leases. The timing of recognition of revenues and expenses for each lease will vary depending on the lease classification. Lease accounting methods significant to the Company's business are discussed below.

     Direct Financing. Direct financing leases transfer substantially all benefits and risks of equipment ownership to the customer. A lease is a direct financing lease if the creditworthiness of the customer and the collectibility of lease payments are reasonably certain and it meets one of the following criteria: (i) the lease transfers ownership of the equipment to the customer by the end of the lease term, (ii) the lease contains a bargain purchase option,
(iii) the lease term at inception represents at least 75% of the estimated economic life of the leased equipment, or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair market value of the leased equipment at inception of the lease.

     Direct finance leases are recorded as investment in direct finance leases upon acceptance of the equipment by the customer. At the inception of the lease, unearned lease income is recorded which represents the amount by which the gross lease payments receivable plus the estimated unguaranteed residual value of the equipment exceeds the equipment cost. Unearned lease income is recognized, using the interest method, as lease revenue over the lease term.

     Leveraged Leases. Net investment in leveraged leases consists of minimum lease payments receivable, estimated unguaranteed residual values and the initial direct costs related to the leases, net of the unearned income and principal and interest on the related non-recourse debt. Unearned income is recognized as income from leveraged leases over the life of the lease at a constant rate of return on the positive net investment.

     Operating Leases. All leases that do not meet the criteria to be classified as direct financing or leveraged leases are accounted for as operating leases. Lease revenue is comprised of rentals which are accrued on a straight-line basis over the lease term. The Company's cost of the leased equipment is recorded on the balance sheet as investment in operating lease equipment and is depreciated on a straight-line basis over the lease term to the estimated residual value.

     Residual Values. Residual values represent the Company's estimated value of the equipment at the end of the initial lease term. The residual values for direct financing and leveraged leases are recorded as investment in direct financing and leveraged leases. The residual values for operating leases are included as a component of the leased equipment's net book value. The estimated residual values will vary, both in amount and as a percentage of the original equipment cost, depending upon several factors, including the equipment type, manufacturer's discount, market conditions, the term of the lease and other factors.

     The Company's policy with respect to impairment of estimated residual values will be to review, on a quarterly basis, the carrying value of its residuals on an individual asset basis to determine whether events or changes in circumstances indicate that the carrying value of an asset may not be recoverable and, therefore, an impairment loss should be recognized. The events or changes in circumstances which generally indicate that the residual value of an asset has been impaired are (i) the estimated fair value of the underlying equipment is less than the Company's carrying value or (ii) the lessee is experiencing financial difficulties and it does not appear likely that the estimated proceeds from disposition of the asset will be sufficient to satisfy the remaining obligation to the non-recourse lender and the Company's residual position. Generally, in the latter situation, the residual position relates to equipment subject to third party non-recourse notes payable where the lessee remits their rental payments directly to the lender and the Company does not recover its residual until the non-recourse note obligation is repaid in full.

     The Company will measure its impairment loss as the amount by which the carrying amount of the residual value exceeded the estimated proceeds to be received by the Company from remarketing of the equipment. Generally, quoted market prices will be used as the basis for measuring whether an impairment loss should be recognized.

     The Company will seek to realize the estimated residual value at lease termination through: (i) renewal or extension of the original lease, (ii) sale of the equipment either to the lessee or in the secondary market; or (iii) lease of the equipment to a new user. The difference between the proceeds of a sale and the remaining estimated residual value will be recorded as a gain or loss in lease revenues when title is transferred to the buyer.

     Allowance for Losses. Management will evaluate the collectibility of its leases based on the level of recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. The Company will provide an allowance for credit losses for leases which are considered impaired.

     Initial Direct Costs. Initial direct costs related to the origination of direct finance and leveraged leases are capitalized and recorded as part of the investment in direct financing and leveraged leases and will be amortized over the terms of the related leases using the interest method. Initial direct costs related to the origination of operating leases are capitalized and amortized on the straight-line method over the lease terms.

     Small Ticket Warehousing and Securitization. The Company will sell the small ticket leases it acquires or originates through securitization transactions. In a securitization transaction, the Company sells and transfers a pool of leases to a wholly-owned, special purpose subsidiary of the Company. The special purpose subsidiary simultaneously sells and transfers an interest in the leases to a trust, which issues beneficial interests in the leases in the form of securities and sells such securities.

     The Company will fund the initial acquisition and origination of leases through warehouse facilities. Each such facility contemplates that the lease receivables financed thereunder will be refinanced through the Company's securitization program or other structured finance transactions. The Company generally will retain the right to service the leases it sells through securitization transactions, receive a fee for performing such services,and retain any excess cash flows of the trust.

     In June 1996, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." ("SFAS No. 125") is generally effective for transactions occurring after December 31, 1996. Among other things, SFAS No. 125 requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on relative fair values at the date of transfer. Under SFAS No. 125, the Company will record a servicing asset representing the excess of estimated fees to be received over expenses to be incurred in servicing leases sold through the Company's securitization program. The effect will be to decrease the cost basis allocable to the senior and subordinated securities and the Trust Certificate issued in connection with the Company's securitization transactions. The reduced basis allocated to the senior and subordinated securities will result in greater gains being recorded upon sale of the leases than was provided for under accounting pronouncements applicable through December 31, 1996, as well as reduce net servicing income generated from leases sold after December 31, 1996 as a result of the amortization of the servicing asset recorded upon the sale.

RESULTS OF OPERATIONS

SIX MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1996

     Total revenues decreased by $1,192,799 or 17.8% from $6,712,045 to $5,519,246 from the six months ended September 30, 1996 to the six months ended September 30, 1997. The decrease in revenues was primarily due to a decrease in acquisition fees of $1,128,882, and the early termination of an operating lease in December 1996, which reduced rental income from operating leases by $1,027,764. The decrease in total revenues was partially offset by an increase in management fees of $709,372, an increase in organization, offering, distribution and underwriting fees of $73,575 and an increase in interest income and other income of $180,900. The decrease in acquisition fees is attributable to an unusually high volume of lease acquisitions during the six months ended September 30, 1996 resulting from the deployment of available cash in the ICON Partnerships. In general, the Company expects that investment activity on behalf of the ICON Partnerships will be commensurate with equity raised. Management fees increased due the increase in the average size of lease portfolios managed by the Company. Organization, offering, distribution and underwriting fees increased due to growth in the sale of interests in the ICON Partnerships. The increase in interest and other income is primarily due to a discount received on the early retirement of certain indebtedness.

     Selling, general and administrative expenses increased by $459,316 or 11.6% from $3,961,671 to $4,420,987, from the six months ended September 30, 1996 to the six months ended September 30, 1997. The increase in selling, general and administrative expenses was due primarily to an increase in travel and lodging of $222,514, an increase in salaries and benefits of $90,656, and an increase in rent and utilities of $33,231. Salaries and benefits have increased due to the Company's recruitment of additional senior executives at an average salary that is higher than in the comparable prior period. Travel and lodging increased due to: (i) increased national business development travel with respect to new transactions, and (ii) expenses incurred to increase the sale of interests in the ICON Partnerships by recruiting new broker/dealers.

     Depreciation and amortization decreased by $787,670 or 68.0% from $1,167,770 to $374,100, from the six months ended September 30, 1996 to the six months ended September 30, 1997. Depreciation and amortization includes the amortization of the costs of organizing and offering the sale of interests in the ICON Partnerships and the depreciation and amortization of fixed assets, leasehold improvements, and equipment under an operating lease. This decrease was primarily due to a decrease in depreciation of equipment under an operating lease of $852,868 as a result of the early termination of the lease.

     The amortization of goodwill increased by $361,783 or 379.5% from $95,344 to $457,127 from the six months ended September 30, 1996 to the six months ended September 30, 1997. Goodwill (i.e., costs in excess of net assets of businesses acquired) relates to the acquisition of ICON Capital and ICON Securities by the Company on August 21, 1996. This increase is the result of slightly more than a month of amortization in the six month period ended September 30, 1996 as compared to six months amortization in the period ended September 30, 1997.

     Interest expense increased from $277,000 to $353,908 or 27.8% from the six months ended September 30, 1996 to the six months ended September 30, 1997. The increase in interest expense is due primarily to a full six months of interest on the debt associated with the acquisition of ICON Capital and ICON Securities, offset by the decrease in interest on non-recourse financings of $174,897 as a result of the early termination of the operating lease.

     Net income decreased $797,557 from net income of $611,294 for the six months ended September 30, 1996 to a net loss of $186,263 for the six months ended September 30, 1997. The decrease is primarily attributable to the increased amortization of goodwill, an increase in interest expense and a decrease in revenues.


YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

     The Company acquired $204,153,662 and $94,415,959 in equipment subject to lease and financing transactions on behalf of the ICON Partnerships, and raised $24,193,537 and $27,463,913 of ICON Partnership capital for fiscal 1997 and 1996, respectively. As of March 31, 1997 and 1996, the Company managed equipment subject to lease on behalf of the ICON Partnerships with a net investment of $258,784,493 and $230,550,843, respectively.

     Total revenues increased by $3,397,285 or 32.5% from $10,444,491 to $13,841,776, from fiscal 1996 to fiscal 1997. The increase in revenues was due to an increase in acquisition fees of $2,444,401, an increase in rental income from an operating lease of $531,891, an increase in management and administrative fees of $295,330, and an increase in organization, offering, distribution and underwriting fees of $64,711. The increase in acquisition fees was caused by an increase in lease transactions entered into on behalf of the ICON Partnerships. Rental income from an investment in an operating lease increased due an acceleration of rental receivables upon early termination. Management and administrative fees increased due to the increase in the average size of lease portfolios managed by the Company on behalf of the ICON Partnerships. Organization, offering, distribution and underwriting fees increased due to an increase in equity raised for the ICON Partnerships.

     Selling, general and administrative expenses decreased by $286,251 or 3.4 % from $8,494,559 to $8,208,308, from fiscal 1996 to fiscal 1997. The decrease in selling, general and administrative expenses was due primarily to a decrease in salaries and benefits of $493,078, and a decrease in management fees paid by ICON Securities to its former parent of $163,691. These decreases were partially offset by an increase in travel and lodging of $187,893. Salaries and benefits decreased due to a temporary reduction in the number of employees, positions which have since been filled with new hires. Travel and lodging increased due to: (i) temporary expenses resulting from employee travel to Company headquarters prior to the opening of the Boston office, (ii) increased national business development travel with respect to new transactions, and (iii) expenses incurred to increase the sale of interests in ICON Partnerships by recruiting new broker/dealers.

     Depreciation and amortization, which includes the amortization of the costs of organizing and offering the sale of ICON Partnership interests, depreciation and amortization of fixed assets, leasehold improvements and equipment under operating leases, increased $642,045 or 44.1% from $1,455,309 to $2,097,354 from fiscal 1996 to fiscal 1997. This increase was primarily due to an acceleration of depreciation of equipment under an operating lease.

     The amortization of goodwill for fiscal 1997 relates to the costs in excess of net assets acquired in connection with the August 20, 1996 acquisition of ICON Capital and ICON Securities.

     Interest expense increased by $447,782 or 124.0% from $361,072 to $808,854 from fiscal 1996 to fiscal 1997. The increase in interest expense is due primarily to the interest expense on the debt associated with the acquisition of ICON Capital and ICON Securities.

     Net income increased $966,084 from net income of $58,888 for fiscal 1996 to $1,024,972 for fiscal 1997. This increase is attributable to an overall increase in revenues partially offset by an increase in the amortization of goodwill and an increase of interest expense.

YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

     The Company acquired $94,415,959 and $117,941,656 in equipment subject to lease and financing transactions on behalf of the ICON Partnerships, and raised $27,463,913 and $ 18,216,586 of capital on behalf of the ICON Partnerships, for fiscal 1996 and 1995, respectively. As of March 31, 1996 and 1995, the Company managed equipment subject to lease on behalf of the ICON Partnerships with a net investment of $230,550,843 and $197,122,087, respectively.

     Total revenues increased by $1,309,350 or 14.3% from $9,135,141 to $10,444,491, from fiscal 1995 to fiscal 1996. The increase in revenues was due to an increase in management and administrative fees of $1,049,302, an increase in organization, offering, distribution and underwriting fees of $607,172 and an increase in rental income of $348,591. The increase in total revenues were partially offset by a decrease in acquisition fees of $717,453. Management increased due to the increase in the average size of lease portfolios managed by the Company. Organization, offering, distribution and underwriting fees increased due to an increase in the sale of interests in the ICON Partnerships. Acquisition fees decreased due to a reduction in new lease transactions entered into for the ICON Partnerships. Rental income increased from 1995 to 1996 due to a lease restructuring and renewal in 1996.

     Selling, general and administrative expenses increased by $1,305,139 or 18.1% from $7,189,420 to $8,494,559 from fiscal 1995 to fiscal 1996. The increase in selling, general and administrative expenses was due primarily to an increase in salaries and benefits of $466,681, an increase in management fees paid by ICON Securities to its parent of $292,107 and an increase in travel and lodging costs of $107,905. Salaries and benefits increased due to growth in the number of employees from fiscal 1995 to fiscal 1996 and the effects of pay increases over that period.

     Depreciation and amortization, which includes the amortization of the costs of organizing and offering the sale of interests in the ICON Partnerships, depreciation and amortization of fixed assets, leasehold improvements and equipment under operating leases, increased $424,864 or 41.2% from $1,030,445 to $1,455,309 from fiscal 1995 to fiscal 1996. This increase was primarily due to an increase of $100,409 in the amortization of the costs of organizing and offering the sale of interests in ICON Partnerships and an increase in depreciation of equipment under operating leases of $332,278 as a result of acceleration of depreciation, partially offset by a decrease in the depreciation of fixed assets and amortization of leasehold improvements of $7,823 due to a decrease in the average amount of depreciable assets.

     Interest expense decreased by $28,144 or 7.2% from $389,216 to $361,072 from fiscal 1995 to fiscal 1996. The decrease in interest expense is due primarily to the reduction in debt outstanding.


     Net income decreased $104,429 from net income of $163,317 for fiscal 1995 to $58,888 for fiscal 1996. This decrease was primarily due to an increase in selling, general and administrative expenses and depreciation and amortization partially offset by an increase in revenue.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's net cash flow is comprised of cash flow from operations, investing and financing activities. Historically, the Company has financed its operations primarily through fees earned from the management of the ICON Partnerships.

Cash Flow From Operations. The Company generated cash flow from operating activities of $49,304 and $3,154,543 during the six months ended September 30, 1997 and 1996, respectively. Cash flow from operating activities was higher than the net loss of $186,263 and the net income of $611,294, for the six months ended September 30, 1997 and 1996, respectively, primarily as a result of non-cash expenses such as depreciation and amortization and other sources or uses of cash from operations. The Company generated cash flow from operating activities of $4,721,305, $839,883 and $915,231 for fiscal 1997, 1996 and 1995, respectively. Cash flow from operating activities was higher than net income of $1,024,978, $58,888 and $163,317 for fiscal 1997, 1996 and 1995, respectively, primarily as a result of non-cash expenses such as depreciation and amortization and other sources or uses of cash from operations. The significant increase in cash flows from operating activities for fiscal 1997, relative to net income for fiscal 1997, also resulted from the significant increase in deferred taxes generated as a result of the higher earnings which are payable in the future.

Cash Flow From Investing Activities. The Company used cash flow for investing activities of $587,046 and $2,885,366 for the six months ended September 30, 1997 and 1996, respectively, and $3,335,843, $654,374 and $794,025 in fiscal
1997, 1996 and 1995, respectively. The Company's cash flow from investing activities historically has been related to the acquisition of fixed assets for the Company and the costs associated with the sale of interests in the ICON
Partnerships.   For fiscal March 31, 1997 and the six months ended September 30,
1996, however, the Company acquired all the outstanding common stock of ICON Capital and ICON Securities which included the use of $2,683,000 of the Company's available cash.

Cash Flow From Financing Activities. The Company used cash flow for financing activities of $52,413 and $262,097 for the six months ended September 30, 1997 and 1996, respectively, and $823,209, $391,407 and $287,908 in fiscal 1997, 1996 and 1995, respectively. Historically, the Company's cash used in financing activities has been limited to principal payments on outstanding indebtedness associated with the purchase of furniture and fixtures. For the year ended March 31, 1997, cash flow from the Company's financing activities included $134,000 in equity and $2,599,000 in subordinated indebtedness when the Company was initially capitalized. These funds, along with seller financing, were used to acquire the outstanding common stock of ICON Capital and ICON Securities on August 20, 1996. In addition, in June 1997, the Company refinanced the remaining portion of its notes payable to the seller with a $3,000,000 loan that is to be repaid over 36 monthly installments of $99,177 with an interest rate of 11.5%. On August 21, 1997, ICON Capital entered into a one-year renewable unsecured line of credit agreement. The maximum amount available under the line of credit agreement is $600,000, all of which was outstanding as of September 30, 1997.

Future Liquidity. The Company's lease finance business will be capital intensive and will require access to substantial short-term and long-term credit to fund new equipment leases and financing. Immediately following the Offering, the Company will have approximately $103.5 million in cash, which it intends to deploy expeditiously to acquire equipment subject to lease, among other things. The Company's uses of cash may also include payment of interest expense, repayment of borrowings under future warehouse facilities, operating and administrative expenses, income taxes and capital expenditures. In addition, the Company currently is negotiating a securitization warehouse line, which, if and when obtained, would provide additional capital for use in small ticket lease and financing acquisitions. The Company believes that the net proceeds from the Offering, along with non-recourse asset-backed financing and cash from operations, will be sufficient to fund its operations and lease acquisitions through 1998.

                                  THE COMPANY

     The Company is a Delaware corporation incorporated in May 1996 for the purpose of acquiring ICON Capital Corp., a Connecticut corporation established in 1985 and ICON Securities Corp., a New York corporation formed in 1982, which is a National Association of Securities Dealers ("NASD") registered broker-dealer. Following the acquisition of ICON Capital in August 1996, the Company established a new wholly-owned Delaware subsidiary, ICON Funding Corp. ("ICON Funding"), to expand the group's origination and funding of equipment finance leases and loans and to develop a securitization capability. In connection with the Offering, the Company formed in November 1997 a new wholly owned subsidiary, ICON Leasing Corp. ("ICON Leasing"), to be the vehicle to acquire and hold for investment "seasoned" large ticket leases in the secondary market. Upon completion of the Offering, the Company will be engaged in no business other than serving as the parent holding company for ICON Leasing, ICON Capital, ICON Funding and ICON Securities and other non-material subsidiaries.

     The Company's principal executive offices are located at 600 Mamaroneck Avenue, Harrison, New York 10528-1632 and its telephone number at such address is (914) 698-0600.

     Set forth below is an organizational chart illustrating the relationship between the Company and each of its material operating subsidiaries and the principal activities of each such subsidiary.


                               ICON HOLDINGS
                                   CORP.
--------------------------------------------------------------------
|                              |                  |                |
ICON                          ICON              ICON             ICON
Leasing                     Funding            Capital        Securities
Corp.                        Corp.              Corp.            Corp.

Acquisition of         "Small Ticket"      General Partner     NASD Broker-
"Large Ticket"         Leasing             of ICON             Dealer Managing
Equipment              and                 Partnerships        Sale of Interest
Subject                Securitizations     Engaged in          in ICON
to Lease                                   Equipment           Partnerships
                                           Leasing
                                           Transactions

                                   BUSINESS


     The Company is a specialty finance company engaged in equipment leasing and financing. The Company intends to use the proceeds of the Offering primarily to acquire, for its own benefit, "seasoned" large ticket leases through secondary market transactions, which it will hold for investment. The Company historically has made such acquisitions exclusively on behalf of limited partnerships (the "ICON Partnerships") managed by ICON Capital. Since August 1996, when current management assumed control, the Company has invested, or committed to invest, more than $207 million (as measured by gross purchase price) on behalf of the ICON Partnerships in transactions such as aircraft leased to Airbus Industrie, US Airways, Continental Airlines, and Federal Express; marine vessels leased to Occidental Petroleum and SEACOR-Smit; tractor-trailer equipment leased to WalMart, drilling rig equipment leased to Rowan Companies; and networking equipment leased to America Online and Mazda Motors of America. The Company historically has made such acquisitions on behalf of the ICON Partnerships primarily because it lacked the capital to do so for its own benefit.

     Historically, the Company has engaged primarily in acquiring and managing for the benefit of the ICON Partnerships (i) "large ticket" leases (typically, leases of equipment with an original equipment cost in excess of $10 million such as aircraft and marine vessels), and (ii) to a lesser degree, "small ticket" leases (typically, leases of equipment with an original equipment cost less than $150,000 such as computers or store fixtures). From its inception in 1985 to September 30, 1997, ICON Capital has raised funds for seven ICON Partnerships, the proceeds of which have been invested in more than $843 million of equipment (based on gross purchase price) subject to lease. Following the acquisition of ICON Capital by the Company in 1996, management elected to emphasize the acquisition of large ticket equipment subject to lease, based on its belief that such a strategy would present attractive profit opportunities and was well-suited to the experience of its new management team.

     The Company believes that its network of contacts and referral sources enable it to identify leasing and finance opportunities. The Company has an extensive referral network comprised of leasing companies, leasing brokers, investment bankers, attorneys, lenders, and equipment appraisers that refer transaction opportunities. The primary sellers of equipment subject to lease to the Company are commercial banks and other financial institutions, specialized lessors, manufacturing companies and utilities. The Company also possesses extensive knowledge developed over many years which enables the Company to strategically target known equipment lessors and recognize when they may be receptive to the Company's offer to purchase and may become sources of transaction opportunities.

     The senior executives of the Company have extensive experience in equipment lease financing and, the Company believes, a record of success in the acquisition of seasoned leases in the secondary market. Beaufort J. B. Clarke, the Chairman and Chief Executive Officer of the Company, has more than twenty years of senior management experience in the leasing industry, including chief executive and other senior positions at Griffin Equity Partners, Inc. and Gemini Financial Holdings, Inc., both equipment leasing companies engaged in the acquisition of seasoned leases in the secondary market. He was a Vice President and one of the founders of Encore International, Inc., prior to its becoming AT&T Systems Leasing. Paul B. Weiss and Thomas W. Martin, the Executive Vice Presidents of the Company, have approximately 10 and 15 years of experience in the industry, respectively. Each worked with Mr. Clarke at Griffin Equity Partners and Gemini Financial Holdings, in addition to other positions in the industry. These three individuals and the four senior vice presidents of the Company together have more than 130 years of combined experience in the equipment leasing industry. See "Management."

INDUSTRY OVERVIEW

     Leasing provides an equipment user with an alternative to purchasing the equipment it needs, usually in a manner which has favorable effects on its cash flow and balance sheet. Leasing, particularly through operating leases (leases wherein some or all of the lessor's return of its investment depends on the realization of end-of-lease residual value), also provides a lessee with greater flexibility than ownership in the event it outgrows the equipment or, due to strategic shifts in business orientation, decides not to keep it in the future. The Equipment Leasing Association of America ("ELA") estimates that in the U.S., approximately $168 billion of the estimated $563 billion spent on productive capital assets in 1996 was financed by means of leasing and that 80% of all U.S. businesses use leasing or financing to acquire equipment.

     The size of the market for seasoned leases is primarily a function of the number of leases completed in the past, adjusted downward for leases that have expired or the number of leases that are not true leases. From 1987 through the end of 1997, ELA estimates that greater than $1.4 trillion in equipment will have been leased in the United States. In the Company's experience, at any time after the inception of a new equipment lease, a lessor thereunder may consider the sale of its ownership interest. In such a secondary market sale, all right, title and interest in the equipment and the lease are conveyed to a purchaser that will typically receive all of the proceeds therefrom after the purchase date. Sellers of secondary market transactions are believed to have one or more of the following objectives in seeking and consummating such a sale:

     . Realization of book profit by selling at a premium to book value because the fair market value of the equipment is above such book value.

     . Removal of the perception of a risk of return of equipment by a user at lease expiry and a possible loss from the sale of equipment at a discounted price to a dealer or at auction.

     . Disposition of investments which are not associated with the seller's core business.

     .    Removal of perceived credit risk from the seller's balance sheet.

     . Repositioning of the seller's tax-motivated investment portfolio resulting from a change in tax law, change in the seller's profit base or outlook, or the seller becoming subject to alternative minimum tax.

     . Freeing up capital for investment in core business activities (which may include making new lease investments in the case of leasing company sellers).

     The Company believes that currently there are relatively few participants in the secondary market for large ticket leases for a number of reasons; and, consequently, above-average returns are potentially available for knowledgeable purchasers investing in such transactions. Secondary market lease transactions may fail to meet many leasing companies' primary objectives. Most large equipment leasing companies are affiliated with parent companies that have tax deferral objectives and are adverse to taking substantial equipment residual exposure. Many new equipment leases are highly structured and have a very long effective term to maximize the economic benefit of tax deferral and minimize residual value risk. In particular, most new equipment leases will allow the initial lessor to recover some or all of its investment from contractual rent payments to be received under the lease. The Company believes that most large ticket secondary market transactions are completed in the final one-third of the term of an equipment lease when the fair value of the equipment subject to lease is more likely to exceed the seller's book value. When acquired at a relatively late stage in the lease term, these items of equipment subject to lease transactions have less tax deferral attributes (due to the short term) and more residual value exposure (because only a small amount of the secondary market purchaser's investment will be repaid from the remaining contractual rents) than new large ticket leasing deals. In general, in the opinion of the Company, secondary market lease acquisitions are not attractive to leasing companies with the objectives described above.

     Secondary market lease transactions may require the purchaser to accept certain key terms and conditions which it can avoid or limit in a new lease transaction customized to its needs. New equipment leasing transactions can be individually selected, priced, and documented in a manner that precisely matches the objectives of a leasing company, objectives which may include yield requirements, creditworthiness considerations, equipment preferences, industry preferences, appetite for residual value risk, and documentation needs. The acquisition of secondary market leases conversely requires that the purchaser accept all aspects of the existing lease agreement and underlying equipment which is the subject of the sale, and to conduct extensive due diligence into the current state of affairs of the transaction and the user. In such cases, the user has little or no obligation to cooperate with such an investigation and the prospective purchaser may be frustrated in its efforts to complete such investigation, while in a new lease transaction, full cooperation would be a condition to funding. Further, certain restrictions on the transfer of the equipment may exist and certain important documents underlying the transaction may be missing or made obsolete by external changes, and certain of the equipment underlying the transaction may have been damaged. In the opinion of the Company, many such risks can be mitigated through due diligence and structuring, but many leasing companies find secondary market transactions unsuitable for their objectives or perceive such transactions to be unduly risky, particularly in the case of leasing companies associated with commercial banks and other typically conservative institutions.

     Another area of the equipment leasing industry in which the Company competes is the small ticket sector, which is undergoing rapid growth, in part due to: (i) the consolidation of the banking industry, which has eliminated many of the smaller community banks that traditionally provided equipment financing for small to mid-size businesses, forcing these businesses to seek alternative financing rather than deal with the approval process of large commercial banks;
(ii) stricter lending requirements of commercial banks; (iii) a trend toward instant approvals at the point of sale made possible by improved technology; and
(iv) the adoption of accounting pronouncements concerning the accounting treatment of transactions with captive finance company subsidiaries, which has caused a number of manufacturers to eliminate their finance companies, resulting in an increased demand for independent financing.

     In addition to domestic opportunities for large ticket and small ticket leasing outlined above, the Company believes that it will have significant leasing opportunities in Europe in general and the United Kingdom in particular. In the U.K., recent accounting and regulatory changes have, in the opinion of the Company, made leasing of equipment a more attractive option relative to purchasing than it had been before such changes. To the extent that such international leasing transactions on equipment can be structured to mitigate or remove certain risks, such as currency exchange, equipment lien recordation and local laws, the Company believes that the leasing industry in Europe holds considerable opportunity.

STRATEGY

     The Company's strategy is to accumulate a portfolio of seasoned large ticket leases acquired in the secondary market, targeting highest total returns consistent with prudent risk management.

     The Company believes that it has a reputation as a knowledgeable purchaser on behalf of the ICON Partnerships with investment capital on hand and demonstrated ability to meet the objectives of transaction partners. The Company believes that these attributes and its execution of the following strategy will enable it to compete successfully for attractive large ticket, secondary market lease purchase opportunities and, to a lesser degree, small ticket leasing and financing.

     Target Particular Sellers. The Company will target prospective transaction sellers that have certain characteristics, including but not limited to the following: companies which are no longer making lease investments, leasing companies which are publicly traded or which have a publicly traded parent company (and may from time to time seek out accounting gains to contribute to reported earnings), leasing companies which have an inadequate capital base to expand their leasing operations, diversified companies which could benefit from freeing up capital to utilize in their non-leasing business, companies which desire to contain residual value risk from leases held, and large equipment operators which may benefit from the sale and leaseback of used equipment.

     Capitalize on Lack of Efficiency and Depth in Secondary Market. No formal market mechanism exists for secondary lease transactions and the Company believes that it is one of very few participants focusing on secondary market transactions. As a result, the Company has found, and expects to continue to find, that a number of its acquisitions are noncompetitive, which may enhance total return prospects. In particular, because the Company is not burdened with the institutional constraints of many leasing companies, banks or other balance-sheet lenders, to avoid residual value exposure or to provide a tax deferral mechanism for a parent company, it may be in a position to retain a competitive advantage over such potential competition by outbidding any such interested parties or accommodating other seller's objectives through creativity and flexibility, if necessary.

     Accommodate Objectives of Secondary Market Sellers. The Company has used a number of structures and techniques which, while not proprietary, have proven or may prove useful in accommodating Seller's objectives. See "Industry Overview". For example, in addition to its interest in acquiring equipment subject to lease, the Company has from time to time on behalf of the ICON Partnerships entered into residual option transactions. In these transactions, a lessor keeps the equipment subject to lease and receives a payment in exchange for the right to receive some or all of the residual value in a lease. Under this structure, the acquiring party does not receive all rights, title and interest to the lease, but, upon exercise of the option, may receive substantial returns for being willing to leave title with the lessor. For certain lessors, a residual option may avoid adverse tax or accounting consequences from a sale, but may create income equal to the consideration paid for the option.

     To a lesser degree, the Company can profit from offering residual guaranties, under which it guarantees a future equipment value to a lessor in exchange for a cash payment and/or residual sharing. In the case of purchasing residual options and offering residual value guaranties, the Company's willingness and ability to enter into such transactions is believed to be an important competitive advantage, although the potential profit associated with these transactions is deferred until the sale of the equipment at lease expiry.

     Pursue Residual Value Opportunities in Equipment with Certain Characteristics. The Company targets residual-value-based profit opportunities, which arise from equipment that has a long useful life and low technological obsolescence, or, to a lesser degree, equipment that is essential to the operations of the user, and therefore, in the opinion of the Company, is unlikely to be replaced or retired. The Company intends to focus on particular types of equipment which have these characteristics and for which a substantial pool of existing leases is believed to exist and which generally are believed to provide the

Company with attractive opportunities, including but not limited to commercial aircraft, marine vessels, other transportation equipment and telecommunications equipment.

     Focus on Large Transactions Involving Creditworthy Lessees. A large percentage of the Company's recent acquisitions on behalf of the ICON Partnerships has consisted of the purchase of single, large items of equipment subject to lease with a user which is often investment grade rated or (in the case of closely held users) believed equivalent. Large ticket transactions of this type are expected to represent a large percentage of the Company's future investment activity. In such transactions, the Company acquires all rights, title and interest to the equipment and an existing lease agreement. Historically, such lease agreement would typically have already been in place for up to approximately twelve years (though sometimes longer) and would have a remaining lease term of two to seven years. Many such transactions were originally structured as "leveraged leases" in which the original lessor incurred non-recourse indebtedness to defray at least 50% of the cost of the equipment. In the typical leveraged lease, all or substantially all, of the rental payment received from the lessee is applied to the amortization of a non-recourse loan. At the end of the lease, the loan typically has been repaid in full and the lessor is entitled to proceeds from the sale of the equipment or from the extension or renewal of the existing lease or the lease of the equipment to a new user.

     Renegotiate Acquired Leases to Enhance Value. In general, the Company will hold its lease investments until maturity, unless various factors enable the Company to achieve what it believes would be a superior result from disposing of the asset early. In some cases, the ability to dispose of a lease investment early may be limited by the lack of an established secondary market for the lease. Senior management and the Company have had success in working with lessees to restructure leases to achieve greater profitability, while achieving other objectives of the lessee such as lowering periodic payments in exchange for a longer lease term (which could benefit the Company to the extent that the present value of the revised payment schedule is greater than the original payment schedule). The restructuring of lease contracts can result in lease transactions which are saleable to conventional leasing companies, as such restructuring may have increased the length of the term, raised the value of the tax deferral, lowered the residual value risk, or removed any other non-standard provisions in the lease contract.

     Maximize End-of-Lease Residual Value. The Company intends to pursue all available alternatives in the maximization of its residual value positions, which may include negotiations with lessees as to the possible purchase or renewal of the lease upon expiry thereof, or the sale or re-lease of the equipment to a third party. In many cases, the amount of such realization may depend on the extent to which a leasing company may elect to take full advantage of its rights under the lease. The Company has a staff of professionals engaged in the review, analysis and negotiation of such end-of-lease provisions, with the objective of maximizing return and mitigating risk by enforcing all material aspects of the lease contract or negotiating other advantageous terms. From time to time, the Company will elect to have equipment returned to it and bear the risk that the redeployment of the equipment may take some time beyond the Company's original expectations. At the same time, the Company's positioning of itself as a capable manager of equipment that is willing to hold such off-lease equipment to maximize return is believed to improve the Company's position in end-of-lease negotiations and help insure that it has properly considered all reasonable options for maximization of its total return.

     Pursue Small Ticket Leasing and Financing Opportunities. The Company intends to expand the small ticket leasing and financing activity by increasing volume under the existing referral network, adding sales and marketing people to expand its referral network, placing additional emphasis on originating new lease opportunities from vendors in vendor programs or bulk purchasers, and purchasing, when strategically advantageous to the Company, principals or brokers dealing in this market sector.

     The Company believes that the structure of its proposed facilities and its securitization programs will provide it with access to capital on terms similar to those of its larger, more established competitors. The Company believes that its experienced management team and sales force, its servicing capability and its significant broker and vendor base allow the Company to aggressively compete with larger, more established companies on the basis of service and responsiveness.

     Expand into European and other Foreign Markets. The Company will pursue primary and secondary acquisition opportunities of equipment subject to lease in Europe. In the opinion of the Company, many such markets have less competition for attractive equipment leasing transactions. In any such jurisdictions where local laws protect the interests of U.S. lessors, particularly with respect to the recordation of its legal ownership and remedies and protections available to it in the event of a payment default on the part of the lessee, the Company believes it can enter into leases profitably. Furthermore, the Company will mitigate or eliminate currency risk in most foreign transactions by denominating leases in U.S. dollars.

     Strategic Acquisitions. The Company, through its knowledge of transaction sellers and through its referral network, from time to time becomes aware of the opportunities to acquire companies which operate in the large ticket or small ticket leasing business. These companies may have portfolios of equipment subject to lease that they own or relationships which result in additional volume of leasing or financing opportunities. To the extent that such acquisitions can be completed at reasonable cost to the Company and can immediately or over time add to the Company's portfolio of lease investments, the Company intends to aggressively pursue such targets. Additionally, the Company believes its existing operations have substantial additional capacity which can be used to reduce certain operations of companies targeted for acquisition. The attractiveness of completing strategic acquisitions may be enhanced by the ability of the Company to capitalize on any economies of scale.

SELECTION OF LEASE ACQUISITION OPPORTUNITIES

     The Company has identified certain criteria that it has applied to ICON Capital's activities on behalf of the ICON Partnerships and its other businesses. These standards will also be applied to transactions engaged in by ICON Leasing following the Offering. The criteria listed below represent generally the Company's current guidelines for acquisition and investment decisions. These guidelines are subject to continuing review and evaluation and to exceptions in appropriate circumstances.

     Total Return. The Company has expected each transaction undertaken on behalf of the partnership funds to achieve an internal rate of return of more than 20% per annum, compounded monthly, and expects those transactions entered into upon the Offering to have a high probability of achieving comparable rates of return. Such return may require the realization of equipment residual value equal to that amount which the Company believes properly reflects the likely fair market value of the equipment. In evaluating the residual value prospects for a transaction, the Company consults nationally known appraisers and determines the level of residual value which the Company believes would be available in most orderly liquidation scenarios under normal market conditions. To the extent that the residual value expected by the Company under this approach appears likely to enable the total return on invested cash of at least 20% per annum compounded monthly, a prospective transaction is given further consideration.

     Long Economic Useful Life Equipment; Transportability of Equipment and Efficiency of Used Equipment Markets. In most transactions, the Company will seek out leasing opportunities where the remaining lease term is greater than two years and, on expiry of the lease, at least one-third of the economic useful life of the equipment remains, based on the equipment age or utilization history. The

Company believes that the avoidance of transactions in which the underlying equipment may become technologically obsolete or otherwise of limited utility (perhaps from excessive wear and tear) enables the Company to seek out a number of disposition alternatives at lease expiry. For example, if management believes market conditions are adverse when equipment becomes available for sale after lease expiry, equipment with significant remaining life can be stored, refurbished or leased on short or long term leases until market conditions become more favorable.

     The Company generally enters into leasing transactions on equipment types which can be reasonably moved to other locations within the United States and, to a lesser degree, abroad. In the opinion of management, the transportability of such equipment broadens the base of prospective buyers or lessees in the event equipment is returned at lease expiry. To the extent that equipment is not practicably transported, for example in the case of fixed-plant equipment, the Company would consider the investment if the equipment is deemed to be essential to the operations of the lessee and, either impossible to replace, or only replaceable at a significantly higher cost than its fair market value.

     Creditworthiness. The creditworthiness of a lessee is an important consideration for the Company from several perspectives. Lessees with financial wherewithal are, in the opinion of the Company, more likely to be able to afford to comply with the maintenance and return condition provisions of the lease contract. A failure to comply with these provisions may cause the Company to have exposure to costs associated with repair and redelivery of equipment, which costs otherwise may have been the responsibility of the lessee. Additionally, many large companies, in the opinion of management, routinely maintain equipment to a standard superior to that in the lease contract for a variety of corporate reasons such as image, safety, and acknowledgement that the lessee may elect to purchase the equipment at lease expiry. Finally, in any lease transaction in general and in transactions structured as leveraged leases (i.e., in which a lender is entitled to receive some or all of the lease payments and has received a pledge of the title to an asset as collateral) in particular, a payment default on the part of the lessee could result in repossession and liquidation of the equipment at a price which does not enable the lessor to achieve its return.

ORIGINATION, EVALUATION AND COMPLETION OF TRANSACTIONS

     The Company conducts its acquisitions through an experienced staff of equipment leasing professionals. Described below are the stages of a typical transaction:

     Origination Process. The Company employs a team of professionals responsible on a full-time basis for identifying opportunities to acquire equipment subject to lease in the secondary markets and, to a lesser degree, identify lease opportunities for new or used equipment. The Company operates out of three facilities located in Harrison, New York; San Francisco, California; and Boston, Massachusetts and in addition, operates out of a London office under a trading agreement with a U.K.-based lease origination sales force. Upon completion of the offering, the Company intends to add an additional origination experienced leasing professional to this group.

     The Company has established an extensive referral network comprised of leasing companies, leasing brokers, investment bankers, attorneys, lenders, and equipment appraisers that refer transaction opportunities. The Company also takes advantage of opportunities to advertise in trade press and related periodicals, and to conduct targeted mail, telemarketing, and fax campaigns to keep prospective sellers and intermediaries aware of the Company's interests and capabilities. The Company is represented at major equipment leasing conventions and trade shows held each year, and several officers of the Company are active in the Equipment Leasing Association, the United Association of Equipment Lessors and the Eastern Association of Equipment Lessors, all well-recognized trade associations.

     As of September 30, 1997, the Company employed a sales force of twelve employees. These employees are responsible for implementing marketing plans and coordinating marketing activities with the Company's lease sources, both with respect to the acquisition of large ticket equipment subject to lease (three employees) and small ticket equipment leasing (nine employees) as well as providing customer service and participating in industry conventions and trade shows on behalf of the Company.

     Review and Analysis. The Company conducts a preliminary review and analysis of each proposed lease transaction. Based on preliminary information available about the transaction, various appraisal firms are consulted for general feedback as to possible residual value ranges and economic outcomes are forecast. On this basis, a non-binding letter of intent to purchase the equipment subject to lease may be issued subject to, among other things, a comprehensive due diligence review into the equipment, creditworthiness of the lessee, and the lease contract; the completion of a purchase agreement acceptable to the Company; and approval of the Investment Committee of the Company. Upon acceptance of the letter of intent by the selling transaction party, the Company's due diligence typically begins. The Company selects an appraiser or appraisers which, based on their initial comments on the subject equipment as well as the Company's experience with the appraiser, seem most knowledgeable about the equipment and have a national reputation. Such appraisers will provide a detailed appraisal report to the Company, supplying estimates of the current value as well as estimates of residual value at lease expiry. Such a report may include an on-site inspection if the parties believe that such inspection could provide insight into the future value of the equipment. Simultaneously, the Company's in-house Credit Department assembles all relevant financial statements, rating agency reports, and related information which will enable it to make a determination as to the creditworthiness of the lessee. Lessees which are regarded as investment grade by both Moody's Investor Service and Standard & Poor's Rating Group are generally subject to a less intensive independent review. During this process, the Company's Legal Department, which consists of two full time attorneys (or outside counsel engaged for the specific transaction), will review all lease and related documents to determine if there are any material deficiencies which (i) may have an adverse effect on the transaction's ultimate outcome and, as such, require the reconsideration of the bid price in the letter of intent or the withdrawal of the offer; or (ii) should be cured before completion of the transaction. A comprehensive investment write-up including the findings of the appraiser(s) and the Legal Department, as well as a summary and recommendation by the Company's transaction professional, copies of the lease and related documents, the financial statements of the lessee, the Credit Department analysis, and any other attachments deemed appropriate, is then circulated to the Company's Investment Committee for approval.

     Lease Documentation Review. The Company evaluates each lease agreement and related transaction documents for completeness and to confirm that the lease provides suitable protection from contingencies which may otherwise affect the total return prospects. The leases entered into or acquired by the Company in most cases obligate the lessee to pay all rents and payments, bear the risk of loss of the leased equipment, pay applicable taxes, indemnify the lessor against claims arising from lessee's negligent acts and maintain the equipment, and often contain a provision prohibiting the assignment or sublease of the leased equipment. Other common lease provisions require the lessee to maintain both casualty insurance and liability insurance (naming the Company as an additional insured) in an amount consistent with industry standards, and to indemnify the Company against any loss or liability incurred by or asserted against it arising out of such lease, or any performance thereunder, or related to the equipment subject thereto and to insure the equipment, the Company and any other party with an interest in the equipment from the normal risks of owning and operating the equipment. Additionally, such leases commonly provide rights and remedies to the lessor on the occurrence of an event of default, which could include non-payment of rent, breach of certain material covenants, or the bankruptcy or insolvency of the Lessee.

     Purchase Documentation. Simultaneously with the commencement of its due diligence processes, the Company commences the negotiation of a purchase agreement with the selling party. Such agreement describes all of the terms and conditions of the proposed transaction, and in most transactions includes comprehensive representations, warranties and indemnification provisions. The Company typically requires the seller to represent and warrant, among other things, that it has and can convey good and marketable title to the equipment; that the lease is enforceable in accordance with its terms and is in full force and effect; that no default has occurred; that the equipment has not, to its knowledge, suffered a casualty, and is being maintained in accordance with the lease; and that no other condition exists that would have a material adverse effect on the Company's ability to achieve its economic expectations other than as a result of credit loss or equipment residual value shortfalls. From time to time, the Company may limit the representations and warranties it seeks if, in its judgment, adequate confirmation of certain attributes of the lease or the equipment can be gained from other sources. In any event, the Company will require the selling party to indemnify it with respect to losses in the event of a breach of any such representation and warranty. Indemnification for loss may be limited to the Company's actual damages or provide for a return of all of the Company's investment at an agreed rate of return.

     Investment Committee. The Investment Committee is currently comprised of four executive officers, Messrs. Clarke, Weiss, Martin, and Kohlmeyer. The Committee may, by unanimous vote and, subject to the general supervision of the Company's Board of Directors, commit the Company to prospective transactions.

RECENT TRANSACTIONS

     The following chart sets forth selected secondary market seasoned lease transactions completed by the Company since August 1996 on behalf of the ICON Partnerships. The Company believes these transactions are illustrative of those that the Company expects to engage in after the Offering.

                                                                GROSS          CASH
LESSEE                        EQUIPMENT DESCRIPTION         PURCHASE PRICE  INVESTMENT
------                  ----------------------------------  --------------  -----------
Federal Express         One DC10-30 freighter aircraft        $ 40,973,585  $ 6,000,000
Airbus Industrie        One Airbus A300-200B4 aircraft          19,595,956    1,409,839
America Online          Telecommunication equipment             18,311,382    1,317,021
SEACOR-Smit             Three offshore supply vessels           17,100,000    4,275,000
Continental Airlines    Three 737-300 aircraft                  14,339,799    1,237,500
Rowan Company           Offshore drilling rig                   12,325,000   12,325,000
Continental Airlines    One DC10-30 commercial aircraft         12,109,759    2,800,000
Occidental Petroleum    Two anchor handling vessels              9,283,364    3,430,000
Texas Utilities         Computer networking equipment            9,177,567    1,745,550
US Airways              Two de Havilland DHC-8-102 aircraft      6,819,250    3,619,250
WalMart                 770 over-the-road trailers               4,554,815    2,803,175
                                                          -----------------------------

                                  Total                       $164,590,477  $40,962,335
                                  -----                   -----------------------------

CURRENT BUSINESSES OF THE COMPANY

ICON CAPITAL CORP.

     ICON Capital is the sole general partner of each of the seven ICON Partnerships, for which it performs all services relating to the management of the ICON Partnerships. Since 1989, ICON Capital has sponsored seven ICON Partnerships. Currently, ICON Capital is raising equity through the sale of interests in ICON Cash Flow Partners L.P. Seven ("ICON Seven"). The prior ICON Partnerships are closed to new investors, but ICON Capital continues to manage these portfolios of equipment subject to lease and financing transactions. As of September 30, 1997, ICON Seven had raised a total of $47 million in equity from a total of 2,149 investors and had purchased equipment subject to lease with an aggregate purchase price of approximately $170 million (including indebtedness incurred or assumed).

     As the sole general partner of the ICON Partnerships, ICON Capital has complete investment discretion over the proceeds of limited partnership unit sales. Proceeds of unit sales are invested in equipment subject to lease to achieve a partnership's stated investment objectives, which are expected to provide cash flow from lease rentals or residual value realizations that: (i) will fund fixed monthly distributions to limited partners through the fifth anniversary of the partnerships' final closing, and (ii) will thereafter be distributed to the limited partners on a pro rata basis. Upon the acquisition of ICON Capital in August 1996, the Company changed the investment approach of the ICON Partnerships in a manner that was consistent with the Partnership Agreements and, in the opinion of management, would provide superior total return prospects to the limited partnerships without meaningful added risk. Under this new investment approach, the ICON Partnerships have been pursuing investments in large ticket seasoned lease transactions.

     From May 1988 through September 30, 1997, net cumulative charge offs for credit loss and writedown for residual loss or impairement was 1.49% or $12.5 million on aggregate gross purchase price of $843.2 million.

     ICON Capital expects to be selling interests in ICON Seven until November 1998 through a nationwide network of broker/dealers. The Company anticipates that it will form a new equipment leasing limited partnership fund after ICON Seven in 1998. ICON Securities, a wholly owned subsidiary of the Company, is a NASD-registered broker/dealer that serves as dealer/manager of the ICON Partnerships and in that capacity receives an underwriting fee equal to 2.0% of gross offering proceeds.

     Substantially all of the revenues of ICON Capital are derived from acquisition fees and management fees payable by the ICON Partnerships. These fees are paid to ICON Capital as a percentage of units sold, with different percentages attributable to the different capacities in which ICON Capital services the partnership funds. Since the management fees are payable as a percentage of rental payments received by the Partnerships, they represent a source of revenue for ICON Capital for the respective lives of the ICON Partnerships, currently estimated to be seven to ten years from the initial closing.

     Most of the Company's historical revenues have been derived from the fees its subsidiaries earn from the organization and management of the ICON Partnerships. Fees earned by ICON Capital are governed by the Statement of Policy regarding Equipment Programs adopted by the North American Securities Administrators Association, Inc. ("NASAA Guidelines"). The NASAA Guidelines are the de facto standard imposed by many Blue Sky administrators in determining whether to approve the sale of interests in equipment leasing investment programs in their states. The fees outlined below (payable to ICON Capital as general partner unless otherwise noted) are those of ICON Seven, whose limited partnership interests are currently being offered and sold to the public. Because of the NASAA Guidelines it is anticipated that the aggregate fees generated from any future ICON Partnership will be substantially similar to the aggregate of those set forth below:

Underwriting Fees (payable to ICON Securities as
   dealer/manager) ...............................  2.0% of gross offering proceeds
Organizational and Offering Expense
   Reimbursement..................................  3.5% of gross offering proceeds
Equipment Acquisition Fee.........................  3.0% of equipment cost
Management Fees...................................  5.0% of gross rentals from operating leases or 2.0% of gross rentals from
                                                    full payout leases
Reimbursement of Administrative Fees..............  up to 2.0% of gross revenues

     In addition to the fees set forth above there are other fees payable from cash to be distributed to the limited partners of ICON Seven, which vary depending on ICON Seven's performance. These fees require the payment to ICON Capital of 1.0% of distributable cash prior to "Payout" and 10.0% thereafter. Payout occurs when ICON Seven's limited partners have received the return of their initial investment plus an 8.0% cumulative return. A 3.0% subordinated remarketing fee on equipment sales is also payable after Payout. The aggregate amount of fees of management fees and reimbursement of administrative expenses contractually owed to the Company upon receipt by the ICON Partnerships of existing gross receivables from the seven ICON Partnerships at its fiscal year ended December 31, 1996 was approximately $10.3 million.

     The Company's servicing responsibilities with respect to each lease it may acquire and with respect to the ICON Partnership leases vary, depending on the nature of the transaction size and the circumstances under which the lease was acquired or originated. Services to be provided by ICON Capital may include billing, processing payments, paying taxes and insurance and performing
collection and remarketing functions.   In addition, on behalf of its limited
partners, the Company prepares investor reports, makes regulatory filings, and oversees investor relations matters.

     ICON FUNDING CORP.

     ICON Funding is a wholly owned subsidiary of the Company engaged primarily in the small ticket lease acquisition and origination business. The Company intends to increase small ticket lease volume by (i) adding sales and marketing personnel to expand its referral network, (ii) placing additional emphasis on vendor programs or bulk purchases, and (iii) when strategically advantageous to the Company, acquiring brokers operating in this market sector. To date, the leases and loans that have been acquired and originated by ICON Funding have been on behalf of the ICON Partnerships and subsequently funded through securitization.

     On September 19, 1997, ICON Receivables 1997-A, a bankruptcy remote entity set up by ICON Funding for the benefit of the ICON Partnerships ("1997-A"), securitized a pool of 1,421 leases and loans with an aggregate remaining contract balance of approximately $59.4 million. 1997-A issued three tranches of Class A Notes with a weighted average coupon of 6.59%. These bonds were offered by Prudential Securities, Inc. and were rated investment grade by both Duff & Phelps Credit Rating Co. and Fitch Investors Service, L.P. Following the closing, the ICON Partnerships established a second warehouse facility, ICON Receivables 1997-B ("1997-B"), structurally identical to 1997-A. This second facility is currently acquiring lease transactions with a view towards their securitization once a sufficient number of such transactions have been acquired. As currently contemplated, the Company intends to conduct future small ticket leasing and lending acquisitions and origination for its own account. The amount of any future business will be a function of the volume of small ticket transaction opportunities and the availability of financing on terms acceptable to the Company.

RESOLUTION OF POTENTIAL CONFLICTS OF INTEREST

     Due to ICON Capital's fiduciary and contractual obligations in its capacity as general partner of the ICON Partnerships, the Company's ICON Capital subsidiary is required to invest capital on behalf of the ICON Partnerships in a manner which may compete with the Company's investment objectives and have the effect of reducing the availability of suitable transactions for the Company. Under the Partnership Agreements, ICON Capital has agreed with the limited partners to refer investment opportunities to the ICON Partnerships until such time as all initial capital contributions have been fully invested subject to limitations such as the partnership's maximum purchasing capacities, equipment type, structure of lease or creditworthiness of the transaction. The Company believes that this conflict of interest may be mitigated by the following: (i) lack of meaningful capital in the ICON Partnerships relative to the Company after the Offering and (ii) the differing investment objectives with respect to certain transactions among the Company and the ICON Partnerships. The conflict in determining and allocating investment capital between the Company and the ICON Partnerships will be resolved by the Investment Committee and subject to review by the Audit Committee.

     The Company's Investment Committee will evaluate the suitability of all prospective lease acquisitions and financing transactions for investment by an ICON Partnership before it makes a decision about the suitability of the opportunity for the Company's own portfolio. In general, the following criteria will be applied and, in the event that some or all of these criteria are not satisfied, the prospective transaction is expected to be considered for the Company's own portfolio only if:

     . The required cash investment is greater than the cash available for investment by an ICON Partnership;

     . The amount of leverage is above levels deemed acceptable for an ICON Partnership;

     . The equipment type is not appropriate to an ICON Partnership's objectives which include, among others, the avoidance of concentration of exposure to any one class of equipment;

     . The lessee credit quality does not satisfy an ICON Partnership's objective of maintaining a high quality portfolio with low credit losses while avoiding a concentration of exposure to any individual lessee or borrower;

     . The term remaining exceeds the liquidation period guidelines established in the Partnership Agreements;

     . The available cash flow (or lack thereof) is not commensurate with an ICON Partnership's need to make certain distributions during the Reinvestment Period (as defined);

     . The transaction structure, particularly with respect to the end of lease options governing the equipment, does not provide an ICON Partnership with the residual value opportunity commensurate with the total return requirements of such ICON Partnership; or

     . The transaction does not comply with the terms and conditions of the Partnership Agreements.

The Audit Committee of the Board of Directors will from time to time review the procedures described above in an effort to ensure that, in general, transactions have been considered for the Partnerships prior to being considered by the Company.


COMPETITION

     The Company competes in the equipment financing market with a number of national, regional and local finance companies. In addition, the Company's competitors in equipment leasing and finance in general include equipment manufacturers that finance the sale or lease of their products and other financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment.

     The Company's competitors in the secondary market for large ticket lease acquisitions include many larger, more established companies, such as GE Capital, GATX Capital, The CIT Group, Finova and First Union, that may have access to capital markets and to other funding sources, as well as the personnel and marketing resources, which may only be available to the Company to a far lesser degree. Many of the Company's competitors have substantially greater financial, marketing and operational resources and longer operating histories than the Company.

     With respect to small ticket leasing and financing, the Company faces intense competition from a significant number of leasing companies and lenders. In general, the cost of such financing to the equipment user is believed to be the largest consideration in the decision as to which financing source to use.
A significant number of the Company's competitors benefit from a cost of money below ICON Funding's cost. However, the Company believes that the structure of its warehouse facilities and its securitization program provide it with access to capital on terms similar to those of its larger, more established competitors. The Company believes that its experienced management team and sales force, its technology and servicing capacity and its significant broker and vendor base allows the Company to aggressively compete with larger, more established companies on the basis of service and responsiveness.

FACILITIES

     The Company's corporate headquarters and operations center are located in leased space at 600 Mamaroneck Avenue, Harrison, New York. The Company also leases office space for its other offices in Boston, Massachusetts; San Francisco, California and New York, New York. As of March 31, 1997, the monthly rent under the Company's New York office lease was approximately $35,000. The Company rents approximately 24,000 square feet at that location through November 2004. The other office space leases are each for a term less than 17 months and have rents of less than $5,790 per month.

EMPLOYEES

     As of September 30, 1997, the Company had 70 full-time employees, of whom 3 were engaged in executive management; 29 were engaged in finance and administration; 19 in marketing; 9 in collections and remarketing; 6 in credit evaluation; and 4 in legal. The Company's management believes that its relationship with its employees is good. No employees of the Company are members of a collective bargaining unit.

LEGAL PROCEEDINGS

     From time to time, the Company and its subsidiaries are parties to various claims, lawsuits and administrative proceedings arising in the ordinary course of business. Although the outcome of these lawsuits cannot be predicted with certainty, the Company does not expect such matters to have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning each of the executive officers, directors and designated future directors of the Company and their ages as of September 30, 1997:

NAME                        AGE  POSITION WITH THE COMPANY
----                        ---  -------------------------
Beaufort J. B. Clarke        51  Chairman of the Board, President and
                                 Chief Executive Officer
Paul B. Weiss                36  Vice Chairman of the Board and Executive Vice
                                 President; President of ICON Leasing
Thomas W. Martin             42  Executive Vice President and Director
Gary N. Silverhardt          37  Chief Financial Officer and Treasurer
John L. Lee                  53  Senior Vice President, General Counsel and Secretary
Robert W. Kohlmeyer, Jr.     36  Senior Vice President
Allen V. Hirsch              43  Senior Vice President
Adolfo R. Garcia (1)         48  Future Director
________________ (1)         __  Future Director

_________________
(1) To be a member of Audit Committee.

     Each individual named as a Future Director in the foregoing table has agreed to be elected as a Director of the Company effective upon the completion of the Offering and has consented to be named as such herein.

     BEAUFORT J. B. CLARKE has been President and Chief Executive Officer, and a director of the Company since August 1996 and Chairman of the Board of Directors since October 1997. Prior to his current position, Mr. Clarke was Chairman of the Board, Chief Executive Officer and President of Griffin Equity Partners, Inc., a purchaser of equipment leasing portfolios which he co-founded in October 1993 and served with until August 1996. From May 1991 to September 1993, Mr. Clarke was President of Gemini Financial Holdings, Inc., a purchaser of equipment leasing portfolios. Prior to that time, Mr. Clarke was a Vice President and one of the founders of Encore International, Inc., an equipment leasing company which became, after Mr. Clarke resigned, AT&T Systems Leasing. From 1981 to 1987, Mr. Clarke was a senior executive with several other equipment leasing companies, including Charter Financial Company, Finalco, Inc., and CMI Corporation. Mr. Clarke was an attorney with the law firm of Shearman & Sterling in New York City.

     PAUL B. WEISS has been Executive Vice President of the Company since November 1996 and Vice Chairman of the Board of Directors since October 1997.
He was appointed President of ICON Leasing upon its formation in November 1997. He has served since November 1996 as Executive Vice President, where he is engaged in the acquisition of large-ticket equipment lease transactions from the secondary market. Mr. Weiss served as Executive Vice President and a director and was co-founder of Griffin Equity Partners, Inc. (an equipment leasing company) from October 1993 through October 1996. Prior to that time, Mr. Weiss was Senior Vice President of Gemini Financial Holdings, Inc. (an equipment leasing company) from 1991 to 1993 and Vice President of Pegasus Capital Corporation (an equipment leasing company) from 1989 through 1991.

     THOMAS W. MARTIN has been Executive Vice President and a director of the Company since August 1996, and served as Secretary of the Company from August 1996 until October 1997. Mr. Martin has served since August 1996 as Executive Vice President and Secretary of ICON Capital. He has been responsible for lease originations for ICON Funding since October 1997 he has served as President. Prior to his present position, Mr. Martin was the Executive Vice President and Chief Financial Officer of Griffin Equity Partners, Inc. (an equipment leasing company) from October 1993 to August 1996. Prior to that time, Mr. Martin was Senior Vice President of Gemini Financial Holdings, Inc. (an equipment leasing company) from April 1992 to October 1993. Earlier, he held the position of Vice President at Chancellor Corporation (an equipment leasing company) for seven years.

     GARY N. SILVERHARDT was appointed Senior Vice President of the Company in August 1997 and has been Chief Financial Officer and Treasurer of the Company since August 1996. He has been with ICON Capital since 1989 and served as Vice President and Controller of that company from 1989 until its acquisition by the Company in August 1996. From 1985 to 1989, he was with Coopers & Lybrand, most recently as an Audit Supervisor.

     JOHN L. LEE was appointed Senior Vice President and General Counsel of the Company in April 1997. He was appointed Secretary of the Company in October 1997. Since 1992, Mr. Lee had been a partner at the Boston law firm of Peabody & Brown with a practice focusing on commercial aircraft and vessel leasing and financing transactions. Prior to joining Peabody & Brown, Mr. Lee served as General Counsel of American Finance Group, an equipment leasing company, and was earlier an associate with the law firm of Shearman & Sterling in New York City.

     ROBERT W. KOHLMEYER, JR. was appointed Senior Vice President of Operations of the Company and ICON Capital in August 1997. He previously served as Vice President of Operations of ICON Capital since August 1996. From March 1993 to August 1996, Mr. Kohlmeyer was President of Corporate Capital Services. From January 1995 to February 1995, Mr. Kohlmeyer held the title of Vice President with Gemini Financial Holdings, Inc. (an equipment leasing company). Prior to that, Mr. Kohlmeyer held a position as Credit/Risk Manager at Intelogic Trace, Inc.

     ALLEN V. HIRSCH was appointed Senior Vice President of the Company in December 1996. He has also served since December 1996 as the Senior Vice President of ICON Capital and the President and Chief Executive Officer of ICON Securities. Previously, Mr. Hirsch spent 16 years with PLM Financial Services and Affiliates, most recently as President of PLM Securities Corp. He also served as the Vice Chairman of the Board of PLM International (an equipment leasing company) from May 1989 through June 1996.

     ADOLFO R. GARCIA has agreed to serve on the Board of Directors commencing upon consummation of the Offering. He is the president of Adolfo R. Garcia, P.C., a Massachusetts-based professional corporation which is a partner of McDermott, Will & Emery, an international law firm with offices in Boston and several other U.S. cities and foreign countries. Mr. Garcia, who has practiced out of the firm's Boston office since April 1982, has headed the corporate, corporate finance, securities and international law practice in the firm's Boston office and since 1993 has been a member of the firm's management committee.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors intends to appoint Messrs. Garcia and ___________ to the Audit Committee upon consummation of the Offering. The responsibilities of the Audit Committee will include making recommendations to the Board of Directors as to the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates.

     The Board of Directors does not have a Compensation Committee or a Nominating Committee.

                             DIRECTOR COMPENSATION

     No compensation has ever been paid to any of the directors of the Company for service in such capacity. Non-employee directors shall be eligible to receive reasonable compensation for their service in this capacity as well as grants of non-qualified stock options under the 1997 Non-Employee Directors Stock Plan.

1997 NON-EMPLOYEE DIRECTORS' PLAN

     The Company's 1997 Non-Employee Directors Plan (the "Director Plan") was adopted by the Company in October 1997 and will become effective upon the closing of the Offering. Under the terms of the Director Plan, options to purchase 15,000 shares of Common Stock (the "Initial Options") will be granted to each person who becomes a non-employee director after the effectiveness of the Offering, effective as of the date of election to the Board of Directors. The Initial Options will vest in equal annual installments over three years after the date of grant. In addition each non-employee director will receive 10,000 shares ("Annual Options") on the date of each annual meeting of the Company's stockholders held after the closing of the Offering. The Annual Options will vest on the first anniversary of the date of grant. Both Initial Options and Annual Options will be exercisable at the fair market value of the Common Stock on the date of grant. A total of 100,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. Unless sooner terminated pursuant to its terms, the Director Option Plan will terminate in October 2007.

                             EXECUTIVE COMPENSATION

     The following tables sets forth all compensation awarded to, earned by or paid for services rendered to the Company, or its subsidiaries in all capacities for the fiscal year ended March 31, 1997 by the Company's current President and Chief Executive Officer, the former President and Chief Executive Officer of ICON Capital, and the two other executive officers of the Company (collectively, the "Named Executive Officers") who earned greater than $100,000 in salary and bonus for services rendered to the Company and its subsidiaries in such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                          FISCAL  ---------------------
NAME AND POSITION                          YEAR   SALARY ($)  BONUS ($)
-----------------                         ------  ----------  ---------
Beaufort J. B. Clarke (1)...............    1997    $160,740    $    --
  President and Chief Executive
  Officer
Gary N. Silverhardt.....................    1997     168,600     40,000
  Chief Financial Officer
Paul B. Weiss (1).......................    1997     109,376         --
  Executive Vice President
Peter D. Beekman (2)....................    1997      96,595      8,561
  Former President and Chief Executive
  Officer of ICON Capital

_________________

(1) Messrs. Clarke and Weiss commenced service with the Company in August 1996 and November 1996, respectively.
(2) Mr. Beekman resigned as President of ICON Capital in August 1996 upon the acquisition of ICON Capital by the Company.

1997 STOCK OPTION PLAN

     The Company's 1997 Stock Option Plan (the "1997 Stock Option Plan") was adopted in October 1997 and will become effective upon the closing of the Offering. The 1997 Stock Option Plan, as amended, provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1997 Stock Option Plan, the Company may grant options qualified as "incentive stock options" under U.S. federal tax law or non-qualified stock options. Incentive stock options may only be granted to employees of the Company or its parents or subsidiaries. A total of 2,000,000 shares of Common Stock may be granted under the 1997 Stock Option Plan. Unless terminated earlier pursuant to its terms, the 1997 Stock Option Plan will terminate in October 2007.

     Upon the effective date of the Registration Statement of which this Prospectus forms a part, the Company intends to grant certain stock options under the 1997 Stock Option Plan to Messrs. Clarke, Weiss, Martin and certain other officers, a total of approximately 1,200,000 shares an exercise price equal to the initial public offering price per share. Such options to be granted are expected to vest 33-1/3% each on the first three anniversaries of the date of grant and are expected to expire on the tenth anniversary of the date of grant.

401(K) PLAN

     Effective in September 1996, the Company adopted a 401(k) Profit Retirement Plan and Trust (the "Plan") for the exclusive benefit of its eligible employees and their beneficiaries. The 401(k) Plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the "Code"). All employees who have at least one year of full-time service with the Company and have attained the age of 18 are eligible to participate in the 401(k) Plan. Pursuant to the Plan, and subject to the Code's requirements, a participant may elect to contribute a percentage of compensation each year to the 401(k) Plan. The Company currently contributes an amount equal to 100% of the amount contributed by a participant. The 401(k) Plan also allows the Company to make additional contributions by means of an annual discretionary contribution. The existence and amount of any such discretionary contribution is determined by the Board of Directors and is allocated among those participants who elect salary reduction. Discretionary contributions are subject to certain contingencies as set forth in the 401(k) plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not have a Compensation Committee. No executive officer of the Company has served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of the Company. Mr. Clarke, Chief Executive Officer and President of the Company, with the approval of the Board of Directors, has determined executive officer compensation.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Mr. Clarke, Mr. Weiss and the Company are each parties to separate employment agreements for a five-year term expiring in December 2002. The agreements provide that Mr. Clarke and Mr. Weiss are entitled to receive an annual base salary of $275,000 and $250,000 respectively, subject to annual increases of 7.5%, and are eligible to receive an annual incentive bonus based upon certain performance objectives established by the Board (the "Bonus Plan"). Under the Bonus Plan, the Company anticipates that there will be a pool whereby a portion of the pre-tax income of the Company will be distributed to Messrs. Clarke, Weiss, Martin and certain other executives. Messrs. Clarke and Weiss each shall be entitled to receive at between 25.0% and 33.0% of the total pool at the end of such year, with the remainder being distributed to the remaining Executive Vice President and Senior Vice Presidents of the Company, such distribution amounts being determined and recommended by Mr. Clarke and approved by the Board of Directors. The amount of the distribution will be calculated based on a reference rate multiplied by pre-tax income that will be equal to 9.5% for calendar years 1998 and 1999 and 9.0% for the years 2000, 2001 and 2002 if the Company achieves 85% or more of its projected financial results. If performance targets set by the Board of Directors are not achieved, this rate is adjusted downward.

     Mr. Clarke's and Mr. Weiss' employment agreements also provide that they will each be granted options under the 1997 Stock Option Plan to acquire 1.75% of the shares of the outstanding Common Stock upon consummation of the Offering at the initial public offering price, subject to ratable annual vesting over three (3) years.

     Each of Messrs. Clarke's and Weiss' employment agreements include a non-competition covenant pursuant to which he shall be prohibited from competing with the Company during the term of the agreement and for three years following its termination. In consideration of such covenant, if either Mr. Clarke's or Mr. Weiss' employment is terminated by the Company without cause following a "change of control" (as defined in the agreement), Messrs. Clarke or Weiss, as the case may be, will receive the following severance payments and further benefits: (i) $500,000 if such termination occurs in the third year or later of the agreement and the Company has achieved its earnings objectives in the first two years; (ii) full payment of accrued, unpaid salary, bonus and benefit payments; (iii) a sum equal to three years of his highest annual base pay to date; (iv) a sum equal to three times his highest to date annual bonus earned;
(v) full immediate vesting of any issued but unvested stock options; (vi) three years of continuation of participation in the Company's benefits (to the extent not received by Messrs. Clarke or Weiss, as the case may be, in another position), including health, disability and life insurance, qualified and non-qualified retirement and pension plans, if any, or the then current value of the same in cash if the terms of such plans preclude such continued participation; and (vii) such additional sums as are necessary for Messrs. Clarke or Weiss, as the case may be, to meet any additional federal taxes due to the payment of the severance pay and other benefits having been contingent upon a change in control. If Messrs. Clarke's or Weiss' employment is terminated by the Company without cause in the absence of such a change of control, Messrs. Clarke or Weiss, as the case may be, will be entitled to all of the foregoing severance payments and other benefits, other than additional sums required for the payment of federal taxes in the event of a change in control transaction. If either of Messrs. Clarke or Weiss were to resign following a reduction in his responsibilities or pay or change in location, his agreement deems such a termination as having been effected by the Company.

     At the expiration of the term of their employment agreement, Messrs. Clarke or Weiss, as the case may be, will receive the following severance payments and benefits: (i) full payment of any accrued, unpaid salary, bonus and benefit payments; (ii) a sum equal to eighteen months of his highest to date annual base pay; (iii) a sum equal to one and one-half of his highest to date annual bonus earned; and (iv) eighteen months of continuation of participation in the Company's benefits (to the extent not received by Messrs. Clarke and Weiss in another position), including health, disability and life insurance, qualified and non-qualified retirement and pension plans or, if any, the then current value of the same in cash if the terms of such plans preclude such continued participation. If Messrs. Clarke or Weiss were to be terminated for cause (as defined in the agreement), Messrs. Clarke or Weiss, as the case may be, would be entitled only to full payment of any accrued, unpaid salary, bonus and benefit payments and retention of any fully vested stock options and similarly vested benefits. Pursuant to the agreement, throughout the term of his employment, Mr. Clarke will serve as Chief Executive Officer of the Company and Mr. Weiss will serve as Executive Vice President of the Company.

     The Company is party to an employment agreement with its Chief Financial Officer, Gary N. Silverhardt, for a term expiring in August 1998 with an automatic renewal term of six months unless the Company terminates earlier for cause or the employee gives advance notice of termination. Pursuant to the agreement, Mr. Silverhardt is entitled to receive an annual salary of not less than $170,000 in addition to annual bonus payments in accordance with the Company's Bonus Plan. In addition, if the agreement is terminated without cause by the Company, the Company is obligated to pay Mr. Silverhardt a termination fee equal to the amount of annual salary unpaid from the date of termination to the date of expiration of the initial employment term, or the amount of equal to six months' base salary, whichever is greater, plus any deferred compensation, plus any accrued but unpaid bonus and any vacation pay.

PRIOR LITIGATION INVOLVING CURRENT MANAGEMENT

     Three senior executives of the Company, Messrs. Clarke, Martin and Weiss, were involved in litigation with Gemini Group, Inc. and affiliates, which commenced in late 1993 and was settled in October 1996. The litigation involved the termination of the employment relationship of Messrs. Clarke, Martin and Weiss, including claims against the former employer for monies owed to Messrs. Clarke, Martin and Weiss, and certain competitive matters. All litigation relating to or involving Gemini Group and its affiliates was settled in October 1996, with all entities and parties waiving and releasing any and all claims arising out of or in connection with the subject matter of the litigations.

LIMITATION OF LIABILITY AND INDEMNIFICATION.

     Indemnification Agreements. Prior to the completion of the Offering, the Company will enter into separate but identical indemnification agreements (the "Indemnification Agreements") with each director and executive officer of the Company and expects to enter into Indemnification Agreements with persons who become directors or executive officers in the future. The Indemnification Agreements shall provide that the Company will indemnify the director or officer (the "Indemnitee") against any expenses or liabilities incurred by the Indemnitee in connection with any proceeding in which such Indemnitee may be involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Company or by reason of any action taken by or omitted to be taken by such Indemnitee while acting as an officer or director of the Company, provided that such indemnity shall only apply if (i) the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe the Indemnitee's conduct was unlawful, (ii) the claim was not made to recover profits made by such Indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) the claim was not initiated by the Indemnitee, (iv) the claim was not covered by applicable insurance, or (v) the claim was not for an act or omission of a director of the Company from which a director may not be relieved of liability under Section 102(b)(7) of the DGCL. Each Indemnitee will undertake to repay the Company for any costs or expenses paid by the Company if it shall ultimately be determined that such Indemnitee is not entitled to indemnification under the Indemnification Agreements.

     Provisions of Certificate of Incorporation. As allowed by the DGCL, the Company's Certificate of Incorporation provides for the limitation of the liability of the directors of the Company for monetary damages to the fullest extent permissible under Delaware law. See "Described Capital Stock -- Certain Provisions of Delaware Law and the Company's Certificate of Incorporation. The Company's by-laws also permit the Company to indemnify its officers and directors to the fullest extent permitted by law.

     Directors and Officers Insurance. The Company has obtained directors and officers liability and company reimbursement insurance pursuant to which the insurer will pay, on behalf of directors and officers of the Company, certain losses (as defined) incurred as a result of specified wrongful acts by such persons, for which they are not indemnified by the Company. In addition, the insurer will reimburse the Company for certain losses incurred as a result of the Company's indemnification of an officer or director in connection with such a wrongful act. The policy provides that the insurer's aggregate liability to the Company with respect to a single policy year shall not exceed $10,000,000 million and is subject to customary exclusions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 20, 1996, Warrenton and Summit Asset Holdings LLC ("Summit") each purchased 50 percent of the Common Stock of the Company for consideration of $67,000. Simultaneously, each of Warrenton and Summit entered into certain loan agreements with the Company evidenced by notes payable to Summit in the amount of $1,133,000 and to Warrenton in the amount of $1,433,000. On August 20, 1996, the Company acquired all of the outstanding stock of ICON Capital and ICON Securities for $9,332,680.

     Upon consummation of the Offering, the remaining indebtedness evidenced by the Warrenton note will be converted to 111,276 shares of Common Stock at the initial public offering price. In October 1997, Summit agreed to have its shares of the Common Stock of the Company redeemed by the Company for consideration of $7.2 million pursuant to the terms of a Stock Redemption Agreement between the Company and Summit. In addition the Company agreed to repay its $1.4 million in indebtedness owed to Summit. Also, the Company agreed to enter into a five-year Trading Agreement with Summit under which Summit grants the Company a right of first refusal to purchase all equipment lease transactions from $500,000 to $15 million dollars which Summit originates in the United Kingdom and which meet the credit quality and residual risk parameters established by the Company's investment committee as they may be revised from time to time. As consideration for this right of first refusal the Company will not source U.K. lease transactions other than from Summit, unless such lease transactions are already in the portfolio of a third party, whether in the U.K. or in other countries in the European community. In addition, the Company agreed to grant Summit warrants exercisable for 498,338 shares of Common Stock at a price per share equal to the initial public offering price upon consummation of the Offering.

     TKO Financial Corporation provided a $3.0 million secured term loan to the Company in June 1997, which was made to retire certain acquisition financing. As partial consideration for such loan facility, TKO was issued 1,000 shares of the Company's Class B Common Stock. Pursuant to an agreement with the Company, the Company will redeem the 1,000 shares of the Company's Class B Common Stock. The Company intends to repay all sums due to TKO under the term loan facility upon completion of the Offering, including a prepayment premium in the approximate amount of $225,000.

                           PRINCIPAL STOCKHOLDERS AND
                       BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of September 30, 1997, as adjusted to reflect the sale of the Common Stock offered hereby, with respect to the beneficial ownership of Common Stock of each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, each director, designated future director and executive officer of the Company, and all designated future directors, current directors and executive officers of the Company as a group.

                                                             SHARES                PERCENTAGE OF
                                                       BENEFICIALLY OWNED       COMMON STOCK OWNED
                                                   --------------------------  ---------------------
                                                      BEFORE        AFTER       BEFORE      AFTER
                                                     OFFERING     OFFERING     OFFERING   OFFERING
                                                   ------------   --------     ---------  --------
Warrenton Capital Partners L.L.C.................  4,000,000     4,111,276(3)      50.0%       24.8%
  200 East Washington Street
  Middleburg, Virginia  20117
Summit Asset Holding L.L.C.......................  4,000,000(1)    498,338(4)      50.0         2.9
  c/o Roy & Stevens
  Sears Crescent Building
  100 City Hall Plaza
  Boston, MA 02108
Beaufort J. B. Clarke,...........................  4,000,000(2)  4,111,276(2)(3)   50.0        24.8
  Chairman of the Board, President and Chief
  Executive Officer
Paul B. Weiss,...................................  4,000,000(2)  4,111,276(2)(3)   50.0        24.8
  Vice Chairman of the Board
  and Executive Vice President
Thomas W. Martin,................................  4,000,000(2)  4,111,276(2)(3)   50.0        24.8
  Executive Vice President and Director
Gary N. Silverhardt,.............................          -             -            -           -
  Chief Financial Officer
Adolfo R. Garcia,................................          -             -            -           -
  Future Director
All directors, designated future.................  4,000,000(2)  4,111,276(2)(3)   50.0        24.8
  directors and executive officers
  as a group (11 persons)

__________
(1) Such shares will be redeemed upon consummation of the Offering. See "Certain Transactions."

(2) Consists of shares held by Warrenton, as to which entity each of Messrs. Clarke, Weiss and Martin hold a greater-than-10 percent beneficial ownership interest. Each of Messrs. Clarke, Weiss and Martin disclaim beneficial ownership of such shares to the extent such deemed beneficial ownership exceeds their respective pro rata beneficial ownership of Warrenton.

(3) Includes 111,276 shares subject to warrants to be granted upon consummation of the Offering. See "Certain Transactions."

(4) Consists of shares issuable upon exercise of a warrant to be granted upon consummation of the Offering. See "Certain Transactions."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company upon completion of the Offering will consist of 50,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, $.01 par value per share. The Common Stock, prior to completion of the Offering, consists of Class A voting shares and Class B non-voting shares. Other than voting rights, the Class A and Class B shares are identical. The Company and the holder of the 1,000 shares of the Class B Common Stock which are outstanding as of the date of this Prospectus have entered into an agreement whereby such shares shall be redeemed by the Company upon consummation of the Offering for $349,000 and other consideration (see "Certain Transactions"). The Restated Charter will remove the Class A and Class B designations. Unless indicated otherwise, when used with respect to periods of time prior to the completion of the Offering, the term "Common Stock" in this Prospectus refers exclusively to the Class A Common Stock. Upon completion of the Offering, the Company will have outstanding 16,611,276 shares of Common Stock 17,486,270 if the Underwriters' over-allotment option is exercised in full. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Restated Charter to be filed with the Delaware Secretary of State upon consummation of the Offering and its by-laws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy". In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of Preferred Stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities.
In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

     The Restated Charter authorizes the Board of Directors, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 10,000,000 shares of $.01 par value preferred stock of the Company (the "Preferred Stock") in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications or special or relative rights or privileges as shall be determined by the Board of Directors in its sole discretion, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company currently has no plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Company's Restated Charter provides that no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

     Certain provisions of Delaware law and the Company's Restated Charter and by-laws could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors.

     The provisions of the Restated Charter and by-laws described herein would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock or the removal of the incumbent Board, and thus could have the effect of perpetuating the incumbent management. At the same time, the provisions would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Company's voting stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the stockholders. These provisions are thus intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's management and Board of Directors. The provisions are permitted under Delaware law and are consistent with the rules of the Nasdaq National Market.

     The following discussion is a general summary of material provisions of the Company's Restated Charter and by-laws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Restated Charter and by-laws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "Available Information."

     Directors. Certain provisions of the Restated Charter and by-laws will impede changes in majority control of the Board of Directors. The Restated Charter will provide that the Board of Directors of the Company are to be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. This classification of the Board of Directors could make it more difficult for a third party to acquire control of the Company, because it would require more than one annual meeting of stockholders to elect a majority of the directors. The Company's By-laws provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The number of directors constituting the Board will initially be seven.

     Restrictions on Call of Special Meetings. The By-laws provide that a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board, the President, or an Executive Vice President, and for the transaction of any proper business. Holders of Common Stock, in their capacity as stockholders, are not authorized to call a special meeting.

     Absence of Cumulative Voting. The Restated Charter does not provide for cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The Restated Charter authorizes 10,000,000 shares of Preferred Stock. The Company is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and rights of such shares, including voting rights and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Company and its stockholders.

     Amendment to Certificate of Incorporation and By-Laws. Amendments to the Company's Certificate of Incorporation requires the approval by a majority vote of the Company's Board of Directors and also by a majority vote of the outstanding shares of the Company's stock entitled to vote thereon. The by-laws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the outstanding shares of the Company's stock entitled to vote thereon.

     Delaware Anti-Takeover Statute. Generally, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of the outstanding voting stock of a Delaware corporation, such as the Company) from engaging in a "business combination" with such corporation for three years following the date that the person became an interested stockholder. The takeover can be completed, however, if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the Company's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the Company (excluding shares held by the bidder). Section 203 could make it more difficult for a third party to acquire control of the Company, but does not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The Company may exempt itself from the requirements of the DGCL by adopting an amendment to its Certificate of Incorporation or By-laws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

                          TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 16,611,276 shares of Common Stock outstanding. The 12,500,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144; shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the remaining outstanding shares of Common Stock held by affiliates and, subject to the volume and other limitations of Rule 144, will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 as the holding provisions of Rule 144 are satisfied. Also, the Representative has been granted warrants exercisable for 830,564 shares (924,314 if the Underwriter's over-allotment is exercised) of Common Stock at the initial public offering, which shares have been registered by separate prospectus under the Registration Statement of which this Prospectus is a part for resale from time to time after (by agreement with the Company) a 180-day period following the consummation of the Offering. Further, upon consummation of the Offering, 2,000,000 shares will be reserved for issuance pursuant to provisions of the Company's 1997 Long Term Stock Option Plan and 200,000 shares of Common Stock will be reserved for issuance pursuant to provisions of the 1997 Non-Employee Directors Stock Plan. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable under such plans.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding shares of Common Stock (approximately 166,112 shares) immediately after completion of the Offering; or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

     Each of the Company and its existing stockholder, executive officers and directors has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose, directly or indirectly, of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior consent of Friedman, Billings, Ramsey & Co., Inc.

     Prior to this Offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the completion of the Offering.
Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters") and each of the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc., is acting as Representative, has severally agreed to purchase, the number of shares of Common Stock offered hereby set forth below opposite its name:


                                                                       NUMBER OF
     UNDERWRITER                                                         SHARES
     -----------                                                         ------
     Friedman, Billings, Ramsey & Co., Inc. ..........................


                                                                          ----------
     Total............................................................    12,500,000
                                                                          ==========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all the shares of Common Stock offered hereby if any are purchased.

     The Underwriters propose initially to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a
concession not to exceed $   per share of Common Stock.  The Underwriters may
allow and such dealers may reallow a concession not to exceed $   per share of
Common Stock to certain other dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an over-allotment option (the "Over-Allotment Option"), which is an option exercisable during a 30-day period after the date hereof to purchase, at the initial offering price less underwriting discounts and commissions, up to an additional 1,875,000 shares of Common Stock for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise the Over-Allotment Option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment.

     The Company has agreed to issue on the date of this Prospectus to the Representative and/or its designees warrants (the "Underwriters Warrants") to purchase up to 830,564 shares of Common Stock (924,314 shares if the Over-Allotment Option is exercised), representing 5% of the shares of Common Stock outstanding after completion of the Offering, at a purchase price equal to the initial public offering price per share. The Underwriters' Warrants may not be sold, transferred, assigned or hypothecated for 180 days following the date of this Prospectus, except to officers, directors, and shareholders of the Representative, The Underwriters' Warrants are immediately exercisable and have a term of five years from the date of this Prospectus (the "Warrant Exercise Term"). The Company has also registered the shares of Common Stock underlying the Underwriters' Warrants. During the Warrant Exercise Term, the Representative is given the opportunity to profit from a rise in market price of the shares of Common Stock. To the extent that the Underwriters' Warrants are exercised, dilution to the interests of the holders of the Common Stock will occur. In addition, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected because the holders of the Underwriters' Warrants can be expected to exercise them at a time when the Company likely would be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriters' Warrants.

     The Company has agreed to indemnify the several Underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price has been determined by negotiation between the Company and the Representative of the Underwriters. Among the factors considered in making such determination were the history of, and the prospects for, other consolidators generally, an assessment of management, the Company's prospects for future earnings, the general conditions of the economy and the securities market and the prices of offerings by similar issuers. There can, however, be no assurance that the price at which the shares of Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

     The Representative has informed the Company that the Underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they exercise discretionary authority.

     Until the distribution of the Common Stock is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for or purchase the Common Stock. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representative may reduce that short position by purchasing shares of Common Stock in the open market. The Representative may also elect to reduce any short position by exercising all or part of the Over-Allotment Option described above.

     The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold that Common Stock as part of the Offering.

     In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each of the Company and its existing stockholder, executive officers and directors has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose, directly or indirectly, of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior consent of the Representative.

     From time to time, each of the Underwriters and their respective affiliates may provide investment banking services to the Company.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by McDermott, Will & Emery, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Kirkland & Ellis, Washington, D.C.

                                    EXPERTS

     The consolidated balance sheet of the Company as of March 31, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period from August 21, 1996 (formation of the Company) to March 31, 1997, and the combined balance sheet of ICON Capital and ICON Securities as of March 31, 1996 and the related combined statements of income, changes in stockholders' equity and cash flows for the period from April 1, 1996 to August 20, 1996 and for the years ended March 31, 1996 and 1995 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     Page
AUDITED FINANCIAL STATEMENTS                                                         ----
----------------------------
     Independent Auditors' Report                                                     F-2

     Consolidated Balance Sheet as of March 31, 1997 (Successor) and Combined         F-3
     Balance Sheet as of March 31, 1996 (Predecessor)

     Consolidated Statement of Income for the period August 21, 1996 through          F-4
     March 31, 1997 (Successor) and Combined Statements of Income for the period
     April 1, 1996 through August 20, 1996 and the years ended March 31, 1996 and 1995 (Predecessor)

     Consolidated Statement of Changes in Stockholders' Equity for the period         F-5
     August 21, 1996 through March 31, 1997 (Successor) and Combined Statements of Changes in Stockholders' Equity for the period April 1, 1996 through
     August 20, 1996 and the years ended March 31, 1996 and 1995 (Predecessor)

     Consolidated Statement of Cash Flows for the period August 21, 1996 through      F-6
     March 31, 1997 (Successor) and Combined Statements of Cash Flows for the
     period April 1, 1996 through August 20, 1996 and the years ended March 31,
     1996 and 1995 (Predecessor)

     Notes to Consolidated and Combined Financial Statements                          F-8

INTERIM FINANCIAL STATEMENTS (UNAUDITED)
----------------------------------------

     Consolidated Balance Sheets as of September 30, 1997 and March 31, 1997         F-18

     Consolidated Statements of Income for the six months ended September 30,        F-19
     1997 and for the period August 21, 1996 through September 30, 1996
     (Successor) and Combined Statement of Income for the period April 1, 1996 to August 20, 1996 (Predecessor)

     Consolidated Statements of Income for the three months ended September 30,      F-20
     1997 and for the period August 21, 1996 through September 30, 1996
     (Successor) and Combined Statement of Income for the period July 1, 1996 to
     August 20, 1996 (Predecessor)

     Consolidated Statements of Changes in Stockholders' Equity for the six          F-21
     months ended September 30, 1997 and for the period August 21, 1996 through
     September 30, 1996 (Successor) and Combined Statement of Changes in
     Stockholders' Equity for the period April 1, 1996 to August 20, 1996
     (Predecessor)

     Consolidated Statements of Cash Flows for the six months ended September        F-22
     30, 1997 and for the period August 21, 1996 through September 30, 1996
     (Successor) and Combined Statement of Cash Flows for the period April 1,
     1996 to August 20, 1996 (Predecessor)

     Notes to Interim Consolidated and Combined Financial Statements                 F-24


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



The Board of Directors
ICON Holdings Corp.:

We have audited the accompanying consolidated balance sheet of ICON Holdings Corp. ("Holdings") (Successor) as of March 31, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period from August 21, 1996 (formation of the Company) to March 31, 1997. We have also audited the accompanying combined balance sheet of ICON Capital Corp. ("Capital") and ICON Securities Corp. ("Securities") (collectively, Predecessor) as of March 31, 1996 and the related combined statements of income, changes in stockholders' equity and cash flows for the period from April 1, 1996 to August 20, 1996 and for the years ended March 31, 1996 and 1995. These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Holdings (Successor) as of March 31, 1997 and Capital and Securities (collectively, Predecessor) as of March 31, 1996, and the results of their operations and their cash flows for the periods April 1, 1996 to August 20, 1996 (Predecessor) and August 21, 1996 to March 31, 1997 (Successor), and for the years ended March 31, 1996 and March 31, 1995 (Predecessor), in conformity with generally accepted accounting principles.

As discussed in note 2 to the financial statements, Capital and Securities were acquired by Holdings (a newly formed corporation) in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


                              KPMG Peat Marwick LLP



October 17, 1997
New York, New York

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

                                BALANCE SHEETS

                                   March 31,

                                                                              (Successor)         (Predecessor)
                                                                             Consolidated       Combined Capital
                                                                               Holdings          and Securities
                                                                                 1997                 1996
                                                                                 ----                 ----
          ASSETS
Cash                                                                       $      747,123        $      184,870
Receivables from related parties - managed partnerships                         1,323,502             2,023,380
Prepaid and other assets                                                          200,098               150,749
Deferred charges                                                                  379,717               302,886
Receivables from affiliates                                                             -               336,806
Fixed assets and leasehold improvements, at cost, less accumulated
  depreciation and amortization of $1,533,265 and $1,246,975                      752,472               781,058
Goodwill, less accumulated amortization of $574,500 and $0                      8,270,294                     -
Investment in equipment under an operating lease, at cost,
 less accumulated depreciation of $0 and $1,079,939                                     -             4,260,497
                                                                           --------------        --------------

Total assets                                                               $   11,673,206        $    8,040,246
                                                                           ==============        ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                                      $    1,214,366        $      871,770
Due to stockholder                                                                432,742                     -
Subordinated notes payable - related party                                      2,399,336                     -
Notes payable - seller financing                                                3,342,196                     -
Notes payable - recourse                                                          196,105                46,185
Notes payable - non-recourse                                                        -                 4,262,185
Deferred income taxes, net                                                      1,532,928               483,944
Deferred management fees - managed partnerships                                   758,452               667,824
                                                                           --------------        --------------
Total liabilities                                                               9,876,125             6,331,908
                                                                           --------------        --------------

Commitments and contingencies

Stockholders' equity:
  Common stock: $.01 par value; 1,000 shares authorized,
    issued and outstanding at March 31, 1997.  No par value;
    $10 stated value; 3,200 shares authorized, 1,600 shares
    issued and outstanding at March 31, 1996                                           10                15,100
  Additional paid-in capital                                                      133,990               739,300
  Retained earnings                                                             1,663,081               953,938
                                                                           --------------        --------------

                                                                                1,797,081             1,708,338
                                                                           --------------        --------------

Total liabilities and stockholders' equity                                 $   11,673,206        $    8,040,246
                                                                           ==============        ==============

See accompanying notes to consolidated and combined financial statements.

                               ICON HOLDINGS CORP.
                                AND SUBSIDIARIES

                              STATEMENTS OF INCOME

                                      (Predecessor)   (Successor)                     (Predecessor)  (Predecessor)
                                       -----------    -----------                      -----------    -----------
                                        Combined                                        Combined       Combined
                                       Capital and   Consolidated                      Capital and    Capital and
                                       Securities      Holdings          Total         Securities     Securities
                                         4/1/96         8/21/96         for the          for the        for the
                                           to             to          Year Ended       Year Ended     Year Ended
                                         8/20/96        3/31/97         3/31/97 (1)      3/31/96        3/31/95
                                       -----------    -----------     -------------    -----------    -----------
Revenues:

   Fees - managed partnerships        $ 2,985,092    $  9,195,146     $ 12,180,238    $ 9,375,796    $   8,436,772
   Rental income from investment in
     operating lease                      799,372         742,275        1,541,647      1,009,756          661,165
   Interest income and other income        21,102          98,789          119,891         58,939           37,204
                                      -----------    ------------     ------------    -----------    -------------

         Total revenues                 3,805,566      10,036,210       13,841,776     10,444,491        9,135,141
                                      -----------    ------------     ------------    -----------    -------------

Expenses:

   Selling, general and
     administrative                     3,399,180       4,809,128        8,208,308      8,494,559        7,189,420
   Amortization of deferred charges       118,190         366,389          484,579        473,484          373,075
   Amortization of goodwill                    -          574,500          574,500             -              -
   Depreciation and amortization          121,368         197,632          319,000        329,121          336,944
   Depreciation - equipment under
     operating lease                      660,160         633,615        1,293,775        652,704          320,426
   Interest expense - non-recourse
     financings                           139,212         108,660          247,872        333,728          329,030
   Interest expense - recourse
     financings                             5,565         555,417          560,982         27,344           60,186
   Write off of related party notes
     receivable                                -               -                -             -            225,000
                                      -----------    ------------     ------------    -----------    -------------

         Total expenses                 4,443,675       7,245,341       11,689,016     10,310,940        8,834,081
                                      -----------    ------------     ------------    -----------    -------------

   Income (loss) before provision for
     income taxes                        (638,109)      2,790,869        2,152,760        133,551          301,060

Provision for income taxes                     -        1,127,788        1,127,788         74,663          137,743
                                      -----------    ------------     ------------    -----------    -------------

   Net income (loss)                  $  (638,109)   $  1,663,081     $  1,024,972    $    58,888    $     163,317
                                      ===========    ============     ============    ===========    =============

(1) - As discussed in note 2 of the accompanying notes to the consolidated and combined financial statements, Capital and Securities were acquired by ICON Holdings Corp. (a newly formed corporation) on August 21, 1996, in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the year ended March 31, 1997 are not comparable to the years ended March 31, 1996 and 1995.


See accompanying notes to consolidated and combined financial statements.

                               ICON HOLDINGS CORP.
                                AND SUBSIDIARIES

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                   Common Stock                                            Note           Total
                              ----------------------       Additional                   Receivable        Stock-
                                 Shares         Par          Paid-in      Retained         from          holders'
                              Outstanding      Value         Capital      Earnings     Stockholder        Equity
                              -----------      -----       ----------     --------     -----------       -------
Combined Capital and Securities (Predecessor)
---------------------------------------------

Balance at March 31, 1994          1,600   $   15,100   $   1,439,300   $   831,733   $   (700,000)  $   1,586,133

Net income                            -            -             -          163,317            -           163,317
                                --------   ----------   -------------   -----------   ------------   -------------

Balance at March 31, 1995          1,600       15,100       1,439,300       995,050       (700,000)      1,749,450

Cancellation of note receivable
  from stockholder                    -            -         (700,000)           -         700,000            -

Dividends                             -            -              -        (100,000)           -          (100,000)

Net income                            -            -              -          58,888            -            58,888
                               ---------   ----------   -------------   -----------   ------------   -------------

Balance at March 31, 1996          1,600       15,100         739,300       953,938            -         1,708,338

Net loss                              -            -              -        (638,109)           -          (638,109)
                               ---------   ----------   -------------   -----------   ------------   -------------

Balance at August 20, 1996         1,600   $   15,100   $     739,300   $   315,829    $       -     $   1,070,229
                               =========   ==========   =============   ===========   ============   =============


Consolidated Holdings (Successor)
--------------------------------
August 21, 1996 (date of
  acquisition of Capital
  and Securities)                     -    $     -      $       -       $      -      $       -      $        -

Capitalization of Holdings         1,000           10         133,990          -              -            134,000

Net income                            -           -             -         1,663,081           -          1,663,081
                               ---------   ----------   -------------   -----------   ------------   -------------

Balance at March 31, 1997          1,000   $       10   $     133,990   $ 1,663,081   $       -      $   1,797,081
                               =========   ==========   =============   ===========   ============   =============

See accompanying notes to consolidated and combined financial statements.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

                           STATEMENTS OF CASH FLOWS

                                                  (Predecessor)       (Successor)                    (Predecessor)    (Predecessor)
                                                  -------------       -----------                    -------------    -------------
                                                     Combined                                           Combined         Combined
                                                   Capital and       Consolidated                      Capital and     Capital and
                                                    Securities         Holdings        Total           Securities       Securities
                                                      4/1/96           8/21/96        for the            for the         for the
                                                        to                to         Year Ended         Year Ended      Year Ended
                                                     8/20/96           3/31/97      3/31/97 (1)           3/31/96         3/31/95
                                                  ------------       -----------    -----------        -----------      -----------
Cash flows from operating activities:
   Net income (loss)                              $  (638,109)       $ 1,663,081    $ 1,024,972        $    58,888      $   163,317
   Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
        Depreciation and amortization                 781,528            831,247      1,612,775            981,825          657,370
        Amortization of goodwill                        --               574,500        574,500              --               --
        Amortization of deferred charges              118,190            366,389        484,579            473,484          373,075
        Interest expense paid directly to
         lender by lessee                             139,212            108,660        247,872            333,728          329,030
        Rental income paid directly to
         lender by lessee                            (799,372)          (742,275)    (1,541,647)        (1,009,756)        (661,165)

        Principal payments on litigation
         settlement                                     --                 --             --               (55,847)         (50,545)

        Write-off of related party notes
         receivable                                     --                 --             --                 --             225,000
        Deferred income taxes                           --             1,048,984      1,048,984             74,103          135,420
   Changes in operating assets and liabilities:
      Receivables from managed partnerships,
        net of deferred                             1,364,974           (574,468)       790,506           (156,672)        (218,239)

      Prepaid and other assets                         38,680            317,181        355,861             41,827          262,465
      Receivables from affiliates                     (68,404)           130,242         61,838           (273,294)        (291,489)

      Accounts payable and accrued
        expenses                                     (158,491)           219,556         61,065            371,597           (9,008)
                                                  -----------        -----------    -----------        -----------      -----------
             Total adjustments                      1,416,317          2,280,016      3,696,333            780,995          751,914
                                                  -----------        -----------    -----------        -----------      -----------
Net cash provided by operating
   activities                                         778,208          3,943,097      4,721,305            839,883          915,231
                                                  -----------        -----------    -----------        -----------      -----------
Cash flows from investing activities:
   Purchase of fixed assets                            (9,962)           (81,471)       (91,433)          (157,694)        (145,766)

   Increase in deferred charges                      (153,479)          (407,931)      (561,410)          (495,680)        (423,259)

   Investment in Partnership                            --                 --             --                (1,000)           --
   Loan to related party                                --                 --             --                 --            (225,000)

   Acquisition of Capital and
     Securities                                         --            (2,683,000)    (2,683,000)             --               --
                                                  -----------        -----------    -----------        -----------      -----------

Net cash used in investing activities                (163,441)        (3,172,402)    (3,335,843)          (654,374)        (794,025)
                                                  -----------        -----------    -----------        -----------      -----------

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

                     STATEMENTS OF CASH FLOWS-(Continued)

                                           (Predecessor)       (Successor)                        (Predecessor)     (Predecessor)
                                           -----------         -----------                         -----------       -----------
                                             Combined                                               Combined           Combined
                                            Capital and        Consolidated                        Capital and       Capital and
                                            Securities           Holdings          Total           Securities         Securities
                                              4/1/96              8/21/96         for the            for the           for the
                                                to                  to           Year Ended         Year Ended        Year Ended
                                              8/20/96             3/31/97        3/31/97 (1)          3/31/96           3/31/95
                                           ------------        ------------      -----------       -----------       -----------
Cash flows from financing activities:
   Holdings capital contributions                 --               134,000           134,000              --                --
   Proceeds from subordinated
     notes payable                                --             2,599,000         2,599,000              --                --
   Principal payments on subordinated
     notes payable                                --              (199,664)         (199,664)             --                --
   Seller notes retired                           --            (2,949,680)       (2,949,680)             --                --
   Principal payments on seller notes             --              (357,804)         (357,804)             --                --
   Dividend paid to parent                        --                  --                --            (100,000)             --
   Principal payments on notes
     payable - recourse financings             (45,417)             (3,644)          (49,061)         (291,407)         (287,908)
                                           -----------         -----------       -----------       -----------       -----------

Net cash used in financing activities          (45,417)           (777,792)         (823,209)         (391,407)         (287,908)
                                           -----------         -----------       -----------       -----------       -----------

Net increase (decrease) in cash                569,350              (7,097)          562,253          (205,898)         (166,702)

Cash, beginning of period                      184,870             754,220           184,870           390,768           557,470
                                           -----------         -----------       -----------       -----------       -----------

Cash, end of period                        $   754,220         $   747,123       $   747,123       $   184,870       $   390,768
                                           ===========         ===========       ===========       ===========       ===========





(1) - As discussed in note 2 of the accompanying notes to the consolidated and combined financial statements, Capital and Securities were acquired by the Company on August 21, 1996 in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the year ended March 31, 1997 are not comparable to the years ended March 31, 1996 and 1995.


See accompanying notes to consolidated and combined financial statements.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

            Notes to Consolidated and Combined Financial Statements

                                March 31, 1997

(1)  Organization

     ICON Holdings Corp. ("Holdings") was formed on May 1, 1996 as a Delaware corporation. Holdings is a joint venture fifty-percent owned by Summit Asset Holding L.L.C. ("Summit"), a subsidiary of a diversified financial and business services group based in the United Kingdom and fifty-percent owned by Warrenton Capital Partners L.L.C. ("Warrenton"). Warrenton was formed by two of the founders of Griffin Equity Partners, Inc., a U.S. company engaged in the acquisition of leases and lease portfolios. On August 21, 1996, Holdings acquired all of the outstanding stock of ICON Capital Corp. ("Capital"), as well as all of the outstanding stock of ICON Securities Corp. ("Securities"), an affiliate of Capital. Holdings has five wholly-owned subsidiaries; Capital, Securities, ICON Financial Corp., ICON Receivables Management Corp. and ICON Funding Corp., and one sixty-percent owned subsidiary, MGC Griffin Capital Corp., (collectively, the "Company"). The primary activity of the Company is the development, marketing, underwriting and management of publicly registered equipment leasing limited partnerships. The Company is also engaged in the business of originating and securitizing contract receivables and providing consulting services to unrelated parties in connection with the acquisition and administration of lease transactions. Capital is the general partner and manager of ICON Cash Flow Partners, L.P., Series A ("ICON Cash Flow A"), ICON Cash Flow Partners, L.P., Series B ("ICON Cash Flow B"), ICON Cash Flow Partners, L.P., Series C ("ICON Cash Flow C"), ICON Cash Flow Partners, L.P., Series D ("ICON Cash Flow D"), ICON Cash Flow Partners, L.P., Series E ("ICON Cash Flow E"), ICON Cash Flow Partners L.P. Six ("ICON Cash Flow Six") and ICON Cash Flow Partners L.P. Seven ("ICON Cash Flow Seven") (collectively, the "Partnerships"), which are publicly registered equipment leasing limited partnerships. The Partnerships were formed for the purpose of acquiring equipment and leasing such equipment to third parties. The Company's investments in the Partnerships of $7,000 are carried at cost and are included in prepaid and other assets.

     Capital earns fees from the Partnerships on the sale of Partnership units during their respective offering periods. Additionally, Capital earns acquisition and management fees and shares in Partnership cash distributions. ICON Cash Flow Seven began offering its units to suitable investors on November 9, 1995. The offering period for ICON Cash Flow Seven will end thirty-six months after the Partnership began offering such units, November 8, 1998.

     Securities is a registered broker-dealer and is a member of the National Association of Securities Dealers, Inc. Securities has earned fees from the underwriting and sale of ICON Cash Flow Seven units since its inception and will continue to earn fees through the end of its proposed offering on November 8, 1998.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued

     The following table identifies pertinent offering information relating to the Partnerships:

                                   Date Operations             Date Ceased         Gross Proceeds
                                        Began                Offering Units             Raised
                                   ---------------           --------------        --------------
         ICON Cash Flow A          May 6, 1988               February 1, 1989      $      2,504,500
         ICON Cash Flow B          September 22, 1989        November 15, 1990           20,000,000
         ICON Cash Flow C          January 3, 1991           June 21, 1991               20,000,000
         ICON Cash Flow D          September 13, 1991        June 5, 1992                40,000,000
         ICON Cash Flow E          June 6, 1992              July 31, 1993               61,041,151
         ICON Cash Flow Six        March 31, 1994            November 8, 1995            38,385,712
         ICON Cash Flow Seven      January 19, 1996               (a)                    48,297,094 (a)
                                                                                   ----------------

                                                                                   $    230,228,457
                                                                                   ================

         (a) Anticipated closing on November 8, 1998 with gross proceeds raised through October 15, 1997 of $48,297,094.

(2)  Acquisition
     -----------

     On August 21, 1996, Holdings acquired all of the outstanding stock of Capital and Securities for $9,332,680. The purchase price consisted of $2,683,000 in cash and $6,649,680 in seller financing, of which $2,949,680 of the seller financing was paid off at closing.

     The acquisition has been accounted for as a purchase. The purchase price and expenses associated with the acquisition exceeded the fair values allocated to the assets acquired and the liabilities assumed as of the date of acquisition. The excess of the purchase price ($8,284,406) and related expenses ($560,388) over the estimated fair values of the net assets acquired has been recorded as goodwill and is being amortized on a straight line basis over ten and five year periods, respectively.

     The following unaudited pro forma financial information presents the consolidated results of operations of Holdings as if the acquisition of Capital and Securities had occurred at the beginning of the fiscal year ended March 31, 1997, after giving effect to certain adjustments, including the amortization of goodwill (i.e. costs in excess of net assets of businesses acquired), increased interest expense from debt assumed to have been issued to fund the acquisition, elimination of management fees paid to Securities' former parent and the income tax effects of the afore mentioned. This pro forma financial information does not necessarily reflect the results of operations as they would have been if Holdings, Capital and Securities had constituted a single entity during such periods and is not necessarily indicative of results which may be obtained in the future.

                                                              Pro Forma for the
                                                                 Year Ended
                                                               March 31, 1997
                                                           ----------------------
                                                            thousands of dollars
                                                                 (unaudited)
     Statement of Income:
        Revenue:
         Fees - managed partnerships                             $  12,180
         Rental income from investment in operating lease            1,542
         Interest income and other                                     120
                                                                 ---------
              Total revenues                                        13,842
                                                                 =========

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued

                                                             Pro Forma for the
                                                                Year Ended
                                                              March 31, 1997
                                                              --------------
     Expenses:
        Selling, general, and administrative                         7,910
        Amortization of deferred charges                               484
        Amortization of goodwill                                       914
        Depreciation and amortization                                  319
        Depreciation - equipment under operating lease               1,294
        Interest expense - recourse financings                         825
        Interest expense - non-recourse financings                     248
                                                                 ---------
         Total expenses                                             11,994
                                                                 ---------

     Income before provision for income taxes                        1,848

     Provision for income taxes                                      1,142
                                                                 ---------

     Net income                                                  $     706
                                                                 =========

(3)  Significant Accounting Policies

     (a) Basis of Accounting and Presentation
         ------------------------------------

         The Company's consolidated and combined financial statements have been prepared on the historical cost basis of accounting using the accrual basis. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (b) Consolidation and Combination
         -----------------------------

         The consolidated financial statements include the accounts of the Company and all majority owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

         The combined financial statements include the accounts of Capital and Securities. All significant inter-company accounts and transactions have been eliminated.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued


     (c) Disclosures About Fair Value of Financial Instruments
         -----------------------------------------------------

         Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosures about the fair value of financial instruments. The fair values of the Company's financial instruments (cash, receivables and notes payable) approximate the carrying values at March 31, 1997 and 1996.

     (d) Revenue and Cost Recognition
         ----------------------------

         The Company earns fees from the Partnerships for the underwriting, sale, organization and offering of each Partnership and for the acquisition, management and administration of their lease portfolios. Underwriting, sale, organization and offering fees are earned based on investment units sold and are recognized at each closing. Acquisition fees are earned based on the purchase price paid or the principal amount of each transaction entered into. Management and administrative fees are earned for actively managing the leasing, re-leasing, financing and refinancing of Partnership equipment and financing transactions and for the administration of the Partnerships. Management and administrative fees are earned based primarily on gross rental payments.

         At March 31, 1997 and 1996 the Company had accounts receivable due from the Partnerships of $1,323,502 and $2,023,380, respectively. Included in these amounts are receivables of $758,452 and $667,824 due from ICON Cash Flow A, ICON Cash Flow B and ICON Cash Flow C relating to management fees which have been earned, but deferred since September 1, 1993, as discussed below.

         Under the Partnership agreements, the Company is entitled to management fees from the Partnerships. Management fees are subordinate to the preferred cash distributions to limited partners, on a cumulative basis, during the period of reinvestment. Effective September 1, 1993, ICON Cash Flow A, ICON Cash Flow B, and ICON Cash Flow C decreased the monthly distribution rate to limited partners from the cash distribution rates stated in their prospectuses. Currently such distribution rates are at an annual rate of 9%. As a result of the decreased distribution rate, all management fees payable to the Company related to these entities have been deferred until the limited partners of ICON Cash Flow A, ICON Cash Flow B and ICON Cash Flow C have received their stated cash distribution rate of return on a cumulative basis. Management fees deferred for the period September 1, 1993 to March 31, 1997 totaled $758,452 and were comprised of $36,263 for ICON Cash Flow A, $127,000 for ICON Cash Flow B and $595,189 for ICON Cash Flow C. Such amounts are included in receivables due from managed income funds as well as in deferred management fees on the March 31, 1997 consolidated balance sheet.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued


     (e) Goodwill
         --------

         Goodwill, representing the excess of the purchase price and related expenses over the estimated fair value of net assets acquired, is being amortized on a straight-line basis over ten and five year periods, respectively. For the period August 21, 1996 to March 31, 1997, amortization expense totaled $574,500.

     (f) Deferred Charges
         ----------------

         Under the terms of the Partnerships' agreements, the Company is entitled to be reimbursed for the costs of organizing and offering the units of the Partnerships from the gross proceeds raised, subject to certain limitations, based on the number of investment units sold. The unamortized balance of these costs is included on the consolidated and combined balance sheets as deferred charges and is being amortized over the offering period.

     (g) Fixed Assets and Leasehold Improvements
         ---------------------------------------

         Fixed assets, which consist primarily of computer equipment, software and furniture and fixtures, are recorded at cost and are being depreciated over three to five years using the straight-line method. Leasehold improvements are also recorded at cost and are being amortized over the estimated useful lives of the improvements, or the term of the lease, if shorter, using the straight-line method.

     (h) Investment in Equipment Under Operating Lease
         ---------------------------------------------

         The Company's investment in equipment under operating lease is recorded at cost and is being depreciated to estimated salvage value. Both lease rentals and depreciation are recognized on the straight-line basis over the lease term. The Company, on a non-recourse basis, financed the purchase of the equipment with a financial institution. Interest on the related non-recourse financing is calculated under the interest method. The excess of rental income over depreciation and related interest expense represents the net amount earned on this type of transaction.

     (i) Income Taxes
         ------------

         The Company accounts for its income taxes following the liability method as provided for in SFAS No. 109, "Accounting for Income Taxes."

         Capital files stand alone Federal and state income tax returns for the period April 1, 1996 to August 20, 1996. Securities files, for the period ended April 1, 1996 to August 20, 1996, consolidated Federal and state income tax returns with its former parent, Soundview Leasing Corp. For the period August 21, 1996 to March 31, 1997, Holdings and its subsidiaries will file a consolidated Federal tax return and combined state tax return.

(4)  Stockholders' Equity
     --------------------

     Holdings was capitalized on August 21, 1996 with an initial capital contribution of $134,000, consisting of a $67,000 contribution from Summit and a $67,000 contribution from Warrenton.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued


(5)  Related Party Transactions
     --------------------------

     The Company earns fees from the Partnerships for the underwriting, sale, organization and offering of each Partnership and for the acquisition, management and administration of their lease portfolios. Receivables from managed income funds primarily relate to such fees earned from the Partnerships.

     For the period August 21, 1996 to March 31, 1997, the Company accrued $217,655 and $175,000 in acquisition and management fees to Summit, respectively. As of March 31, 1997, the Company had payables of $432,742 to Summit related to acquisition fees, management fees and expense reimbursements.

     In 1996, pursuant to a proxy solicitation, the limited partners in ICON Cash Flow B agreed to the following amendments to their Partnership
     Agreement: (1) extend the Reinvestment Period for a maximum of four additional years, and (2) eliminate ICON Cash Flow B's obligation to pay the Company $228,906 of the $355,906 in deferred management fees which were outstanding as of November 15, 1995, the original end of the Reinvestment Period. The elimination of these fees reduced receivables from related parties - managed partnerships and deferred management fees - managed partnerships by the same amount. In addition, the remaining $127,000 in deferred management fees, when paid to the Company, would be returned to ICON Cash Flow B in the form of an additional capital contribution.

     In February and March 1995, the Company lent $75,000 and $100,000, respectively, to ICON Cash Flow Series A. Principal on the loans was to be repaid only after the extended Reinvestment Period expired, and after the limited partners had received at least a 6% total return on their capital. Since recoverability of these notes was questionable, such notes were written off by the Company in fiscal 1995.

     Effective January 31, 1995, ICON Cash Flow Series A, by consent of its limited partners, amended its Partnership Agreement. The amendments: (1) extend the Reinvestment Period of ICON Cash Flow Series A to January 1997,
     (2) allow the company to lend funds to ICON Cash Flow Series A for a term in excess of twelve months for amounts up to an aggregate of $250,000 and
     (3) decrease management fees to a flat rate of 1% of rentals for all investments under management.

     In January and October 1994, the Company contributed $75,000 and $50,000, respectively, in additional capital to ICON Cash Flow A. Since management fees from ICON Cash Flow A are currently being deferred (see Note 3) and the recoverability of the additional capital contributions is questionable, such contributions were written off by the Company. Profits, losses and cash distributions will not be affected by the additional capital contributions and will continue to be allocated in the same manner as stated in the ICON Cash Flow A prospectus.

(6)  Prepaid and Other Assets
     ------------------------

     Included in prepaid and other assets are unamortized insurance costs, the Company's investment in the Partnerships and sublease receivables.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements - Continued

(7)  Income Taxes
     ------------

     The provision for income taxes for Holdings (Successor) for the period August 21, 1996 to March 31, 1997, and combined Capital and Securities (Predecessor) for the years ended March 31, 1996 and 1995 consisted of the following:

                              (Successor)       (Predecessor)      (Predecessor)
                               ---------         -----------        -----------
                             Consolidated      Combined Capital   Combined Capital
                               Holdings         and Securities     and Securities
                                 1997                1996               1995
                                 ----                ----               ----
     Current:
       Federal              $       -           $       -          $      -
       State                       78,804                 560             2,323
                            -------------       -------------      ------------
                                   78,804                 560             2,323
                            -------------       -------------      ------------
     Deferred:
       Federal                    963,231              46,078            80,344
       State                       85,753              28,025            55,076
                            -------------       -------------      ------------
                                1,048,984              74,103           135,420
                            -------------       -------------      ------------

                            $   1,127,788       $      74,663      $    137,743
                            =============       =============      ============

     There was no provision for income taxes for Capital and Securities for the period April 1, 1996 to August 20, 1996.

     Deferred income taxes at March 31, 1997 and 1996 are primarily the result of temporary differences relating to net operating loss carryforwards, the carrying value of fixed assets, equipment under an operating lease, the investments in the Partnerships and deferred charges. The deferred tax assets and liabilities at March 31, consisted of the following:

                                        (Successor)           (Predecessor)
                                        Consolidated         Combined Capital
                                          Holdings            and Securities
                                            1997                   1996
                                            ----                   ----
     Deferred Tax Assets:
       Federal                          $      58,066          $    611,179
       State                                   59,995                 9,010
                                        -------------          ------------
                                              118,061               620,189
                                        -------------          ------------

     Deferred Tax Liabilities:
       Federal                              1,389,403               979,287
       State                                  261,586               124,846
                                        -------------          ------------
                                            1,650,989             1,104,133
                                        -------------          ------------

                                        $   1,532,928          $    483,944
                                        =============          ============

     At March 31, 1997 the Company had $230,777 in net operating loss carry-forwards. A valuation allowance for deferred tax assets has not been recorded since management believes that the deferred tax assets will be utilized in future periods. Taxes payable of $78,804 and $560 were included in accounts payable and accrued expenses on the respective consolidated and combined balance sheets.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued

     The following table reconciles income taxes computed at the Federal statutory rate to the Company's effective tax rate for Holdings (Successor) for the period August 21, 1996 to March 31, 1997 and combined Capital and Securities (Predecessor) for the years ended March 31, 1996 and 1995:

                                               (Successor)                (Predecessor)             (Predecessor)
                                                ---------                  -----------               -----------
                                               Consolidated              Combined Capital          Combined Capital
                                                 Holdings                 and Securities            and Securities
                                                   1997                        1996                      1995
                                                   ----                        ----                      ----
                                             Tax          Rate            Tax        Rate          Tax         Rate
                                             ---          ----            ---        ----          ---         ----
     Federal statutory taxes            $    948,895     34.00%      $   45,407     34.00%    $  102,360      34.00%
     State income taxes, net of Federal
       tax benefit                           108,609      3.89           18,866     14.13         37,883      12.58
     Amortization of goodwill                171,514      6.14              -         -              -          -
     Meals and entertainment exclusion        21,978       .79           11,490      8.60         11,744       3.90
     Other                                  (123,208)    (4.41)          (3,149)    (2.36)       (10,384)     (3.45)
     Adjustment to prior year Federal
       income tax                                -        -              12,773      9.57            -          -
     Effect of graduated rates                   -        -             (10,724)    (8.03)        (3,860)     (1.28)
                                        ------------     -----       ----------     -----     ----------      -----
                                        $  1,127,788     40.41%      $   74,663     55.91%    $  137,743      45.75%
                                        ============     =====       ==========     =====     ==========      =====


(8)  Notes Payable
     -------------

     Notes payable at March 31, consisted of the following:

                                                                               (Successor)       (Predecessor)
                                                                              Consolidated     Combined Capital
                                                                                Holdings        and Securities
                                                                                  1997               1996
                                                                                  ----               ----
     Subordinated Notes Payable
     --------------------------
     Installment note due Warrenton, interest at 12.5%, principal and interest due in monthly installments of $40,284
       through September 1999                                               $  1,033,336      $       -

     Term note due Warrenton, interest at 12.5%,
       principal and interest due August 2001                                    233,000              -

     Term note due Summit, interest at 12.5%,
       principal and interest due August 2001                                  1,133,000              -
                                                                            ------------      ------------

                                                                            $  2,399,336      $       -
                                                                            ============      ============

     Notes Payable - Seller Financing
     --------------------------------

     Installment note due Peter D. Beekman, interest at
       16.705%, principal and interest due in monthly
       installments of $111,358 through August 1999                         $  2,642,196      $       -

     Term note due Peter D. Beekman, interest
       at 12%, interest due monthly                                              700,000              -
                                                                            ------------      ------------

                                                                            $  3,342,196      $       -
                                                                            ============      ============

     Note Payable - Capital Lease
     ----------------------------

     Various obligations under capital leases, payable
       in monthly installments through March 2002                           $    196,105      $     46,185
                                                                            ============      ============

     On June 24, 1997, the Company refinanced the notes payable-seller financing with proceeds received from a $3,000,000 term loan. The loan is with TKO Finance Corp. ("TKO"), bears interest at 11.5% and is payable in thirty-six equal monthly installments of $99,177 commencing August 1, 1997.

     In connection with the TKO loan, the Company issued 1,000 shares of Class B non-voting common stock and entered into a Put and Call Agreement. The Put portion of the Agreement grants TKO the right to require the Company to purchase 200 shares, 350 shares and the remaining 450 shares of the Class B common stock at $432.22 per share in April 2000, 2001 and 2002, respectively. The Call portion of the Agreement grants the Company the right to require TKO to sell 200 shares, 350 shares and the remaining 450 shares of the Class B common stock at $480.07 per share in February.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued

     2000, 2001 and 2002, respectively. In the event the Company registers any of its stock or other securities under the Securities Act of 1933, TKO will have the right to convert its shares of the Class B common stock into shares of the stock to be issued. The Class B common stock was recorded at fair value at date of issue. The fair value will be increased by periodic accretions so that the carrying amount will equal the Call amount at each respective Call date.

(9)  Investment in Equipment Under Operating Lease
     ---------------------------------------------

     On December 12, 1993, the Company invested $5,340,436 in manufacturing equipment which was subsequently leased to a third party user for a two year period commencing on January 1, 1994. Rentals were payable monthly in advance. Simultaneous with the purchase of the equipment, the Company, on a non-recourse basis, obtained $5,393,840 in financing from a financial institution, of which $5,340,436 was paid directly to the equipment vendor to satisfy the cost of the equipment. The excess of the proceeds from the financing over the cost of the equipment, $53,404, was paid directly to the Company and earned over the two year period of the lease. All rental payments by the lessee were paid directly to the financial institution. The original non-recourse financing bore interest at a rate of 6.6%, and was paid in 24 monthly installments of $55,097 through December 1995, with a final payment of $4,699,584 in January 1996.

     Effective January 1, 1996, the lessee renewed the lease and the bank extended the term of the collateralized non-recourse note. The terms of the renewal required monthly rentals of $171,294, payable by the lessee in advance, for two years. Such rental payments continued to be paid directly to the financial institution to reduce the loan, with interest now calculated at 8.95%. The lease was terminated in 1997 resulting in a gain of $1,694 being recognized on disposition.

(10) Commitments and Contingencies
     -----------------------------

     The Company has operating leases for office space through the year 2004. Rent expense for the period April 1, 1996 to August 20, 1996 (Predecessor), August 21, 1996 to March 31, 1996 (Successor) and the years ended March 31, 1996 and 1995 amounted to $129,000, $231,000, $319,000 and $308,000, net of
     sublease income of $70,000, $101,000, $165,000 and $160,000, respectively.
     The future minimum rental commitments under non-cancelable operating leases are due as follows (sublease rental income is all from short term leases):

                      Fiscal Year Ending
                          March 31,                 Amount
                          --------                  ------
                           1998                 $    520,683
                           1999                      669,176
                           2000                      503,688
                           2001                      490,817
                           2002                      504,840
                           Thereafter              1,345,822
                                                ------------
                                                $  4,035,026
                                                ============

(11) Supplemental Disclosure of Cash Flow Information
     ------------------------------------------------

     For the period April 1, 1996 to August 20, 1996 (Predecessor), August 21, 1996 to March 31, 1997 (Successor) and the years ended March 31, 1996 and 1995, the Company paid $5,565, $555,417, $27,344 and $60,186 in interest on recourse financings, respectively.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued

     Certain equipment, which the Company was carrying as investment in equipment under operating lease, was paid for directly by a financing institution. In connection with this transaction, the lessee's monthly installments were remitted directly to the financing institution to service the Company's non-recourse note payable, which was incurred when the financing institution paid for the equipment on behalf of the Company. For the period April 1, 1996 to August 20, 1996 (Predecessor), August 21, 1996 to March 31, 1996 (Successor) and the years ended March 31, 1996 and 1995, such payments aggregated $799,372, $742,275, $1,009,756 and $661,165, which was comprised of $660,160, $633,615, $676,028 and $332,393 of principal and
     $139,212, $108,660, $333,728 and $328,772 of interest. The equipment under the operating lease was sold to the lessee in 1997 and a gain of $1,694 was recognized on disposition.

     On August 21, 1996, Holdings acquired all of the outstanding stock of Capital and Securities for $9,332,680. The purchase price consisted of $2,683,000 in cash and $6,649,680 in seller financing, of which $2,949,680 of the seller financing was paid off at closing.

                               ICON HOLDINGS CORP.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)

                                                                             September 30,            March 31,
                                                                                 1997                   1997
                                                                                 ----                   ----
          ASSETS
Cash                                                                       $      156,968        $      747,123
Receivables from related parties - managed partnerships                         1,359,899             1,323,502
Prepaid and other assets                                                          445,026               200,098
Deferred charges                                                                  658,642               379,717
Fixed assets and leasehold improvements, at cost, less accumulated
  depreciation and amortization of $1,716,531 and $1,533,265                      686,493               752,472
Goodwill less accumulated amortization of $1,031,627 and $574,500               7,813,167             8,270,294
                                                                           --------------        --------------

Total assets                                                               $   11,120,195        $   11,673,206
                                                                           ==============        ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY


Accounts payable and accrued expenses                                      $    1,063,290        $    1,214,366
Due to stockholder                                                                140,000               432,742
Subordinated notes payable - related party                                      2,213,399             2,399,336
Notes payable - seller financing                                                     -                3,342,196
Notes payable - recourse                                                        3,402,249               196,105
Deferred income taxes, net                                                      1,632,316             1,532,928
Deferred management fees-managed partnerships                                     788,547               758,452
                                                                           --------------        --------------

Total liabilities                                                               9,239,801             9,876,125
                                                                           --------------        --------------

Redeemable stock                                                                  269,576                 -

Commitments and contingencies

Stockholders' equity:
  Common stock: $.01 par value; 1,000 shares
    authorized, issued and outstanding                                                 10                    10
  Additional paid-in capital                                                      133,990               133,990
  Retained earnings                                                             1,476,818             1,663,081
                                                                           --------------        --------------

                                                                                1,610,818             1,797,081
                                                                           --------------        --------------
Total liabilities and stockholders' equity                                 $   11,120,195        $   11,673,206
                                                                           ==============        ==============



See accompanying notes to consolidated and combined financial statements.

                               ICON HOLDINGS CORP.
                                AND SUBSIDIARIES

                              STATEMENTS OF INCOME

                                   (Unaudited)

                                                           (Successor)       (Predecessor)     (Successor)
                                                           -----------       -------------     -----------
                                                           Consolidated        Combined
                                                             Holdings         Capital and      Consolidated        Total
                                                             for the           Securities        Holdings         for the
                                                            Six Months          4/1/96            8/21/96        Six Months
                                                               Ended               to                to            Ended
                                                              9/30/97           8/20/96           9/30/96        9/30/96 (1)
                                                            -----------       -----------       -----------      -----------
Revenues:

   Fees - managed partnerships                              $ 5,315,363       $ 2,985,092       $ 2,676,206      $ 5,661,298
   Rental income from investment in
     operating lease                                               --             799,372           228,392        1,027,764
   Interest income and other income                             203,883            21,102             1,881           22,983
                                                            -----------       -----------       -----------      -----------

        Total revenues                                        5,519,246         3,805,566         2,906,479        6,712,045
                                                            -----------       -----------       -----------      -----------

Expenses:

   Selling, general and  administrative                       4,420,987         3,399,180           562,491        3,961,671
   Amortization of deferred charges                             189,143           118,190            30,933          149,123
   Amortization of goodwill                                     457,127              --              95,344           95,344

   Depreciation and amortization                                184,957           121,368            38,411          159,779
   Depreciation - equipment under operating lease                  --             660,160           192,708          852,868

   Interest expense - recourse financings                       353,908             5,565            96,538          102,103
   Interest expense - non-recourse  financings                     --             139,212            35,685          174,897
                                                            -----------       -----------       -----------      -----------

   Total expenses                                             5,606,122         4,443,675         1,052,110        5,495,785
                                                            -----------       -----------       -----------      -----------
   Income (loss) before provision for
    income taxes                                                (86,876)         (638,109)        1,854,369        1,216,260

   Provision for income taxes                                    99,387              --             604,966          604,966
                                                            -----------       -----------       -----------      -----------

   Net income (loss)                                        $  (186,263)      $  (638,109)      $ 1,249,403      $   611,294
                                                            ===========       ===========       ===========      ===========



(1) - As discussed in note 2 to the audited consolidated and combined financial statements, Capital and Securities were acquired by the Company on August 21, 1996, in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the six months ended September 30, 1996 are not comparable to the six months ended September 30, 1997.

See accompanying notes to consolidated and combined financial statements.

                               ICON HOLDINGS CORP.
                                AND SUBSIDIARIES

                              STATEMENTS OF INCOME

                                   (Unaudited)

                                              (Successor)        (Predecessor)     (Successor)
                                              -----------        -------------     -----------
                                              Consolidated          Combined
                                                Holdings           Capital and     Consolidated        Total
                                                 for the           Securities        Holdings         for the
                                              Three Months           7/1/96           8/21/96       Three Months
                                                  Ended                to               to             Ended
                                                 9/30/97             8/20/96          9/30/96         9/30/96 (1)
                                            ---------------     --------------    --------------    -------------
Revenues:

   Fees - managed partnerships              $     3,083,590     $      802,745    $    2,676,206   $   3,478,951
   Rental income from investment in                   -                285,490           228,392         513,882
     operating lease
   Interest income and other income                  28,104             13,232             1,881          15,113
                                            ---------------     --------------    --------------   -------------

        Total revenues                            3,111,694          1,101,467         2,906,479       4,007,946
                                            ---------------     --------------    --------------   -------------

Expenses:

   Selling, general and
     administrative                               2,215,360          1,375,304           562,491       1,937,795
   Amortization of deferred charges                  52,505             61,340            30,933          92,273
   Amortization of goodwill                         228,564                -              95,344          95,344
   Depreciation and amortization                     93,378             43,737            38,411          82,148
   Depreciation - equipment under
     operating lease                                  -                238,478           192,708         431,186
   Interest expense - recourse financings           152,307              4,178            96,538         100,716
   Interest expense - non-recourse
     financings                                       -                 47,011            35,685          82,696
                                            ---------------     --------------    --------------   -------------

        Total expenses                            2,742,114          1,770,048         1,052,110       2,822,158
                                            ---------------     --------------    --------------   -------------

   Income (loss) before provision for
     income taxes                                   369,580           (668,581)        1,854,369       1,185,788

Provision for income taxes                          190,544        -                     604,966         604,966
                                            ---------------     --------------    --------------   -------------

   Net income (loss)                        $       179,036     $     (668,581)   $    1,249,403   $     580,822
                                            ===============     ==============    ==============   =============



(1) - As discussed in note 2 to the audited consolidated and combined financial statements, Capital and Securities were acquired by the Company on August 21, 1996, in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the three months ended September 30, 1996 are not comparable to the three months ended September 30, 1997.



See accompanying notes to consolidated and combined financial statements.

                               ICON HOLDINGS CORP.
                                AND SUBSIDIARIES

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                   (Unaudited)

                                          Common Stock                                                Total
                                     -------------------------     Additional                         Stock-
                                       Shares          Par           Paid-in          Retained       holders'
                                     Outstanding      Value          Capital          Earnings        Equity
                                     ----------     ----------    ------------     ------------   ------------

Combined Capital and Securities (Predecessor)
---------------------------------------------
Balance at March 31, 1996                 1,600     $   15,100    $    739,300     $    953,938    $ 1,708,338

Net loss                                    -              -               -           (638,109)      (638,109)
                                     ----------     ----------    ------------     ------------   ------------

Balance at August 20, 1996                1,600     $   15,100    $    739,300      $   315,829    $ 1,070,229
                                     ==========     ==========    ============      ===========    ===========

Consolidated Holdings (Successor)
--------------------------------------------
August 21, 1996 (date of acquisition
 of Capital and Securities)                 -       $      -      $        -        $       -      $       -

Capitalization of Holdings                1,000             10         133,990                         134,000

Net income                                  -              -               -          1,249,403      1,249,403
                                     ----------     ----------    ------------     ------------   ------------

Balance at September 30, 1996             1,000             10         133,990        1,249,403      1,383,403

Net income                                  -              -               -            413,678        413,678
                                     ----------     ----------    ------------     ------------   ------------

Balance at March 31, 1997                 1,000             10         133,990        1,663,081      1,797,081

Net loss                                    -              -               -           (186,263)      (186,263)
                                      ---------     ----------    ------------     ------------   ------------

Balance at September 30, 1997             1,000     $       10    $    133,990     $  1,476,818   $  1,610,818
                                     ==========     ==========    ============     ============   ============

See accompanying notes to consolidated and combined financial statements.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

                           STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                 (Successor)     (Predecessor)    (Successor)
                                                 -----------     -------------    -----------
                                                Consolidated       Combined
                                                  Holdings        Capital and     Consolidated         Total
                                                   for the        Securities        Holdings           for the
                                                 Six Months         4/1/96           8/21/96         Six Months
                                                   Ended              to               to               Ended
                                                   9/30/97          8/20/96          9/30/96          9/30/96 (1)
                                               --------------   --------------    --------------   -------------
Cash flows from operating activities
   Net income (loss)                           $     (186,263)  $     (638,109)   $    1,249,403   $     611,294
   Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
       Depreciation and amortization                  184,957          781,528           231,119       1,012,647
       Amortization of goodwill                       457,127           -                 95,344          95,344
       Amortization of deferred charges               189,143          118,190            30,933         149,123
       Interest expense paid directly to
         lender by lessee                              -               139,212            35,685         174,897
       Rental income paid directly to
         lender by lessee                              -              (799,372)         (228,392)     (1,027,764)
       Deferred income taxes                           99,388            -               604,275         604,275
   Changes in operating assets and liabilities:
       Receivables from managed partnerships,
         net of deferred management fees               (6,302)       1,364,974           (49,470)      1,315,504
       Prepaid and other assets                      (244,928)          38,680           (22,911)         15,769
       Receivable from affiliates                      -               (68,404)          412,113         343,709
       Accounts payable and accrued
         expenses                                    (151,076)        (158,491)           18,236        (140,255)
       Due to stockholder                            (292,742)          -                 -               -
                                               --------------   --------------    --------------   -------------
             Total adjustments                        235,567        1,416,317         1,126,932       2,543,249
                                               --------------   --------------    --------------   -------------

Net cash provided by operating
   activities                                          49,304          778,208         2,376,335       3,154,543
                                               --------------   --------------    --------------   -------------

Cash flows from investing activities:
   Purchase of fixed assets                          (118,978)          (9,962)          (10,238)        (20,200)
   Increase in deferred charges                      (468,068)        (153,479)          (28,687)       (182,166)
   Acquisition of Capital and
     Securities                                        -                -             (2,683,000)     (2,683,000)
                                               --------------   --------------    --------------   -------------

Net cash used in investing activities                (587,046)        (163,441)       (2,721,925)     (2,885,366)
                                               --------------   --------------    --------------   -------------

                                                                     (continued)

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

                     STATEMENTS OF CASH FLOWS-(Continued)

                                                                  (Unaudited)

                                                 (Successor)      (Predecessor)     (Successor)
                                                 -----------      -------------     -----------
                                                Consolidated        Combined
                                                  Holdings         Capital and     Consolidated       Total
                                                   for the         Securities        Holdings        for the
                                                 Six Months          4/1/96           8/21/96       Six Months
                                                    Ended              to               to             Ended
                                                   9/30/97           8/20/96          9/30/96        9/30/96 (1)
                                               --------------   --------------    --------------   -------------
Cash flows from financing activities:
   Initial capital contribution                        -                 -               134,000         134,000
   Proceeds from subordinated notes
     payable                                           -                 -             2,599,000       2,599,000
   Principal payments on subordinated
     notes payable                                   (185,937)           -                -               -
   Seller notes retired                                -                 -            (2,949,680)     (2,949,680)
   Principal payments on seller notes              (3,342,196)           -                -               -
   Proceeds from recourse financings
     and issuance of Class B common stock           3,630,328            -                -               -
   Principal payments on notes payable -
     recourse financings                             (154,608)         (45,417)           -              (45,417)
                                               --------------   --------------    --------------   -------------

Net cash used in financing activities                 (52,413)         (45,417)         (216,680)       (262,097)
                                               --------------   --------------    --------------   -------------

Net increase (decrease) in cash                      (590,155)         569,350          (562,270)          7,080

Cash, beginning of period                             747,123          184,870           754,220         184,870
                                               --------------   --------------    --------------   -------------

Cash, end of period                            $      156,968   $      754,220    $      191,950   $     191,950
                                               ==============   ==============    ==============   =============

(1) - As discussed in note 2 to the audited consolidated and combined financial statements, Capital and Securities were acquired by the Company on August 21, 1996, in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the six months ended September 30, 1996 are not comparable to the six months ended September 30, 1997.


See accompanying notes to consolidated and combined financial statements.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

            Notes to Consolidated and Combined Financial Statements

                              September 30, 1997

                                  (unaudited)

(1)      Basis of Accounting and Presentation
         ------------------------------------

         The consolidated and combined financial statements of ICON Holdings Corp., and its wholly owned subsidiaries (the "Company") are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. Certain information and footnote disclosures normally included in consolidated and combined financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Management believes that the disclosures made are adequate to prevent the information from being misleading. The consolidated and combined financial statements should be read in conjunction with the Company's March 31, 1997 and 1996 audited consolidated and combined financial statements. The results of operations for the three and six months ended September 30, 1997 are not necessarily indicative of the results of operations for the entire fiscal year ending March 31, 1998.


(2)      Subordinated Notes Payable and Notes Payable
         --------------------------------------------

         On June 24, 1997 the Company refinanced the notes payable-seller financing with proceeds received from a $3,000,000 term loan. The loan is with TKO Finance Corp. ("TKO"), bears interest at 11.5% and is payable in thirty-six equal monthly installments of $99,177 commencing August 1, 1997.

         On August 21, 1997, ICON Capital Corp. ("Capital"), a wholly owned subsidiary of the Company, entered into a one-year renewable unsecured discretionary line of credit agreement (the "Facility"). The maximum amount available under the Facility is $600,000, and interest is payable at prime (8.5% at September 30, 1997) plus 1%. The Facility requires that Capital, among other things, meet certain objectives with respect to financial ratios. At September 30, 1997, Capital was in compliance with the covenants required by the Facility. As of September 30, 1997, $600,000 was available and outstanding.

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued

    Notes payable at September 30, 1997 and March 31, 1997 consisted of the following:

                                                                             September 30,          March 31,
                                                                                 1997                 1997
                                                                                 ----                 ----
         Subordinated Notes Payable
         --------------------------
         Installment note due Warrenton, interest at 12.5%, principal and interest due in monthly installments of $40,284
           through September 1999                                          $      847,399       $    1,033,336

         Term note due Warrenton, interest at 12.5%,
           principal and interest due August 2001                                 233,000              233,000

         Term note due Summit, interest at 12.5%,
           principal and interest due August 2001                               1,133,000            1,133,000
                                                                           --------------       --------------

                                                                           $    2,213,399       $    2,399,336
                                                                           ==============       ==============

         Notes Payable - Seller Financing
         --------------------------------
         Installment not due Peter D. Beekman, interest at
           16.705%, principal and interest due in monthly
           installments of $111,358                                        $       -            $    2,642,196

         Term note due Peter D. Beekman, interest
           at 12%, interest due monthly                                            -            $      700,000
                                                                           --------------        -------------

                                                                           $                    $    3,342,196
                                                                           ==============       ==============

         Notes Payable - Recourse
         ------------------------
         Installment note, interest at 11.5%, principal
           and interest due in monthly installments of
           $99,177 through July 2000                                       $    2,595,758       $       -

         One year renewable line of credit, interest at
           Prime plus 1%                                                          600,000               -

         Various obligations under capital leases, payable in
           in monthly installments through March 2002                             206,491              196,105
                                                                           --------------       --------------

                                                                           $    3,402,249       $      196,105
                                                                           ==============       ==============

                              ICON HOLDINGS CORP.
                               AND SUBSIDIARIES

      Notes to Consolidated and Combined Financial Statements - Continued

(3)    Redeemable Stock
       ----------------

       In connection with the TKO loan, the Company issued 1,000 shares of Class B non-voting common stock and entered into a Put and Call Agreement. The Put portion of the Agreement grants TKO the right to require the Company to purchase 200 shares, 350 shares and the remaining 450 shares of the Class B common stock for $432.22 per share in April 2000, 2001 and 2002, respectively. The Call portion of the Agreement grants the Company the right to require TKO to sell 200 shares, 350 shares and the remaining 450 shares of the Class B common stock for $480.07 per share in February 2000, 2001 and 2002, respectively. In the event that the Company registers any of its stock or other securities under the Securities Act of 1933, TKO will have the right to convert its shares of the Class B common stock into shares of the stock to be issued. The Class B common stock was recorded at fair value at the date of issue. The fair value will be increased by periodic accretions so that the carrying amount will equal the Call amount at each respective Call date.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                               _________________

                           SUMMARY TABLE OF CONTENTS

                                                         PAGE
                                                         ----
Additional Information..................................  2
Prospectus Summary......................................  3
Risk Factors............................................  8
Use of Proceeds......................................... 15
Dividend Policy......................................... 15
Capitalization.......................................... 16
Dilution................................................ 17
Selected Historical and Pro forma Financial Data........ 18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................... 22
Business................................................ 30
Management.............................................. 44
Certain Relationships and Related Transactions.......... 51
Principal Stockholders and Beneficial Ownership of
  Management............................................ 51
Description of Capital Stock............................ 54
Shares Eligible for Future Sale......................... 57
Underwriting............................................ 58
Legal Matters........................................... 60
Experts................................................. 60
Index to Financial Statements........................... F-1


_________________
UNTIL , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================


                              12,500,000 SHARES


                              ICON HOLDINGS CORP.


                                 COMMON STOCK





                               _________________

                                  PROSPECTUS

                               _________________




                              FRIEDMAN, BILLINGS,
                              RAMSEY & CO., INC.




                             ______________, 1997


==============================================================================

********************************************************************************
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
********************************************************************************


            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                SUBJECT TO COMPLETION, DATED _________ ___, 1997

PROSPECTUS



                                 924,314 SHARES

                              ICON HOLDINGS CORP.


                                  COMMON STOCK


   This Prospectus relates to the resale of up to 924,314 shares of Common stock of ICON Holdings Corp. (together with its subsidiaries, the "Company") held by Friedman, Billings, Ramsey & Co., Inc. (the "Representative").

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

   The Representative and its agents, donates, distributes, pledges and other successors in interest (collectively, the "Selling Security Holders") may offer and sell the remainder of the shares from time to time in one or more transactions on The Nasdaq Stock Market, or otherwise, at market prices then prevailing or in negotiated transactions. The shares may also be sold pursuant to option, hedging or other transactions with broker-dealers. The shares may also be offered in one or more underwritten offerings, although no such arrangements have been made. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. See "Selling Security Holders" and "Plan of Distribution."

   On _______________, 1997, the Company completed an initial public offering (the "Offering") of 12,500,000 shares of Common Stock through the "Representative" as the representative of several underwriters. The Company will not receive any of the proceeds from the sale of the shares by the Selling Security Holders. See "Use of Proceeds". The Common Stock of the Company is traded on the National Market of The Nasdaq Stock Market (the "Nasdaq National Market") under the symbol "ICOH". On _______________, 1997, the last reported sale price of Common Stock on the Nasdaq National Market was $______________ per share.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS ______________, 1997.

            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                                  THE OFFERING

   The 924,314 shares of Common Stock offered by the Selling Security Holders are identical to the 12,500,000 shares of Common Stock offered and sold by the Company in its underwritten initial public offering (the "Offering") by separate prospectus. Upon completion of the Offering, 16,611,276 shares of Common Stock were outstanding. Such number of shares does not include (i) 4,000,000 shares of Common Stock to be redeemed by the Company simultaneously with the consummation of the Offering; (ii) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan, of which options to purchase apaproximately 1,200,000 shares of Common Stock were granted upon the consummation of the Offering at an exercise price equal to the initial public offering price per share; (iii) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 30,000 shares of Common Stock were granted upon the consummation of the Offering at an exercise price equal to the initial public offering price per share; (iv) 498,338 shares of Common Stock issuable under warrants granted to a related party upon consummation of the Offering at an exercise price per share equal to the initial public offering price; and (v) 830,564 shares of Common Stock issuable under warrants granted to the Representative of the Underwriters at an exercise price per share equal to the initial public offering price. See "Executive Compensation--1997 Stock Option Plan," "1997 Non-Employee Directors Plan," "Certain Transactions" and "Underwriting."

            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                                USE OF PROCEEDS

   The Company will receive no proceeds from the sale of Common Stock by the Selling Security Holders. The net proceeds to the Company from the sale of the shares of Common Stock in the Offering, after deducting estimated underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $115.5 million (approximately $132.9 million if the Over-Allotment Option is exercised in full), assuming an initial public offering price of $10.00 per share. The Company intends to use the net proceeds of the Offering to acquire equipment subject to lease and financing transactions, to redeem 4,000,000 shares of Common Stock for $7.2 million and other consideration (see "Certain Transactions"), to repay indebtedness (including a premium of approximately $225,000) of approximately $3.4 million indebtedness bearing interest at a fixed annual rate of 11.5% and maturing on July 31, 2000, and for general corporate purposes, including, but not limited to, purchases of equipment subject to lease, acquisitions of related businesses or joint ventures, and working capital. See "Certain Transactions"

   Other than the specified purposes set forth above, the Company's management will have complete discretion to apply the proceeds of the Offering towards general corporate purposes. The Company does not have any agreements or understandings with respect to any acquisitions at the present time.

   Pending use of the net proceeds as described above, the Company intends to invest the net proceeds in short-term readily marketable, interest-bearing government treasury obligations and equivalent securities.

                                DIVIDEND POLICY

   The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant.

            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                              PLAN OF DISTRIBUTION

   The Selling Security Holders and their agents, donates, distributes, pledges and other successors in interest may, from time to time, offer for sale and sell or distribute the shares to be offered by them hereby (a) in transactions executed on the Nasdaq National Market, or any securities exchange on which the shares may be traded, through registered broker-dealers (who may act as principals, pledges or agents) pursuant to unsolicited orders or offers to buy,
(b) in negotiated transactions, or (c) through other means. The shares may be sold from time to time in one or more transactions at market prices prevailing at the time of sale or a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and their underwriters, dealers, brokers or agents. The shares may also be offered in one or more underwritten offerings. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus.

   In connection with distribution of the shares, the Selling Security Holders may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the shares pursuant to this Prospectus in the course of hedging the positions they may assume with one or more of the Selling Security Holders. The Selling Security Holders may also sell shares short pursuant to this Prospectus and deliver the shares to close out such short positions. The Selling Security Holders may also enter into option or other transactions with broker-dealers which may result in the delivery of shares to such broker-dealers who may sell such shares pursuant to this Prospectus. The Selling Security Holders may also pledge the shares to a broker-dealer and upon default the broker-dealer may effect the sales of the pledged shares pursuant to this Prospectus.

   The distribution of the shares by the Selling Security Holders is not subject to any underwriting agreement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Security Holders and/or purchasers of shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Security Holders and any such underwriters, dealers, brokers or agents that participate in the distribution of shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the shares will be selected by the Selling Security Holders and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

   The aggregate proceeds to the Selling Security Holders from the sale of the shares offered by the Selling Security Holders hereby will be the purchase price of such shares less any broker's commissions.

   In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration of qualification requirement is available and is complied with.

   The Selling Security Holders and any broker-dealer, agent or underwriter that participates with the Selling Security Holders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares offered hereby may not simultaneously engage in market making activities with respect to the shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of sales of the shares by the Selling Security Holders.

   There is no assurance that the Selling Security Holders will sell any or all of the shares described herein and may transfer, devise or gift such securities by other means not described herein. The Company is permitted to suspend the use of this Prospectus in connection with sales of the shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing and filing the Registration Statement and any and all amendments thereto will be borne by the Company.

           ALTERNATIVE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                            SELLING SECURITY HOLDERS

   Set forth below, is the number of shares of Common Stock beneficially owned by the Representative as of December, 1997, the number of shares of Common
Stock offered pursuant to this Prospectus and the number of shares to be owned after completion of the Offering (assuming the sale of all of the shares offered hereby).


                                                                          Numbered Shares to
                                Total Number of   Number of Shares to     be Owned After the
Name & Address                  Shares Owned (1)  be Offered or Sold         Offering
------------------------------  ----------------  -------------------     ------------------
Friedman, Billings, Ramsey &         924,314           924,314                   0
 Co., Inc.


__________
(1) Consists of shares issuable under a warrant granted to the Representative upon the closing of the Offering.


                              CONCURRENT OFFERING

   The Registration Statement of which this Prospectus is a part also covers 12,500,000 shares of Common Stock offered by the Company made pursuant to a separate prospectus.

================================================================================
NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH
 THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                        _________________


                           SUMMARY TABLE OF CONTENTS

                                                        PAGE
                                                        ----
Additional Information..................................  2
Prospectus Summary......................................  3
Risk Factors............................................  8
Use of Proceeds......................................... 15
Dividend Policy......................................... 15
Capitalization.......................................... 16
Dilution................................................ 17
Selected Historical and Pro forma Financial Data........ 18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................... 22
Business................................................ 30
Management.............................................. 44
Certain Relationships and Related Transactions.......... 51
Selling Security Holder................................. 51
Description of Capital Stock............................ 54
Shares Eligible for Future Sale......................... 57
Plan of Distribution.................................... 58
Legal Matters........................................... 60
Experts................................................. 66
Index to Financial Statements........................... F-1

================================================================================

================================================================================


                                924,314 SHARES

                              ICON HOLDINGS CORP.


                                 COMMON STOCK







                               _________________

                                  PROSPECTUS

                               _________________










                             ______________, 1997


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.

   Securities and Exchange Commission Registration Fee..     $46,361
   NASD Fee.............................................      15,799
   Blue Sky Fees........................................           *
   Nasdaq National Market Listing Fee...................           *
   Printing and Engraving Expenses......................           *
   Accounting Fees and Expenses.........................           *
   Legal Fees and Expenses..............................           *
   Directors and Officers Insurance.....................           *
   Transfer Agent Fees and Expenses.....................           *
   Miscellaneous........................................           *
                                                          -----------
     Total                                                $  750,000

*To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of the registrant's Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated as provided by extent permitted by
Section 102(b)(7) of the DGCL.

   Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article XI of the registrant's By-laws provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article XI further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL.

   The Registrant has obtained directors and officers liability and company reimbursement insurance pursuant to which insurer will pay, on behalf of directors and officers of the Registrant, certain losses (as defined) incurred as a result of specified wrongful acts by such persons, for which they are not indemnified by the Registrant. In addition, the insurer will reimburse the Registrant for certain losses incurred as a result of the Registrant's indemnification of an officer or director in connection with such a wrongful act. The policy provides that the insurer's aggregate liability to the Registrant with respect to a single policy year shall not exceed $10,000,000 million and is subject to customary exclusions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Pursuant to exemptions from registration for transactions by an issuer not involving a public offering as afforded by Section 4(2) of the Securities Act, the Registrant (i) in August 1996 issued 500 shares of its Common Stock, par value $.01 per share, to each of Warrenton Capital Partners L.L.C., a Delaware limited liability company, and Summit Asset Holding L.L.C., a Delaware limited liability company, for consideration of $67,000 in each case; and (ii) in July 1997 issued 500 shares of Class B Common Stock, $.01 par value per share, to TKO Finance Corporation in partial consideration of the extension of a $3,000,000 secured term loan facility by such lender.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

   (a) The following exhibits are or will be filed as part of this registration statement:


EXHIBIT
  *1.01  Draft Form of Underwriting Agreement.

  *3.01  Certificate of Incorporation of the Registrant, as amended.

  *3.02  Form of Amended and Restated Certificate of Incorporation to be adopted by the
         Registrant.

  *3.03  Amended and Restated By-Laws of the Registrant.

  *5.01  Opinion of McDermott, Will & Emery as to the legality of the securities being registered.

 *10.01  The Registrant's 1997 Stock Option Plan.

 *10.02  The Registrant's 1997 Non-Employee Directors' Stock Option Plan.

 *10.03  Employment Agreement between the Registrant and Beaufort J. B. Clarke, as amended.

 *10.04  Employment Agreement between the Registrant and Paul B. Weiss, as amended.

 *10.05  Employment Agreement between the Registrant and Thomas W. Martin, as amended.

 *10.06  Employment Agreement between the Registrant and John L. Lee.

 *10.07  Employment Agreement between the Registrant and Gary N. Silverhardt.


 *10.08  Employment Agreement between the Registrant and Allen V. Hirsch.

 *10.09  Indemnification Agreement between the Registrant and Beaufort J. B. Clarke.

 *10.10  Indemnification Agreement between the Registrant and Paul B. Weiss.

 *10.11  Indemnification Agreement between the Registrant and Thomas W. Martin.

 *10.12  Indemnification Agreement between the Registrant and Adolfo R. Garcia.

 *10.13  Draft Form of Warrant Agreement between the Registrant and the Representative of the
         Underwriters.

 *10.14  Stock Redemption Agreement between the Registrant and Summit Asset Holding L.L.C.

  11.01  Computation of Earnings Per Share.

 *21.01  Subsidiaries of the Registrant.

  23.01  Consent of KPMG Peat Marwick LLP.

 *23.02  Consent of McDermott, Will & Emery.

  24.01  Power of Attorney (included on signature page of this registration statement).

  27.01  Financial Data Schedule.

____________
*  To be filed by amendment


   (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (f) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrison, New York, on October 24, 1997.

                              ICON Holdings Corp.


                              By: /s/ Beaufort J. B. Clarke
                                _______________________________
                                Beaufort J. B. Clarke
                                Chief Executive Officer and President

   KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Beaufort J. B. Clarke, Gary N. Silverhardt and John L. Lee his true and lawful attorneys-in-fact, with full powers, each acting alone, of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any Registration Statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Beaufort J. B. Clarke  Chief Executive Officer,            October 24, 1997
_________________________  President (principal executive
Beaufort J. B. Clarke      officer), and Director


/s/ Gary N. Silverhardt    Chief Financial Officer             October 24, 1997
_________________________  and Treasurer (principal
Gary N. Silverhardt        financial and accounting officer)


/s/ Thomas W. Martin       Executive Vice President            October 24, 1997
_________________________  and Director
Thomas W. Martin


EXHIBIT
  *1.01  Draft Form of Underwriting Agreement

  *3.01  Certificate of Incorporation of the Registrant, as amended

  *3.02  Form of Amended and Restated Certificate of Incorporation to be adopted by the
         Registrant

  *3.03  Amended and Restated By-Laws of the Registrant

  *5.01  Opinion of McDermott, Will & Emery as to the legality of the securities being registered.

 *10.01  The Registrant's 1997 Stock Option Plan.

 *10.02  The Registrant's 1997 Non-Employee Directors' Stock Option Plan

 *10.03  Employment Agreement between the Registrant and Beaufort J. B. Clarke, as amended.

 *10.04  Employment Agreement between the Registrant and Paul B. Weiss, as amended.

 *10.05  Employment Agreement between the Registrant and Thomas W. Martin, as amended.

 *10.06  Employment Agreement between the Registrant and John L. Lee.

 *10.07  Employment Agreement between the Registrant and Gary N. Silverhardt.

 *10.08  Employment Agreement between the Registrant and Allen V. Hirsch.

 *10.09  Indemnification Agreement between the Registrant and Beaufort J. B. Clarke.

 *10.10  Indemnification Agreement between the Registrant and Paul B. Weiss.

 *10.11  Indemnification Agreement between the Registrant and Thomas W. Martin.

 *10.12  Indemnification Agreement between the Registrant and Adolfo R. Garcia.

 *10.13  Draft Form of Warrant Agreement between the Registrant and the Representative of the
         Underwriters.

 *10.14  Stock Redemption Agreement between the Registrant and Summit Asset
         Holding L.L.C.

  11.01  Computation of Earnings Per Share

 *21.01  Subsidiaries of the Registrant

  23.01  Consent of KPMG Peat Marwick LLP

 *23.02  Consent of McDermott, Will & Emery

  24.01  Power of Attorney (included on signature page of this registration statement).

  27.01  Financial Data Schedule.

____________
*  To be filed by amendment